As filed with the Securities and Exchange Commission on October 27, 2006
Registration No. 333-132929

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2/A

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
(Amendment No. 2)

SEARCHLIGHT MINERALS CORP.
(Name of small business issuer in its charter)

NEVADA	1000	98-0232244
(State or jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

#120 - 2441 W. Horizon Ridge Pkwy
Henderson, NV 89052
Tel: (702) 939-5247
(Address and telephone number of principal executive offices)

Camlex Management (Nevada) Inc.
8275 S. Eastern Avenue, Suite 200, Las Vegas, Nevada 89123
Tel: (702) 990-8800
(Name, address and telephone number of agent for service)

With Copies To:
Conrad Y. Nest, Esq.
O’NEILL LAW GROUP PLLC
435 Martin Street, Suite 1010, Blaine, WA 98230
Tel: (360) 332-3300

Approximate date of commencement of proposed sale to the public:	As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the
same offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and
list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and
list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [   ]

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Common Stock, par value $0.001 per share	24,355,000	$1.82	$43,839,000	$4,690.77
(1)

Total represents: (i) 15,115,000 common shares issued in connection with private placement transactions completed by the Registrant in September, 2005 and January, 2006, and warrants to acquire an additional 4,200,000 shares upon exercise of warrants issued in the January, 2006 private placement, (ii) 3,640,000 shares of our common stock purchased by certain of the selling stockholders from an affiliate stockholder; and (iii) 1,400,000 shares issued to certain selling stockholders pursuant to their agreements with Searchlight.

(2)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933 based on the $1.82 closing price of the common stock on October 25, 2006, as reported on the Over the Counter Bulletin Board.

(3)	Previously paid on the initial filing of the Registrant’s Registration Statement on Form SB-2 on April 3, 2006.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until this Registration Statement shall become effective on such date as the United States Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED OCTOBER 25, 2006

The information contained in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the United States Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS
--------------------------
24,355,000
SHARES OF COMMON STOCK
-------------------------

This prospectus relates to the resale of up to 24,355,000 shares of the common stock of Searchlight Minerals Corp. that may be offered and sold, from time to time, by the selling stockholders identified in this prospectus under "Selling Stockholders".

The selling stockholders may sell their common shares through private transactions or in public sales through the over-the-counter markets or on any exchanges on which our common shares are traded at the time of sale. These sales may occur at prevailing market prices or at privately negotiated prices. The shares may be sold directly or through agents or broker-dealers acting as agents on behalf of the selling stockholders. The selling stockholders may engage brokers, dealers or agents, who may receive commissions or discounts from the selling stockholders. We will pay all the expenses incident to the registration of the shares, except for sales commissions and other seller's compensation applicable to sales of the shares.

Our common shares are presently traded on the Over-The-Counter Bulletin Board under the symbol “SRCH”. The closing price of our common shares on October 25, 2006, was $1.82 per share.

---------------

The purchase of the securities offered through this prospectus involves a high degree of risk. You should carefully read and consider the section of this prospectus entitled “Risk Factors” on pages 7 through 10 before buying any shares of Searchlight’s common stock.

This Offering will terminate nine months after the accompanying registration statement is declared effective by the SEC. None of the proceeds from the sale of stock by the selling stockholders will be placed in escrow, trust or similar account.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

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The Date Of This Prospectus Is: October 25, 2006

PROSPECTUS
----------------

24,355,000
SHARES OF COMMON STOCK
----------------

Until ninety days after the date this registration statement is declared effective, all dealers that effect transactions in these securities whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

SUMMARY

As used in this prospectus, unless the context otherwise requires, “we”, “us”, “our”, and “Searchlight” refer to Searchlight Minerals Corp. All dollar amounts in this prospectus are in U.S. dollars unless otherwise stated. You should read the entire prospectus before making an investment decision to purchase our common stock.

We are an exploration stage company engaged in the acquisition and exploration of mineral properties. We have entered into mineral option agreements to acquire an interest in 20 mineral claims (the “Searchlight Claims”) representing an area of 3,200 acres located in Clark County, south of Searchlight, Nevada. On October 24, 2005, we acquired an interest in a joint venture agreement (the “JV Agreement”) dated May 20, 2005 between Nanominerals Corp. and Verde River Iron Company, LLC, a Nevada limited liability company pursuant to which we have the option to acquire up to 50% of the Clarkdale Slag Project. The JV Agreement was entered into for the purpose of funding the processing of a copper smelter slag pile located on a parcel of land consisting of approximately 200 acres in Clarkdale, Arizona (the “Clarkdale Slag Project”). The slag contained on the Clarkdale Slag Project site was produced as smelter rejects from prior processing of copper from 1915-1952. Upon completion of a drilling and sampling program to determine if the project is feasible, we intend to re-process the slag pile using an extraction process developed using industry standard metallurgy. We acquired our interest in the Clarkdale Slag Project pursuant to an assignment agreement with Nanominerals Corp. dated for reference June 1, 2005 (the “Assignment Agreement”), as amended August 31, 2005 and October 24, 2005, pursuant to which Nanominerals assigned all of its interest in the JV Agreement to us.

We have not earned any revenues to date and do not anticipate earning revenues until such time as we enter into commercial production of our mineral properties. Our current plan of operation is to conduct mineral exploration activities on the Searchlight Claims in order to assess whether they possess mineral deposits capable of commercial extraction and drilling and sampling activities on the Clarkdale Slag Project site in order to assess whether the slag possesses mineralized material capable of commercial extraction. There is no assurance that a commercially viable mineral deposit exists on any of our properties and further exploration will be required before a final evaluation as to the economic and legal feasibility is determined. The agreements pursuant to which we acquired our interests in the Searchlight Claims and Clarkdale Slag Project provide that we must make a series of cash payments over certain time periods, expend certain minimum amounts on the exploration of the properties or contribute Searchlight’s share of ongoing expenditures. If we fail to make such payments or expenditures in a timely fashion, we may lose our interest in those properties.

Summary Financial Information

Our financial information as of June 30, 2006 is summarized below:

	As at December 31, 2005 (Audited)	As at December 31, 2004 (Audited)	June 30, 2006 (Unaudited)
Cash	$705,856	$295	$5,508,917
Total Assets	$1,718,626	$1,644	$6,565,770
Liabilities	$1,178,123	$1,685,661	$1,177,378
Total Stockholders’ Equity (Deficit)	$540,503	($1,684,017)	$5,388,392
Expenses	$1,721,777	$590,462	$1,685,104
Revenue	-	-	-
Net Loss for the Period	($1,721,777)	($590,462)	($1,685,104)
Net Loss Per Common Stock (post 2:1 forward split)	($0.03)	($0.01)	($0.03)
Weighted Average Shares Outstanding (post 2:1 forward split)	50,777,096	108,300,000	57,007,481

About Us

We were incorporated on January 12, 1999 pursuant to the laws of the State of Nevada. See “Organization Within Last Five Years”, below. Our principal offices are located at #120 - 2441 W. Horizon Ridge Pkwy, Henderson, NV 89052. Our telephone number is (702) 939-5247. We maintain a website at www.searchlightminerals.com.

THE OFFERING

The Issuer:	Searchlight Minerals Corp.

Selling Security Holders:

The selling stockholders named in this prospectus are existing stockholders of Searchlight who: (i) acquired shares of our common stock from us in private placement transactions completed in September, 2005 and January, 2006; (ii) purchased shares of our common stock from an existing stockholder; or (iii) acquired shares of our common stock pursuant to agreements with Searchlight dated February 8, 2005. The issuance of the shares by us to the selling stockholders was exempt from the registration requirements of the Securities Act of 1933 (the “Securities Act”). See “Selling Security Holders”.

Securities Being Offered:	24,355,000 shares of our common stock, par value $0.001 per share.

Offering Price:

The offering price of the common stock is $1.82 per share. The actual price of stock will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling stockholders. The offering price would thus be determined by market factors and the independent decisions of the selling stockholders.

Duration of Offering:	This offering will terminate nine months after the accompanying registration statement is declared effective by the SEC.

Minimum Number of Shares To Be Sold in This Offering:	None.

Common Stock Outstanding Before and After the Offering:	67,231,000 shares of our common stock are issued and outstanding as of the date of this prospectus. All of the common stock to be sold under this prospectus will be sold by existing stockholders.

Use of Proceeds:	We will not receive any proceeds from the sale of the common stock by the selling stockholders.

Risk Factors:	See “Risk Factors” and the other information in this prospectus for a discussion of the factors you should consider before deciding to invest in shares of our common stock.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before investing in our common stock. If any of the following risks occur, our business, operating results and financial condition could be seriously harmed. The trading price of our common stock could decline due to any of these risks and you may lose all or part of your investment.

We lack an operating history and have losses which we expect to continue into the future. As a result, we may have to suspend or cease exploration activities and if we do not obtain additional financing, our business will fail.

We were incorporated in January 12, 1999 and since that time were engaged in the business of biotechnology research and development. In February, 2005, we changed our business to mineral exploration. We have no exploration history upon which an evaluation of our future success or failure can be made. Our net loss since inception is $7,440,212. Our ability to achieve and maintain profitability and positive cash flow is dependent upon:

-	our ability to locate a profitable mineral property; and

-	our ability to generate revenues.

Our plan of operation calls for significant expenses in connection with the exploration of the Searchlight Claims and drilling and sampling activities on the Clarkdale Slag Project which will require us to obtain additional financing. We recorded a net loss before income taxes of $1,685,104 for the six months ended June 30, 2006 and have an accumulated deficit of $7,440,212 as at June 30, 2006. As at the date of this prospectus, we had cash of approximately $4,600,000 and for the next twelve months, management anticipates that the minimum cash requirements to fund our proposed exploration program and our continued operations will be $3,950,000. Accordingly we do have sufficient funds to meet our planned expenditures over the next twelve months, however, we will need to seek additional financing to meet our planned expenditures on the Clarkdale Slag Project.

Obtaining additional financing would be subject to a number of factors, including the market prices for the mineral property and base and precious metals. These factors may make the timing, amount, terms or conditions of additional financing unavailable to us. Since our inception, we have used our common stock to raise money for our operations and for our property acquisitions. We have not attained profitable operations and are dependent upon obtaining financing to pursue our plan of operation. For these reasons, our independent auditors believe there exists a substantial doubt about our ability to continue as a going concern.

Because our management does not have formal training specific to the technicalities of mineral exploration, there is a higher risk our business will fail.

Our executive officers and directors do not have any formal training as geologists or in the technical aspects of management of a mineral exploration company. Our management lacks technical training and experience with exploring for, starting, and operating a mine. With no direct training or experience in these areas, our management may not be fully aware of the specific requirements related to working within this industry. Our management's decisions and choices may not take into account standard engineering or managerial approaches mineral exploration companies commonly use. Consequently, our operations, earnings, and ultimate financial success could suffer irreparable harm due to management's lack of experience in this industry.

Because of the unique difficulties and uncertainties inherent in mineral exploration ventures, we face a high risk of business failure.

You should be aware of the difficulties normally encountered by new mineral exploration companies and the high rate of failure of such enterprises. The likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays encountered in connection with the exploration of the mineral properties that we plan to undertake. These potential problems include, but are not limited to, unanticipated problems relating to exploration, and additional costs and expenses that may exceed current estimates. The expenditures to be made by us in the exploration of the mineral claim may not result in the discovery of mineral deposits. If funding is not available, we may be forced to abandon our operations.

Because we anticipate our operating expenses will increase prior to our earning revenues, we may never achieve profitability.

Prior to completion of our exploration stage, we anticipate that we will incur increased operating expenses without realizing any revenues. We therefore expect to incur significant losses into the foreseeable future. We recognize that if we are unable to generate significant revenues from the exploration of the Searchlight Claims or the Clarkdale Slag Project, we will not be able to earn profits or continue operations. There is no history upon which to base any assumption as to the likelihood that we will prove successful, and we can provide no assurance that we will generate any revenues or ever achieve profitability. If we are unsuccessful in addressing these risks, our business will most likely fail.

If the price of base and precious metals declines, our financial condition and ability to obtain future financings will be impaired.

The price of base and precious metals is affected by numerous factors, all of which are beyond our control. Factors that tend to cause the price of base and precious metals to decrease include the following:

(a)	Sales or leasing of base and precious metals by governments and central banks;

(b)	A low rate of inflation and a strong US dollar;

(c)	Speculative trading;

(d)	Decreased demand for base and precious metals in industrial, jewelry and investment uses;

(e)	High supply of base and precious metals from production, disinvestment, scrap and hedging;

(f)	Sales by base and precious metals producers and foreign transactions and other hedging transactions; and

(g)

Devaluing local currencies (relative to base and precious metals price in US dollars) leading to lower production costs and higher production in certain major base and precious metals producing regions.

Our business is dependent on the price of base and precious metals. We have not undertaken hedging transactions in order to protect us from a decline in the price of base and precious metals. A decline in the price of base and precious metals may also decrease our ability to obtain future financings to fund our planned exploration programs.

Because of the inherent dangers involved in mineral exploration, there is a risk that we may incur liability or damages as we conduct our business.

The search for valuable minerals involves numerous hazards. As a result, we may become subject to liability for such hazards, including pollution and other hazards against which we cannot insure or against which we may elect not to insure. At the present time we have no coverage to insure against these hazards. The payment of such liabilities may have a material adverse effect on our financial position.

If we are unable to achieve economic re-processing of minerals from our Clarkdale Slag Project, then our financial condition and our revenues will be adversely affected.

We are currently undertaking drilling and sampling activities on the Clarkdale Slag Project site in order to assess whether the slag possesses mineralized material capable of commercial extraction. Once the results from the drill program are fully analyzed, we intend to undertake the next steps on the project. These next steps may include more drilling, analytical work, and testing of material on a larger scale (such as a test plant). At such time that we deem appropriate, a bankable feasibility study will be undertaken. There is no assurance that actual recoveries of base and precious metals or other minerals re-processed from the slag pile will be economically feasible. If metal recoveries are less than projected, then our metal sales will be less than anticipated and may not equal or exceed the cost of mining and recovery in which case our operating results and financial conditions will be adversely affected.

As we undertake exploration of the Searchlight Claims, we will be subject to compliance with government regulation that may increase the anticipated cost of our exploration program.

There are several governmental regulations that materially restrict mineral exploration. We are subject to the laws of the State of Nevada and applicable federal laws as we carry out our exploration program on the Searchlight Claims. We are required to obtain work permits, post bonds and perform remediation work for any physical disturbance to the land in order to comply with these laws. While our planned exploration program budgets for regulatory compliance, there is a risk that new regulations could increase our costs of doing business and prevent us from carrying out our exploration program.

If we become subject to increased environmental laws and regulation, our operating expenses may increase.

Our exploration operations are regulated by both US Federal and Nevada and Arizona state environmental laws that relate to the protection of air and water quality, hazardous waste management and mine reclamation. These regulations will impose operating costs on us. If the regulatory environment for our operations changes in a manner that increases costs of compliance and reclamation, then our operating expenses would increase with the result that our financial condition and operating results would be adversely affected.

We have no known mineral reserves and if we cannot find any, we will have to cease operations.

We have no mineral reserves. Mineral exploration is highly speculative. It involves many risks and is often non-productive. Even if we are able to find mineral reserves on our property our production capability is subject to further risks including:

-

Costs of bringing the property into production including exploration work, preparation of production feasibility studies, and construction of production facilities, all of which we have not budgeted for;

-	Availability and costs of financing;
-	Ongoing costs of production; and
-	Environmental compliance regulations and restraints.

The marketability of any minerals acquired or discovered may be affected by numerous factors which are beyond our control and which cannot be accurately predicted, such as market fluctuations, the lack of milling facilities and processing equipment near the Searchlight Claims, the success of our drilling and sampling activities on the Clarkdale Slag Project and such other factors as government regulations, including regulations relating to allowable production, exporting of minerals, and environmental protection. If we do not find a mineral reserve or if we cannot explore the mineral reserve, either because we do not have the money to do it or because it will not be economically feasible to do it, we will have to cease operations and you will lose your investment.

As we undertake exploration of our mineral claims, we will be subject to compliance with government regulation that may increase the anticipated cost of our exploration program.

There are several governmental regulations that materially restrict mineral exploration. We are required to obtain work permits, post bonds and perform remediation work for any physical disturbance to the land in order to comply with these laws. If we enter the production phase, the cost of complying with permit and regulatory environment laws will be greater because the impact on the project area is greater. Permits and regulations will control all aspects of the production program if the project continues to that stage. Examples of regulatory requirements include:

(a)	Water discharge will have to meet drinking water standards;

(b)	Dust generation will have to be minimal or otherwise re-mediated;

(c)	Dumping of material on the surface will have to be re-contoured and re-vegetated with natural vegetation;

(d)	An assessment of all material to be left on the surface will need to be environmentally benign;

(e)	Ground water will have to be monitored for any potential contaminants;

(f)	The socio-economic impact of the project will have to be evaluated and if deemed negative, will have to be re-mediated; and

(g)	There will have to be an impact report of the work on the local fauna and flora including a study of potentially endangered species.

There is a risk that new regulations could increase our costs of doing business and prevent us from carrying out our exploration program. We will also have to sustain the cost of reclamation and environmental remediation for all exploration work undertaken. Both reclamation and environmental remediation refer to putting disturbed ground back as close to its original state as possible. Other potential pollution or damage must be cleaned-up and renewed along standard guidelines outlined in the usual permits. Reclamation is the process of bringing the land back to its natural state after completion of exploration activities. Environmental remediation refers to the physical activity of taking steps to remediate, or remedy, any environmental damage caused. The amount of these costs is not known at this time as we do not know the extent of the exploration program that will be undertaken beyond completion of the recommended work program. If remediation costs exceed our cash reserves we may be unable to complete our exploration program and have to abandon our operations. See “Description of Business - Compliance with Government Regulation”, below.

We may conduct further offerings in the future in which case your shareholdings will be diluted.

Since our inception we have relied on such equity sales of our common stock to fund our operations. We may conduct further equity offerings in the future to finance our current projects or to finance subsequent projects that we decide to undertake. If common stock is issued in return for additional funds, the price per share could be lower than that paid by our current stockholders. We anticipate continuing to rely on equity sales of our common stock in order to fund our business operations. If we issue additional stock, your percentage interest in us will be lower. This condition is often referred to as "dilution". The result of this could reduce the value of your stock.

Because our stock is a penny stock, stockholders will be more limited in their ability to sell their stock.

Our common stock is considered to be a “penny stock” since it does not qualify for one of the exemptions from the definition of “penny stock” under Section 3a51-1 of the Securities Exchange Act for 1934 (the “Exchange Act”). Our common stock is a “penny stock” because it meets one or more of the following conditions (i) the stock trades at a price less than $5.00 per share; (ii) it is not traded on a “recognized” national exchange; (iii) it is not quoted on the Nasdaq Stock Market, or even if so, has a price less than $5.00 per share; or (iv) is issued by a company that has been in business less than three years with net tangible assets less than $5 million.

The principal result or effect of being designated a “penny stock” is that securities broker-dealers participating in sales of our common stock will be subject to the “penny stock” regulations set forth in Rules 15-2 through 15g-9 promulgated under the Exchange Act. For example, Rule 15g-2 requires broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document at least two business days before effecting any transaction in a penny stock for the investor's account. Moreover, Rule 15g-9 requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor. This procedure requires the broker-dealer to (i) obtain from the investor information concerning his or her financial situation, investment experience and investment objectives; (ii) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (iii) provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in (ii) above; and (iv) receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor's financial situation, investment experience and investment objectives. Compliance with these requirements may make it more difficult and time consuming for holders of our common stock to resell their shares to third parties or to otherwise dispose of them in the market or otherwise.

GLOSSARY OF TECHNICAL TERMS

The following defined technical terms are used in our prospectus:

Bankable Feasibility Study	A feasibility study that is prepared in such depth and detail as would be acceptable to lending institutions in the United States.

Drilling

The process of boring a hole in the rock to obtain a sample for determination of metal content. "Reverse Circulation Drilling" involves chips of rock being forced back through the center of the drill pipe using air or water. "Sonic Drilling" provides highly representative, continuous core samples of any overburden formation, generally without the use of water, air or mud.

Exploration	The process of using prospecting, geological mapping, geochemical and geophysical surveys, drilling, sampling and other means to detect and perform initial evaluations of mineral deposits.

Federal Placer Claims	Mineral claims up to 160 acres, located on federal land under the U.S. Mining Law of 1872. See below definition of "Placer".

Igneous	A type of rock which has been formed by the consolidation of magma, a molten substance from the earth’s core.

Lode	Mineral in place in the host rock, as in "lode gold".

Lode Source	The lode mineral deposit from which placer minerals have been derived by erosion.

Mineralization	The concentration of metals and their chemical compounds within a body of rock.

Ore

A natural mineral compound of the elements of which one at least is a metal (e.g., copper, lead, molybdenum, zinc, gold). The term is applied more loosely to all metalliferous rock and occasionally to the compounds of nonmetallic substances and industrial minerals such as, sulphur ore. In economic terms, an ore is a mineral of sufficient value as to quality and quantity that it may be mined at a profit.

Placer	Mineral, which has been separated from its host rock by natural processes

Quartz	A mineral whose composition is silicon dioxide. A crystalline form of silica.

Reserve	For the purposes of this prospectus: that part of a mineral deposit which could be economically and legally extracted or produced at the time of the reserve determination. Reserves consist of:

(1) Proven (Measured) Reserves. Reserves for which: (a) quantity is computed from dimensions revealed in outcrops, trenches, workings or drill holes; grade and/or quality are computed from the results of detailed sampling; and (b) the sites for inspection, sampling and measurement are spaced so closely and the geologic character is so well defined that size, shape, depth and mineral content of reserves are well-established.

(2) Probable (Indicated) Reserves. Reserves for which quantity and grade and/or quality are computed from information similar to that used for proven (measured) reserves, but the sites for inspection, sampling and measurement are farther apart or are otherwise less adequately spaced. The degree of assurance, although lower than that for proven (measured) reserves, is high enough to assume continuity between points of observation.

SEM/EDS	Scanning Electron Microscopy/Energy Dispersive Spectroscopy

Structural	Pertaining to geologic structure.

Tails	Refuse remaining after ore (or slag) has been processed.

Vein	An occurrence of ore with an irregular development in length, width and depth usually from an intrusion of igneous rock.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of common stock by the selling security holders, except for funds received from the exercise of warrants held by certain of the selling security holders, if and when exercised. We plan to use the net proceeds received from the exercise of any warrants for working capital and general corporate purposes. The actual allocation of proceeds realized from the exercise of these securities will depend upon the amount and timing of such exercises, our operating revenues and cash position at such time and our working capital requirements. There can be no assurances that any of the outstanding warrants will be exercised.

DILUTION

The common stock to be sold by the selling stockholders is common stock that is currently issued and outstanding. Accordingly, there will be no dilution to our existing stockholders.

SELLING SECURITY HOLDERS

The selling stockholders named in this prospectus are offering all of the 24,355,000 shares of common stock offered through this prospectus. The selling stockholders acquired the 24,355,000 shares of common stock offered through this prospectus from us in the following transactions:

1.	On June 30, 2005 we issued 1,400,000 shares to certain of the selling stockholders pursuant to mineral claim acquisition agreements with Searchlight dated February 8, 2005;

2.

On September 2, 2005, we completed a private placement of 3,195,000 units to a total of 38 purchasers at a price of $0.50 per unit, with each unit consisting of one share of our common stock and one half of one share purchase warrant entitling the stockholder to purchase an additional share of our common stock at a price of $1.25 per share for a period of nine months following closing, in a private placement that was exempt from registration under Regulation S of the Securities Act (the “September 2, 2005 Private Placement”). As adjusted to reflect a two for one forward stock split effected on September 30, 2005 subscribers of the September 2, 2005 Private Placement received 6,390,000 units;

3.

On September 6, 2005, we completed a private placement of 230,000 units to a total of 3 purchasers at a price of $0.50 per unit, with each unit consisting of one share of our common stock and one half of one share purchase warrant entitling the stockholder to purchase an additional share of our common stock at a price of $1.25 per share in a private placement to accredited investors that was exempt from registration under Regulation D of the Securities Act (the “September 6, 2005 Private Placement”). As adjusted to reflect a two for one forward stock split effected on September 30, 2005, subscribers of the September 6, 2005 Private Placement received 460,000 units;

4.

On September 7, 2005, we completed a private placement of 2,700,000 units to a total of 3 purchasers at a price of $0.50 per unit, with each unit consisting of one share of our common stock and one half of one share purchase warrant entitling the stockholder to purchase an additional share of our common stock at a price of $1.25 per share in a private placement that was exempt from registration under Regulation S of the Securities Act (the “September 7, 2005 Private Placement”). As adjusted to reflect a two for one forward stock split effected on September 30, 2005, subscribers of the September 7, 2005 Private Placement received 5,400,000 units;

5.

On January 18, 2006, we completed a private placement of 39 units to a total of 28 purchasers at a price of $45,000 per unit, with each unit consisting of 100,000 shares of our common stock and share purchase warrants entitling the stockholder to purchase 100,000 additional shares of our common stock at a price of

$0.65 per share in a private placement to accredited investors that was exempt from registration under Regulation D of the Securities Act;

6.

In connection with the September 2, 2005 Private Placement we issued 639,000 shares and warrants to purchase an additional 319,500 shares for a period of nine months from the closing of the offering at an exercise price equal to $1.25 US per share to Dominick & Dominick Securities Inc. pursuant to Regulation S of the Securities Act in consideration of acting as Searchlight’s agent in connection with the September 2, 2005 Private Placement. The warrants were subsequently exercised on June 16, 2006 and are included in the total number of securities being registered;

7.

In connection with the September 6, 2005 Private Placement we issued 540,000 shares and warrants to purchase an additional 270,000 shares for a period of nine months from the closing of the offering at an exercise price equal to $1.25 US per share to Clarion Finanz AG in consideration of acting as Searchlight’s agent in connection with the September 6, 2005 Private Placement. The warrants were subsequently exercised on June 16, 2006 and are included in the total number of securities being registered;

8.

On January 18, 2006, we issued warrants to purchase 390,000 shares of our common stock exercisable at a price of $0.65 per share for a period of two years from the date of issuance pursuant to Regulation D of the Securities Act to S&P Investors, Inc. in consideration of acting as Searchlight’s agent in connection with the January 18, 2006 Private Placement. The 390,000 shares acquirable on exercise of the warrants issued to S&P Investors, Inc. are included in the total number of securities being registered;

9.	In October, 2005 and January, 2006 certain of the selling stockholders acquired 2,840,000 shares of our common stock from K. Ian Matheson;

10.

On February 9, 2006, we issued to each subscriber in the September 2, 2005 Private Placement, the September 6, 2005 Private Placement and the September 7, 2005 Private Placement (together the “Private Placements”) one non-transferable warrant (a “Penalty Unit”) exercisable into 10% of the units issued in the Private Placements for no additional consideration if a Registration Statement on Form SB-2 (the “Registration Statement”) registering the resale of the units was not declared effective by the United States Securities and Exchange Commission (the “SEC”) on or before the day that is four months and one day after the closing of each of the Private Placements (the “Filing Deadline”). Our Registration Statement was not declared effective by the SEC before the Filing Deadline and the Penalty Units were deemed exercised as of the following dates: January 3, 2006 for the September 2, 2005 Private Placement, January 8, 2006 for the September 6, 2005 Private Placement and January 7, 2006 for the September 7, 2005 Private Placement. We agreed to register the resale of the shares underlying the Penalty Units and have included them in the total number of securities being registered; and

11.

On June 16, 2006 we issued 8,506,000 shares of our common stock to certain of the selling stockholders on the exercise of all of the warrants issued in the September 2, 2005 Private Placement, the September 6, 2005 Private Placement and the September 7, 2005 Private Placement.

The following table provides as of October 25, 2006 information regarding the beneficial ownership of our common stock held by each of the selling stockholders, including:

1.	the number of shares beneficially owned by each prior to this Offering;
2.	the total number of shares that are to be offered by each;
3.	the total number of shares that will be beneficially owned by each upon completion of the Offering;
4.	the percentage owned by each upon completion of the Offering; and
5.	the identity of the beneficial holder of any entity that owns the shares.

Name Of Selling Stockholder(1)	Beneficial Ownership Before Offering(1)		Number of Shares Being Offered	Beneficial Ownership After Offering(1)
	Number of Shares**	Additional Shares acquirable on exercise of Warrants**		Number of Shares	Percent(2)
Larry Baratz(3)(34)	287,500	100,000	387,500	Nil	*
Joseph W. Brown Trustee Brown Family Trust (3)	100,000	100,000	200,000	Nil	*
Kenneth G. Dalamora(3)	200,000	200,000	400,000	Nil	*
DMD Partners/Gregg Nagel(3)	100,000	100,000	200,000	Nil	*
Chris Glynn(3)	100,000	100,000	200,000	Nil	*
James W. Harpel(3)	300,000	300,000	600,000	Nil	*
Hebrides LP(3)	400,000	400,000	800,000	Nil	*
Michael A. Kellogg(3)	100,000	100,000	200,000	Nil	*
Charles A. Knight(3)	100,000	100,000	200,000	Nil	*
James B. Knight(3)	100,000	100,000	200,000	Nil	*
Brian W. Lawrence Living Trust Ltd.(3)	200,000	200,000	400,000	Nil	*
Brian W. Lawrence (5)(34)	680,000	-	380,000	300,000	*
Bruce E. Lazier(3)(34)	310,000	500,000	810,000	Nil	*
Billie W. Maine(3)	100,000	100,000	200,000	Nil	*
Craigen L.T. Maine, Trustee FBO Maine Rev. Family Trust (3)	100,000	100,000	200,000	Nil	*
Dalton Maine(3)	100,000	100,000	200,000	Nil	*
Timmie Maine Miller(3)	100,000	100,000	200,000	Nil	*
Martin Oring(3)	100,000	100,000	200,000	Nil	*
Jimmie L. Porter Jr.(3)	100,000	100,000	200,000	Nil	*
Mary Shaver(3)	100,000	100,000	200,000	Nil	*
Jerry and Stephanie Stern Family Trust(3)	100,000	100,000	200,000	Nil	*
Kenneth Sutherland(3)	100,000	100,000	200,000	Nil	*
John P. Tatum(3)	100,000	100,000	200,000	Nil	*
Richard B. Trull Family Trust Richard B. Trull Trustee(3)	100,000	100,000	200,000	Nil	*
Brian Werdesheim and Janelle Werdesheim Revocable Family Trust(3)	100,000	100,000	200,000	Nil	*
Jeffrey L. Werdesheim(3)	100,000	100,000	200,000	Nil	*
Richard J. Werdesheim and Lynne Werdesheim TTEES FBO Werdesheim Family Trust DTD 10-14-86(3)	200,000	200,000	400,000	Nil	*
WES-TEX Drilling Company, L.P.(3) (12)	100,000	100,000	200,000	Nil	*
Donald Wohl(3)	300,000	300,000	600,000	Nil	*
Avonlea Ventures Inc.(4)(21)	330,000	-	130,000	200,000	*
Robert Crosbie (4)	990,000	-	390,000	600,000	*
Patrick Dean Burns(4)	132,000	-	52,000	80,000	*
Joe Wolfe(4)	330,000	-	130,000	200,000	*

Name Of Selling Stockholder(1)	Beneficial Ownership Before Offering(1)		Number of Shares Being Offered	Beneficial Ownership After Offering(1)
	Number of Shares**	Additional Shares acquirable on exercise of Warrants**		Number of Shares	Percent(2)
Bob Edwards(4)	165,000	-	65,000	100,000	*
Galaxy Players Ltd(4)(22)	330,000	-	130,000	200,000	*
Theresa Garthwaite(4)	66,000	-	26,000	40,000	*
Patrick Power(4) (34)	192,000	-	52,000	140,000	*
Robert M. Franklin(4)	330,000	-	130,000	200,000	*
Robocheyne Consulting(4) (32)(34)	1,175,000	-	575,000	600,000	*
Isla Steinberg(4)	165,000	-	65,000	100,000	*
Robert Donaldson(4)	165,000	-	65,000	100,000	*
Robert Sellars(4)	165,000	-	65,000	100,000	*
John Panneton(4)	330,000	-	130,000	200,000	*
Sharon Sandler(4)	165,000	-	65,000	100,000	*
Stephen Sharpe(4)	660,000	-	260,000	400,000	*
Sam Freeman(4)	550,000	-	150,000	400,000	*
Joshua Markle(4)	33,000	-	13,000	20,000	*
Chantel Markle(4)	33,000	-	13,000	20,000	*
Korine Markle(4)	33,000	-	13,000	20,000	*
Phyllis Markle(4)	66,000	-	26,000	40,000	*
Grant Block(4)	66,000	-	26,000	40,000	*
Paul Bragg(4)	132,000	-	52,000	80,000	*
Daryl S. Brooks(4)	132,000	-	52,000	80,000	*
Gary W. Hatch(4)	198,000	-	78,000	120,000	*
George R. Hatch(4)(11)	942,000	-	462,000	480,000	*
Michael E. Hatch(4)	66,000	-	26,000	40,000	*
Larry Hill(4)	396,000	-	156,000	240,000	*
Donald McKay(4)	66,000	-	26,000	40,000	*
Michael Medjuck(4)	495,000	-	195,000	300,000	*
Reza Nazarinia(4)	165,000	-	65,000	100,000	*
Wilson Ho-Yin Ng(4)	66,000	-	26,000	40,000	*
Thomas O'Neill Management Corp.(4)	82,500	-	32,500	50,000	*
Sandy Sereda(4)	330,000	-	130,000	200,000	*
Lesley Diana(4)	132,000	-	52,000	80,000	*
Shirley Hunter(4)	660,000	-	260,000	400,000	*
Timothy C. Mitchell(4)	330,000	-	130,000	200,000	*
0733480 BC Ltd.(4) (13)	165,000	-	65,000	100,000	*
Stephen S. Lawrence(5)	132,000	-	52,000	80,000	*
Coates Levine 1999 Trust(5)	132,000	-	52,000	80,000	*
Centrum Bank AG(6)	4,884,000	-	2,596,000	2,288,000	3.4%

Name Of Selling Stockholder(1)	Beneficial Ownership Before Offering(1)		Number of Shares Being Offered	Beneficial Ownership After Offering(1)
	Number of Shares**	Additional Shares acquirable on exercise of Warrants**		Number of Shares	Percent(2)
Bank Sal. Oppenheim Jr. & Cie (Switzerland) Limited (6)	1,716,000	-	1,348,000	368,000	*
Graham Hughes(34)	90,000	-	30,000	60,000
Kahala Financial Corp.(11)(14)(34)	1,025,200	-	385,200	640,000	*
Derek Van Laare(11)(34)	1,245,000	-	605,000	640,000	*
Dominick & Dominick Securities Inc.(7)	958,500	-	958,500	Nil	*
Clarion Finanz AG(8)	2,810,000	-	810,000	2,000,000	3%
S&P Investors, Inc.(9)	390,000	-	390,000	Nil	*
Kiminco Inc.(10)(15)	70,000	-	35,000	35,000	*
Pass Minerals Inc.(10)(16)	105,000	-	52,500	52,500	*
P.V.B. Metals Inc.(10)(23)	70,000	-	35,000	35,000	*
P.V.S. Minerals Inc.(10) (24)	70,000	-	35,000	35,000	*
Debra Matheson(10) (17)	1,220,002	-	35,000	1,185,002	1.8%
P.V.H. Placers Inc.(10) (25)	70,000	-	35,000	35,000	*
Silver Mesa Mining Inc.(10) (26)	70,000	-	35,000	35,000	*
Pilot Plant Inc.(10)(11)(27)	1,390,000	-	795,000	595,000
Bear Dog Mines Inc.(10) (28)	140,000	-	70,000	70,000	*
Gold Hunter Inc.(10)(29)	140,000	-	70,000	70,000	*
Michael D. Anderson(10)	105,000	-	52,500	52,500	*
Farrell Drozd(10)	35,000	-	17,500	17,500	*
Michael I. Matheson(10) (18)	35,000	-	17,500	17,500	*
Britti Gold Inc.(10)	140,000	-	70,000	70,000	*
Geosearch Inc.(10)(20)	70,000	-	35,000	35,000	*
Geotech Mining Inc.(10) (20)	70,000	-	35,000	35,000	*
Patrick B. Matheson(10)(18)	70,000	-	35,000	35,000	*
Gold Crown Minerals Inc.(10)(30)	280,000	-	140,000	140,000	*
Douglas Birnie(11)	200,000	-	200,000	Nil	*
Crown Growth Partners II, LP(34)	75,000	-	75,000	Nil	*
Charles Bart Johnson(34)	100,000	-	100,000	Nil	*
Karen Campbell (34)	10,000	-	10,000	Nil	*
Stewart R. Gable(34)	50,000	-	50,000	Nil	*
Chester L. Gentry(34)	74,800	-	74,800	Nil	*
Andrew Dall(11)	50,000	-	50,000	Nil	*
Craigen L.T. Maine(34)	200,000	-	200,000	Nil	*
Robert D. McDougal(11)	779,114	-	200,000	579,114(19)	*
Nicole Reimens Van Laare(11)	400,000	-	400,000	Nil	*
Stonefly Partners L.P.(33) (34)	150,000	-	150,000	Nil	*
Donna Popich(11)	400,000	-	400,000	Nil	*

Name Of Selling Stockholder(1)	Beneficial Ownership Before Offering(1)		Number of Shares Being Offered	Beneficial Ownership After Offering(1)
	Number of Shares**	Additional Shares acquirable on exercise of Warrants**		Number of Shares	Percent(2)
Donald Tuck(34)	50,000	-	50,000	Nil	*
John Rozendaal(11)	100,000	-	100,000	Nil	*
Jerry Rubin(34)	62,500	-	62,500	Nil	*
Richard J. Werdesheim(34)	200,000	-	200,000	Nil	*
Melvin L. Williams(21)	150,000	-	50,000	100,000	*
Total	36,240,116	4,200,000	24,355,000	16,085,116	23.9%
Notes
*	Represents less than 1%
**	As adjusted to reflect a two for one forward stock split effected on September 30, 2005.
(1)

The named party beneficially owns and has sole voting and investment power over all shares or rights to these shares, unless otherwise shown in the table. The numbers in this table assume that none of the selling stockholders sells shares of common stock not being offered in this prospectus or purchases additional shares of common stock, and assumes that all shares offered are sold.

(2)

Applicable percentage of ownership is based on 67,231,000 common shares outstanding as of October 25, 2006, plus any securities held by such security holder exercisable for or convertible into common shares within sixty (60) days after the date of this prospectus, in accordance with Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, as amended.

(3)

Consists of shares and warrants issued to US accredited investors pursuant to the private placement completed on January 18, 2006 at a price of $45,000 per unit, with each unit consisting of 100,000 shares of our common stock and share purchase warrants entitling the stockholder to purchase 100,000 additional shares of our common stock at a price of $0.65 per share.

(4)

Consists of shares and warrants issued to Canadian accredited investors pursuant to the private placement completed on September 2, 2005 at a price of $0.25 per unit (post-split), with each unit consisting of one share of our common stock and one half of one share purchase warrant with each full warrant entitling the stockholder to purchase two additional shares of our common stock at a price of $0.625 (post-split) for a period of nine months following closing. All of the warrants issued in the private placement were subsequently exercised on June 16, 2006.

(5)

Consists of shares and warrants issued to US accredited investors pursuant to the private placement completed on September 6, 2005 at a price of $0.25 per unit (post-split), with each unit consisting of one share of our common stock and one half of one share purchase warrant with each full warrant entitling the stockholder to purchase two additional shares of our common stock at a price of $0.625 (post-split) for a period of nine months following closing. All of the warrants issued in the private placement were subsequently exercised on June 16, 2006.

(6)

Consists of shares and warrants issued to European investors pursuant to the private placement completed on September 7, 2005 at a price of $0.25 per unit (post-split), with each unit consisting of one share of our common stock and one half of one share purchase warrant with each full warrant entitling the stockholder to purchase two additional shares of our common stock at a price of $0.625 (post-split) for a period of nine months following closing. All of the warrants issued in the private placement were subsequently exercised on June 16, 2006.

(7)	Consists of warrants issued pursuant to Regulation S of the Securities Act to Dominick & Dominick Securities Inc. for services provided in connection with the September 2, 2005 private placement.
(8)	Consists of warrants issued pursuant to Regulation S of the Securities Act to Clarion Finanz AG for services provided in connection with the September 6, 2005 private placement.
(9)	Consists of warrants issued pursuant to Regulation D of the Securities Act to S&P Investors, Inc. for services provided in connection with the January 18, 2006 Private Placement.
(10)

We issued 2,800,000 shares issued to certain selling stockholders pursuant to an agreement between Searchlight and certain of the selling stockholders dated February 8, 2005 for the acquisition of the Searchlight Claims, see “Acquisition of Searchlight Claims” below. Kiminco Inc., Pass Minerals Inc. and Gold Crown Minerals Inc. are private Nevada corporations which are controlled by or in common control with K. Ian Matheson.

(11)	Includes shares transferred from K. Ian Matheson pursuant to applicable securities exemptions.
(12)	WES-TEX Drilling Company, L.P. is a limited partnership of which Dewayne Chitwood is the general partner.
(13)	0733480 BC Ltd. is a private British Columbia company controlled by Devre Sharpe.
(14)	Kahala Financial Corp. is a private company controlled by Richard Donaldson.
(15)	Kiminco Inc. is a private Nevada corporation controlled by K. Ian Matheson.

(16)	Pass Minerals Inc. is a private Nevada corporation controlled by K. Ian Matheson.
(17)	Debra Matheson is the spouse of K. Ian Matheson.
(18)	Michael Matheson and Patrick Matheson are sons of K. Ian Matheson.
(19)	Includes options to acquire an additional 550,000 shares of our common stock exercisable within 60 days of October 25, 2006. Robert D. McDougal is a director of Searchlight.
(20)

Geotech Mining Inc. and Geosearch Inc. are private Nevada corporations controlled by Charles Ager and Mrs. Ager, respectively, who are the parents of Carl Ager, our Secretary, Treasurer, and a member of our board of directors.

(21)	Avonlea Ventures Inc. is beneficially owned by Michael Steele.
(22)	Galaxy Players Ltd. is beneficially owned by Jerry Sapieha and Brian Lawrence.
(23)	P.V.B. Metals Inc. is beneficially owned by Robert McDonald.
(24)	P.V.S. Placers Inc. is beneficially owned by Stephanie Guillouzouie.
(25)	Britti Gold Inc. is beneficially owned by D.N. Matheson.
(26)	Silver Mesa Mining Inc. is beneficially owned by David McDonald.
(27)	Pilot Plant Inc. is beneficially owned by Kenneth R. Matheson, Michael D. Anderson, Michael I. Matheson, Farrell Drozd, Patrick B. McNaught.
(28)	Bear Dog Mines is beneficially owned by Donald Kincade.
(29)	Gold Hunter Inc. is beneficially owned by Robert Hunter.
(30)

Gold Crown Minerals Inc. is beneficially owned by Patrick McNaught, Kenneth R. Matheson, K. Ian Matheson, William Trempe, Betty Trempe, Debra Matheson, Sandra Drozd, Farrell Drozd, Michael Anderson, and Dr. John Emerson.

(31)

Consists of 50,000 shares of common stock and 100,000 options to purchase additional shares of common stock, issued to Melvin L. Williams on June 14, 2006 pursuant to the terms of his employment agreement with Searchlight.

(32)	Robocheyne Consulting is beneficially owned by Martin Cheyne and Robert Rose.
(33)	Stonefly Partners LP is beneficially owned by Stephen B. McCloy.
(34)	Includes shares acquired from existing stockholders of Searchlight.

Other than as described above, none of the selling stockholders:

(i)	has had a material relationship with us other than as a stockholder at any time within the past three years; or

(ii)	has ever been one of our officers or directors.

PLAN OF DISTRIBUTION

We are registering the shares on behalf of the selling stockholders. We will pay all expenses in connection with the registration of the common shares being sold by the selling stockholders, except for the fees and expenses of any counsel and other advisors that any selling stockholders may employ to represent them in connection with the offering and any brokerage or underwriting discounts or commissions paid to broker-dealers in connection with the sale of the shares. We will not receive any of the proceeds of the sale of the shares offered by the selling stockholders.

The selling stockholders may offer and sell the shares covered by this prospectus at various times. The selling stockholders will act independently of Searchlight in making decisions with respect to the timing, manner and size of each sale. The shares may be sold by or for the account of the selling stockholders to the public in transactions on the Over the Counter Bulletin Board or on any exchange where Searchlight's common shares may be traded or in privately negotiated transactions. These sales may be made at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices. The shares may be sold by means of one or more of the following methods:

1.	On such public markets as the common stock may from time to time be trading;
2.	In privately negotiated transactions; and
3.	In any combination of these methods of distribution.

The selling stockholders may sell their shares directly to purchasers or may use brokers, dealers, underwriters or agents to sell their shares. Brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions, discounts or concessions from the selling stockholders, or, if any such broker-dealer acts as agent for the purchaser of shares, from the purchaser in amounts to be negotiated immediately prior to the sale. The compensation received by brokers or dealers may, but is not expected to, exceed that which is customary for the types of transactions involved. Broker-dealers may agree with a selling shareholder to sell a specified number of shares at a stipulated price per share, and, to the extent the broker-dealer is unable to do so acting as agent for a selling shareholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling shareholder. Broker-dealers who acquire shares as principal may thereafter resell the shares from time to time in transactions, which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above, in the over-the-counter market or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions. In connection with resales of the shares, broker-dealers may pay to or receive from the purchasers of shares commissions as described above.

All expenses of the registration statement, including, but not limited to, legal, accounting, printing and mailing fees are and will be borne by us. Any commissions, discounts or other fees payable to brokers or dealers in connection with any sale of the common shares will be borne by the selling stockholders, the purchasers participating in such transaction, or both.

The selling stockholders named in this prospectus must comply with the requirements of the Securities Act and the Exchange Act in the offer and sale of the common stock. The selling stockholders and any broker-dealers who execute sales for the selling stockholders may be deemed to be an "underwriter" within the meaning of the Securities Act in connection with such sales. In particular, during such times as the selling stockholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable law and may, among other things:

1.	Not engage in any stabilization activities in connection with our common stock;
2.	Furnish each broker or dealer through which common stock may be offered, such copies of this prospectus, as amended from time to time, as may be required by such broker or dealer; and
3.	Not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

If an underwriter is selected in connection with this offering, an amendment will be filed to identify the underwriter, disclose the arrangements with the underwriter, and we will file the underwriting agreement as an exhibit to this prospectus.

The selling stockholders should be aware that the anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of common stock by the selling stockholders, and that there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Regulation M, the selling stockholders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while such Selling Stockholder is distributing shares covered by this prospectus. Accordingly, the selling stockholders are not permitted to cover short sales by purchasing shares while the distribution is taking place. The selling stockholders are advised that if a particular offer of common stock is to be made on terms constituting a material change from the information set forth above with respect to the Plan of Distribution, then, to the extent required, a post-effective amendment to the accompanying registration statement must be filed with the SEC.

LEGAL PROCEEDINGS

We are not currently a party to any legal proceedings. We are required by Nevada Revised Statutes 78.090 to maintain a resident agent in the State of Nevada. Our resident agent for this purpose is Camlex Management (Nevada) Inc. of 8275 S. Eastern Avenue, Suite 200, Las Vegas, NV 89123. All legal process and any demand or notice authorized by law to be served upon us may be served upon our resident agent in the State of Nevada in the manner provided in subsection 2 of Nevada Revised Statutes 14.020.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Our executive officers and directors and their respective ages and titles as of October 25, 2006 are as follows:

NAME AND ADDRESS OF DIRECTOR/OFFICER	AGE	POSITION
Ian R. McNeil #120 - 2441 West Horizon Ridge Parkway, Henderson, Nevada, 89052	34	Director, Chief Executive Officer and President
Carl S. Ager #120 - 2441 West Horizon Ridge Parkway, Henderson, Nevada, 89052	32	Director, Secretary and Treasurer
Melvin L. Williams #120 - 2441 West Horizon Ridge Parkway, Henderson, Nevada, 89052	46	Chief Financial Officer
Robert D. McDougal #120 - 2441 West Horizon Ridge Parkway, Henderson, Nevada, 89052	74	Director
K. Ian Matheson 2215 Lucerne Circle, Henderson, Nevada, 89014	66	Director

Set forth below is a brief description of the background and business experience of our executive officers and directors for the past five years:

Carl S. Ager. Mr. Ager has been a member of our board of directors since July 25, 2005 and our Secretary and Treasurer since October 7, 2005. In 1997, Mr. Ager obtained his Bachelor of Applied Sciences – Engineering Geophysics degree from Queen’s University in Kingston, Ontario. Since January, 2003, Mr. Ager has been President of CSA Management Corp, a private Nevada corporation which provides consulting services to mineral exploration companies. Mr. Ager has also served as Vice President of Nanominerals Corp since June 2003. Prior to joining Nanominerals and CSA Management, Mr. Ager’s experience included working as an investment executive for Scotia McLeod, one of Canada’s leading full-service brokerage firms (2000-2002).

Ian R. McNeil. Mr. McNeil has been a member of our board of directors since July 25, 2005 and our Chief Executive Officer and President since October 7, 2005. Mr. McNeil has been involved in starting his own businesses and has worked in executive positions for both large and small companies. Since June of 2003, Mr. McNeil has been president of Nanominerals Corp. Mr. McNeil graduated with a Bachelor of Commerce degree from the University of Victoria in 1996. During his time at Nanominerals, Mr. McNeil helped define much of the corporate strategy, raised money and ran the day to day operations. The final task that McNeil completed for Nanominerals was the successful negotiation of the Clarkdale Slag Project acquisition. Prior to joining Nanominerals, Mr. McNeil was the director of operations for the eSolutions division of TELUS Corporation (2000-2003) a large telecommunications company based in Canada. While at TELUS Mr. McNeil managed a team of over a 100 people spread over 3 geographical offices.

K. Ian Matheson. Mr. Matheson has been a member of our board of directors since February 10, 2005. Mr. Matheson has been a director and President of the following Nevada private companies that have been involved in the research and development of precious metals in the southern Nevada area: Pilot Plant Inc. (since May 1, 2003); Pass Minerals Inc. (since August 15, 1995) and Kiminco Inc. (since June 26, 1995). Mr. Matheson earned a Bachelor of Commerce degree from the University of British Columbia in 1963. In 1964 and 1965 he attended McGill University in Montreal, Quebec where he earned a degree as a Chartered Accountant at the Quebec Institute of Chartered Accountants. He was admitted into the British Columbia Institute of Chartered Accountants in 1965. From 1965 to 1967, he worked as a Chartered Accountant with Coopers and Lybrands in Vancouver, BC. He is presently a member of the British Columbia Institute of Chartered Accountants and the Canadian Institute of Chartered Accountants.

Robert D. McDougal. Mr. McDougal has been a member of our board of directors since July 25, 2005. He is a Certified Public Accountant. He began practicing public accounting in 1973 and established his own practice in 1981. The major portion of the practice is with mining and mining related clients including public companies, private companies, partnerships and individuals. He was a director and Officer of GEXA Gold Corporation, a publicly traded mining company, from 1985 to 2001. Mr. McDougal was one of the founders of Millennium Mining Corporation which has been merged into Gold Summit Corporation, a publicly traded company. He is the managing partner of GM Squared, LLC, which holds numerous mining claims. He served on the Nevada Society of Certified Public Accountants Committee on Natural Resources for seven years, four years as chairman. Prior to this time Mr. McDougal spent 20 years in the United States Air Force, retiring with the rank of Major.

Melvin L. Williams. Mr. Williams has served as our Chief Financial Officer since June 14, 2006. Mr. Williams is a certified public accountant with over 18 years' experience in the public accounting industry with the firm of Cupit, Milligan, Ogden and Williams in Reno, Nevada. During this period, he provided auditing, consulting, merger/acquisition, valuation and tax services to private and publicly traded companies in the manufacturing, technology, mining, healthcare and service industries, as well as to various nonprofit organizations. From 1984 until 1987, Mr. Williams served on the accounting staff of the University of Oregon Foundation, a private fund raising entity that also maintains endowment and trust investments for the continuing support of the University. Mr. Williams, a member of the American Institute of Certified Public Accountants (AICPA) since 1989, is also a member of the Nevada Society of CPAs (NSCPA) and the Institute of Management Accountants (IMA). He earned a Bachelor of Business Administration degree at the University of Oregon in 1983.

Term of Office

Our directors are appointed for a one-year term to hold office until the next annual general meeting of our stockholders or until removed from office in accordance with our bylaws. Our officers are appointed by our board of directors and hold office until removed by the board. Our last annual meeting was held in 2003 and we intend to hold our next annual meeting during our first fiscal quarter in 2007.

Committees of the Board Of Directors

Other than as described below, we do not have any committees.

Audit Committee and Audit Committee Charter

We have an audit committee and audit committee charter. Our audit committee is presently comprised of Carl S. Ager, Ian R. McNeil and Robert D. McDougal. A copy of Searchlight’s audit committee charter was filed as an exhibit with to Searchlight’s Form 10-KSB for the year ended December 31, 2003. Our audit committee is responsible for: (1) selection and oversight of its independent accountant; (2) establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal controls and auditing matters; (3) establishing procedures for the confidential, anonymous submission by Searchlight’s employees of concerns regarding accounting and auditing matters; (4) engaging outside advisors; and (5) funding for the outside auditory and any outside advisors engagement by the audit committee.

On September 8, 2006 we adopted a revised audit committee charter and a whistle blower policy. The purpose of the amendments to the audit committee charter is to expand on the role of the audit committee’s relationship with external auditors and the primary committee responsibilities. The purpose of the whistle blower policy adopted by Searchlight is to encourage all employees to disclose any wrongdoing that may adversely impact us, our shareholders, employees, investors, or the public at large. The policy also sets forth (i) an investigative process of reported acts of wrongdoing and retaliation and (ii) procedures for reports of questionable auditing, accounting and internal control matters from employees on a confidential and anonymous basis and from other interested third parties.

Disclosure Committee and Charter

We have a disclosure committee and disclosure committee charter. Our disclosure committee is presently comprised of Carl S. Ager, Ian R. McNeil and Robert D. McDougal. A copy of the disclosure committee charter was filed as an exhibit to Searchlight’s Form 10-KSB for the year ended December 31, 2003. The purpose of the committee is to provide assistance to the Chief Executive Officer and the Chief Financial Officer in fulfilling their responsibilities regarding the identification and disclosure of material information about Searchlight and the accuracy, completeness and timeliness of its financial reports.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information concerning the number of shares of our common stock owned beneficially as of October 25, 2006 by: (i) each person (including any group) known to us to own more than five percent (5%) of any class of our voting securities, (ii) each of our directors and each of our named executive officers, and (iii) officers and directors as a group. Unless otherwise indicated, the shareholders listed possess sole voting and investment power with respect to the shares shown.

TITLE OF CLASS	NAME AND ADDRESS OF BENEFICIAL OWNER	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP	PERCENTAGE OF COMMON STOCK(1)
DIRECTORS AND OFFICERS
Common Stock	K. Ian Matheson Director 2215 Lucerne Circle Henderson, NV 89014	13,655,504(2) Direct and Indirect	18%
Common Stock	Ian R. McNeil Chief Executive Officer, President Director #120 - 2441 West Horizon Ridge Parkway, Henderson, NV 89052	1,217,594(3) Direct	1.79%
Common Stock	Carl S. Ager Secretary, Treasurer and Director #120 - 2441 West Horizon Ridge Parkway, Henderson, NV 89052	1,217,594 (4) Direct	1.79%
Common Stock	Robert D. McDougal Director #120 - 2441 West Horizon Ridge Parkway, Henderson, NV 89052	779,114(5) Direct	1.15%
Common Stock	Melvin L Williams Chief Financial Officer #120 - 2441 West Horizon Ridge Parkway, Henderson, NV 89052	150,000(6) Direct	*
Common Stock	All Officers and Directors as a Group (5 persons)	17,019,806 Direct	21.8%

TITLE OF CLASS	NAME AND ADDRESS OF BENEFICIAL OWNER	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP	PERCENTAGE OF COMMON STOCK(1)
HOLDERS OF MORE THAN 5% OF OUR COMMON STOCK
Common Stock	K. Ian Matheson Director 2215 Lucerne Circle Henderson, NV 89014	13,655,504(2) Direct and Indirect	18%
Common Stock	Nanominerals Corp. 3500 Lakeside Court, Suite 206 Reno, NV 89509	16,000,000 Direct(7)	23.8%
Common Stock	Centrum Bank AG Kirchstrasse 3, Postfach 1168 FL-9490 Vaduz, Liechtenstein	4,884,000(8) Direct	7.10%

*	Less than 1%.
(1)

Applicable percentage of ownership is based on 67,231,000 common shares outstanding as of October 25, 2006, plus any securities held by such security holder exercisable for or convertible into common shares within sixty (60) days after the date of this prospectus, in accordance with Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, as amended.

(2)

Includes 3,870,252 shares held directly by K. Ian Matheson, 1,281,252 shares held by Mr. Matheson’s spouse and related companies, a warrant to purchase an additional 8,000,000 shares of Searchlight and incentive stock options to purchase an additional 550,000 shares of Searchlight exercisable within 60 days of October 25, 2006.

(3)	Consists of 407,594 shares held directly by Ian R. McNeil and options to acquire an additional 810,000 shares of our common stock exercisable within 60 days of October 25, 2006.
(4)	Consists of 407,594 shares held directly by Carl S. Ager and options to acquire an additional 810,000 shares of our common stock exercisable within 60 days of October 25, 2006.
(5)	Consists of 229,114 shares held directly by Robert D. McDougal and options to acquire an additional 550,000 shares of our common stock exercisable within 60 days of October 25, 2006.
(6)	Consists of 50,000 shares held directly by Melvin L. Williams and options to acquire an additional 100,000 shares of our common stock exercisable within 60 days of October 25, 2006.
(7)

Nanominerals is a private Nevada corporation beneficially owned by Ian R. McNeil, Carl S. Ager and Charles Ager. Ian R. McNeil and Carl S. Ager are each directors and officers of Nanominerals and each holds 17% of the outstanding common stock of Nanominerals.

(8)

Consists of 3,256,000 shares and 1,628,000 warrants to purchase additional shares of our common stock that can be acquired by the Centrum Bank AG upon exercise of Warrants held by Centrum Bank AG within 60 days of October 25, 2006.

DESCRIPTION OF SECURITIES

General

Our authorized capital stock consists of 400,000,000 shares of common stock, with a par value of $0.001 per share. As of October 25, 2006 there were 67,231,000 shares of our common stock issued and outstanding that are held of record by one hundred and forty seven (147) registered stockholders.

Common Stock

Our common stock is entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors. Except as otherwise required by law or provided in any resolution adopted by our board of directors with respect to any series of preferred stock, the holders of our common stock will possess all voting power. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of our common stock that are present in person or represented by proxy, subject to any voting rights granted to holders of any preferred stock. Holders of a majority of our common stock outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our Articles of Incorporation. Our Articles of Incorporation do not provide for cumulative voting in the election of directors.

Subject to any preferential rights of any outstanding series of preferred stock created by our board of directors from time to time, the holders of shares of our common stock will be entitled to such cash dividends as may be declared from time to time by our board of directors from funds available therefor. See "Dividend Policy”.

Subject to any preferential rights of any outstanding series of preferred stock created from time to time by our board of directors, upon liquidation, dissolution or winding up of our company, the holders of shares of our common stock will be entitled to receive pro rata all assets of our company available for distribution to such holders.

In the event of any merger or consolidation of our company with or into another company in connection with which shares of our common stock are converted into or exchangeable for shares of stock, other securities or property (including cash), all holders of our common stock will be entitled to receive the same kind and amount of shares of stock and other securities and property (including cash).

Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Preferred stock

We have not adopted a class of preferred stock. Our only class of securities outstanding is common stock.

Dividend Policy

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

Nevada Anti-Takeover laws

Nevada Revised Statutes sections 78.378 to 78.3793 provide state regulation over the acquisition of a controlling interest in certain Nevada corporations unless the articles of incorporation or bylaws of the corporation provide that the provisions of these sections do not apply. Our articles of incorporation and bylaws do not state that these provisions do not apply. The statute creates a number of restrictions on the ability of a person or entity to acquire control of a Nevada company by setting down certain rules of conduct and voting restrictions in any acquisition attempt, among other things. The statute is limited to corporations that are organized in the state of Nevada and that have 200 or more stockholders, at least 100 of whom are stockholders of record and residents of the State of Nevada; and does business in the State of Nevada directly or through an affiliated corporation. The provisions of Nevada Revised Statutes sections 78.378 to 78.3793 do not apply to Searchlight as of the date of this prospectus.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in our company or any of its parents or subsidiaries. Nor was any such person connected with our company or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

EXPERTS

O’Neill Law Group PLLC has provided an opinion on the validity of our common stock. Manning Elliott LLP, Chartered Accountants (“Manning Elliott”) and Kyle L. Tingle, CPA, LLC (“KLT”), have audited our financial statements included in this prospectus to the extent and for the periods set forth in their audit reports. Manning Elliott has presented their report with respect to our audited financial statements for the year ended December 31, 2004. KLT has presented their report with respect to our audited financial statements for the year ended December 31, 2005. The reports of Manning Elliott and KLT are included in reliance upon their authority as experts in accounting and auditing.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

We have been advised that in the opinion of the SEC indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court's decision.

ORGANIZATION WITHIN LAST FIVE YEARS

Searchlight was incorporated on January 12, 1999 pursuant to the laws of the State of Nevada under the name “L.C.M. Equity, Inc.”. On November 2, 2001, LCM entered into an acquisition agreement with Regma Bio Technologies, Ltd. ("Regma") pursuant to which Regma entered into a reverse merger with L.C.M. Equity, Inc. with the surviving entity named “Regma Bio Technologies Limited”. Pursuant to the terms of the acquisition nagreement we acquired all of the issued and outstanding ordinary shares of Regma in exchange for 25,000,000 restricted shares of our common stock (the “Acquisition Shares”). The Acquisition Shares were issued on the closing of the transaction to Caisey Harlingten and his designates, pursuant to Section 4(2) of the Securities Act of 1933. On February 2, 2004, we changed our name to “Phage Genomics, Inc.” From 1999 to 2005, we operated primarily as a biotechnology research and development company with our headquarters in Canada and an office in the UK.

In February, 2005, we announced the reorganization of Searchlight from a biotechnology research and development company to a company focused on the acquisition of mineral properties. In connection with Searchlight’s reorganization, we entered into mineral option agreements to acquire an interest in the Searchlight Claims, see “Acquisition of Searchlight Claims”, below. In connection with the corporate reorganization and restructuring, on April 12, 2005, Mr. Harlingten transferred 47,700,000 shares of Searchlight’s common stock beneficially owned by him to K. Ian Matheson, resulting in a change of control of Searchlight. Also in connection with Searchlight’s corporate restructuring, our board of directors approved a change of Searchlight’s name to "Searchlight Minerals Corp.”. The name was changed to “Searchlight Minerals Corp.” effective June 23, 2005.

On June 30, 2005, we approved the issuance of 700,000 (pre-split) shares of our common stock to 18 mineral claim owners in connection with the Option Agreements dated February 8, 2005 among us and the mineral claim owners, see “Acquisition of Searchlight Claims”, below. Among the claim owners receiving the 700,000 (pre-split) shares was Debra Matheson, the spouse of K. Ian Matheson received 17,500 shares, Pass Minerals Inc., a company controlled by Mr. Matheson received 26,250 shares, Kiminco Inc., a company controlled by Mr. Matheson received 17,500 shares, Gold Crown Minerals Inc., a company controlled by Mr. Matheson received 70,000 shares, Geosearch Inc. and Geotech Mining Inc. each received 35,000 shares, both companies are controlled by Charles Ager who is the father of Carl Ager.

K. Ian Matheson, a member of our board of directors, is a promoter of Searchlight. In connection with our corporate restructuring we agreed to pay a management fee of $3,500 per month to Pass Minerals Inc., a company controlled by Mr. Matheson, for management services provided regarding the reorganization of Searchlight and the development of assaying and testing procedures for the Searchlight Claims. See “Certain Relationships and Related Transactions”, below.

Nanominerals Corp.

Nanominerals Corp. is a private Nevada corporation principally engaged in the business of mineral exploration. Nanominerals Corp. presently holds 23.8% of our issued and outstanding shares of common stock. Two of our directors Carl S. Ager and Ian R. McNeil, are officers and stockholders of Nanominerals Corp. Messrs. Ager and McNeil each hold 1,000,000 shares of the issued and outstanding common stock of Nanominerals Corp., representing an aggregate of 35% of the outstanding common stock of Nanominerals Corp. Pursuant to the terms of the Assignment Agreement, in consideration of the assignment of Nanominerals Corp.’s rights in the Clarkdale Slag Project to Searchlight, Searchlight agreed, among other things to pay Nanominerals Corp. $690,000 in respect of certain payments made by Nanominerals Corp. towards the acquisition of the Clarkdale Slag Project made pursuant to the terms of the JV Agreement and issue to Nanominerals Corp. or its designates, 6,000,000 warrants to purchase shares of the common stock of Searchlight exercisable for a term of 10 years from the date of the Assignment Agreement at an exercise price of $0.75 per share. Following Searchlight’s two for one stock split effected September 30, 2005, in October, 2005, Searchlight issued: (i) to Nanominerals Corp., a warrant (the “Warrants”) to purchase 10,000,000 shares of Searchlight’s common stock at an exercise price of $0.375 per share expiring June 1, 2015, pursuant to Section 4(2) of the Securities Act of 1933, and (ii) to a nominee of Nanominerals Corp., a warrant to purchase 2,000,000 shares of Searchlight’s common stock at an exercise price of $0.375 per share expiring June 1, 2015, pursuant to Regulation S of the Securities Act of 1933. The Warrants are restricted securities as defined in the Securities Act. The Warrants were subsequently transferred by Nanominerals Corp. The issuance was made to Nanominerals Corp. whose principals are sophisticated investors, and through its relationship with Searchlight was in a position of access to relevant and material information regarding Searchlight’s operations. Carl S. Ager and Ian R. McNeil by virtue of their positions in Searchlight and Nanominerals Corp. may be considered promoters of Searchlight.

DESCRIPTION OF BUSINESS

Introduction

We are an exploration stage company engaged in the acquisition and exploration of mineral properties. We have entered into mineral option agreements to acquire an interest in 20 mineral claims representing an area of 3,200 acres located in Clark County, south of Searchlight, Nevada. On October 24, 2005, we acquired an interest in a joint venture agreement (the “JV Agreement”) dated May 20, 2005 between Nanominerals Corp. and Verde River Iron Company, LLC, a Nevada limited liability company pursuant to which we have the option to acquire up to 50% of the Clarkdale Slag Project. The JV Agreement was entered into for the purpose of funding the processing of a copper smelter slag pile located on a parcel of land consisting of approximately 200 acres in Clarkdale, Arizona. The slag contained on the Clarkdale Slag Project site was produced as smelter rejects from prior processing of copper from 1915-1952. Upon completion of a drilling and sampling program to determine if the project is feasible, we intend to re-process the slag pile using an extraction process developed using industry standard metallurgy. We acquired our interest in the Clarkdale Slag Project pursuant to an assignment agreement with Nanominerals Corp. dated for reference June 1, 2005, as amended August 31, 2005 and October 24, 2005, pursuant to which Nanominerals assigned all of its interest in the JV Agreement to us.

We have not earned any revenues to date and do not anticipate earning revenues until such time as we enter into commercial production of our mineral properties. Our current plan of operation is to conduct mineral exploration activities on the Searchlight Claims in order to assess whether they possess mineral deposits capable of commercial extraction and drilling and sampling activities on the Clarkdale Slag Project site in order to assess whether the slag possesses mineralized material capable of commercial extraction. The agreements pursuant to which we acquired our interests in the Searchlight Claims and Clarkdale Slag Project provide that we must make a series of cash payments over certain time periods, expend certain minimum amounts on the exploration of the properties or contribute Searchlight’s share of ongoing expenditures. If we fail to make such payments or expenditures in a timely fashion, we may lose our interest in those properties.

Corporate History

Searchlight was incorporated on January 12, 1999 pursuant to the laws of the State of Nevada under the name L.C.M. Equity, Inc. On November 2, 2001, L.C.M. Equity, Inc. entered into an acquisition agreement with Regma Bio Technologies, Ltd. ("Regma") pursuant to which Regma entered into a reverse merger with L.C.M. Equity, Inc. with the surviving entity named “Regma Bio Technologies Limited”. On February 2, 2004 we changed our name to “Phage Genomics, Inc.” From 1999 to 2005 Searchlight operated primarily as a biotechnology research and development company with its headquarters in Canada and an office in the UK.

In February, 2005, we announced the reorganization of Searchlight from a biotechnology research and development company to a company focused on the acquisition of mineral properties. In connection with Searchlight’s reorganization we entered into mineral option agreements to acquire an interest in the Searchlight Claims. Also in connection with Searchlight’s corporate restructuring, our board of directors approved a change of Searchlight’s name to "Searchlight Minerals Corp.” The name was changed to “Searchlight Minerals Corp.” effective June 23, 2005. Also during 2005 we restructured our board of directors which presently consists of Carl. S. Ager, Ian McNeil, Ian Matheson, and Robert McDougal. Effective October 7, 2005, K. Ian Matheson resigned as the Chief Executive Officer, Chief Financial Officer, President, Secretary and Treasurer of Searchlight. Mr. Matheson continues to serve as a member of the Board of Directors. In place of Mr. Matheson, Ian R. McNeil was appointed as our Chief Executive Officer and President and Carl Ager was appointed as our Chief Financial Officer, Secretary and Treasurer.

Searchlight and Clarkdale Slag Projects

We hold interests in two mineral projects, as described below:

1.	our Searchlight Claims; and

2.	our Clarkdale Slag Project.

Our plan of operation for each of our groups of mineral properties is discussed below:

Searchlight Claims

The properties comprising the Searchlight Claims and our exploration activities on the Searchlight Claims are discussed in detail under the heading “Description of Property” in this prospectus.

Our current plan of operation is to continue to conduct mineral exploration activities on the Searchlight Claims in order to assess whether they possess mineral deposits capable of commercial extraction. The agreements pursuant to which we acquired our interests in the Searchlight Claims provide that we must make a series of stock and lease payments over certain time periods, expend certain minimum amounts on the exploration of the properties or contribute Searchlight’s share of ongoing expenditures. If we fail to make such payments or expenditures in a timely fashion, we may lose our interest in those properties.

We have developed an exploration work program for the Searchlight Project. We filed a surety bond in the amount of $27,528 for Phase I and $153,031 for Phase II with the Bureau of Land Management (“BLM”), and have commenced the two phase exploration program approved in connection with the terms of our reclamation permit, see “Searchlight Project and Reclamation Permit”, below. During the year ended December 31, 2005, metallurgical studies have been performed on the Searchlight Project site. Chain of custody surface samples and bulk samples (6 tons) have been taken from the project area by Arrakis, Inc. Metallurgical and analytical analysis on the samples has begun and further results are expected in the fourth quarter of 2006. Once the results from the aforementioned analysis are reviewed, the next steps on the project will begin. These steps may include a drilling program on the claim area (we are permitted for 18 drill holes), more bulk testing (we are permitted for a 36 acre pit), surface sampling, and metallurgical analysis.

Clarkdale Slag Project

The properties comprising our Clarkdale Slag Project are discussed in detail under the heading “Description of Property” in this prospectus. Our current plan of operation is to continue to conduct drilling and sampling activities on the slag pile located on the Clarkdale Slag Project site in order to assess whether the slag possesses mineralized material capable of commercial extraction. In the fall of 2005, drilling commenced on the Clarkdale Slag Project under the chain-of-custody of Mountain States R&D International Inc. (“MSRDI”). As of the date of this prospectus, we have drilled 18 holes (SD1-18) in the slag pile all under the supervision of MSRDI. These holes were drilled as part of a Mineral Study being conducted by MSRDI on our behalf Once the results from the drill program are fully analyzed, planning for the next steps on the project will begin. These next steps may include more drilling, analytical work, and testing of material on a larger scale (such as a test plant). At such time that we deem appropriate, a bankable feasibility study will be undertaken. See “Description of Property – Clarkdale Slag Project” below.

Competition

We are an exploration stage company. We compete with other mineral resource exploration companies for financing and for the acquisition of new mineral properties. Many of the mineral resource exploration companies with whom we compete have greater financial and technical resources than us. Accordingly, these competitors may be able to spend greater amounts on acquisitions of mineral properties of merit, on exploration of their mineral properties and on development of their mineral properties. In addition, they may be able to afford greater geological expertise in the targeting and exploration of mineral properties. This competition could result in competitors having mineral properties of greater quality and interest to prospective investors who may finance additional exploration. This competition could adversely impact on our ability to finance further exploration on our mineral properties.

Compliance with Government Regulation

Our Searchlight Claims are comprised of non-patented placer mining claims located on federal land managed by the U.S. Bureau of Land Management. Mining activities on the Searchlight Claims must be carried out in accordance with a permit issued by the Bureau of Land Management. Mining activities on the Searchlight Claims are currently being carried out under a permit approved by the Bureau of Land Management under a 2005 plan of operation for mining activity submitted by us to the Bureau of Land Management. See “Searchlight Project and Reclamation Permit” below.

Our operations on the Clarkdale Slag Project will also require compliance with applicable permits under Arizona State law and require some upgrade of existing facilities as the project develops. Air quality and building permits have yet to be received on the Clarkdale Slag Project. URS Corporation, an international engineering company has been involved with the permitting of the project with state and local authorities.

Permit applications are submitted under a tri-agency application, and are reviewed by agencies of the State of Nevada and State of Arizona governments, including the Department of Natural Resources, and the Department of Environmental Conservation, and Fish and Game. We post a reclamation bond annually in an amount required by the State of Nevada for each acre of proposed disturbance exceeding reclaimed acreage in a permit period. Presently, we have posted the appropriate bonding, and as a matter of company policy, endeavor to reclaim disturbed areas to equal or exceed any new disturbance.

Our mining operation is regulated by Mine Safety Health Administration (“MSHA”). MSHA inspectors periodically visit our project to monitor health and safety for the workers, and to inspect equipment and installations for code requirements. All of our workers have completed MSHA safety training and must take refresher courses annually when working on our project. A safety officer for the project is also on site.

Other regulatory requirements monitor the following:

(a)	Explosives and explosives handling.
(b)	Use and occupancy of site structures associated with mining.
(c)	Hazardous materials and waste disposal.
(d)	State Historic site preservation.
(e)	Archaeological and paleontological finds associated with mining.

Federal Claim Maintenance Fees

In order to maintain our Searchlight Claims each year we must pay a maintenance fee of $125 per claim to the Nevada State Office of the Bureau of Land Management and on November 1 of each year we must file an affidavit and Notice of Intent to Hold the claims in Clark County. We have paid the required maintenance fees and filed the affidavits required in order to extend the claims to August 31, 2007.

Research and Development Expenditures

We have expended $186,877 over the past two fiscal years ended December 31, 2005 on research and development. We expended $887,023 on mineral exploration expenses in connection with our exploration programs on the Searchlight Project and Clarkdale Slag Project during fiscal 2005. Pursuant to the terms of the Assignment Agreement, as amended August 31, 2005 and October 24, 2005, we are required to pay Nanominerals Corp. a royalty equal to 5% of the Net Smelter Returns (as defined in the Assignment Agreement) resulting from the processing and extraction of minerals from the Clarkdale Slag Project. See “Description of Property”, below.

Employees

As of the date of this prospectus we have one employee other than our officers and directors. See “Executive Compensation - Employment Contracts”, below.

Subsidiaries

We have no operating subsidiaries.

Patents and Trademarks

We do not own, either legally or beneficially, any patent or trademark and we are not party to any licensing agreements.

DESCRIPTION OF PROPERTY

We currently do not own any real property. We have an interest in the two groups of properties comprising our Clarkdale Slag Project and Searchlight Project discussed below.

On September 6, 2005, we entered into a lease agreement with Burnett & Williams, LLC, a Nevada limited liability company (“B&W”) for the lease of our head office consisting of approximately 925 square feet located at Suite 120-2441 W. Horizon Ridge Parkway, Henderson NV 89052 at a rate of $3,100 per month. The lease is for a term of six months commencing September 15, 2005. The lease term is renewable at our option for a further six months on the same terms and conditions.

CLARKDALE SLAG PROJECT

Location, Access and History of Exploration

The Clarkdale Slag Project is located at Clarkdale, Arizona, USA some 107 miles north of Phoenix and about 50 miles southwest from Flagstaff, Arizona in Yavapai County, see Figure 1, below. Title to the property constituting the Clarkdale Slag Project is held in the name of Transylvania International Inc, a wholly owned subsidiary of Verde River. We acquired our interest in the Clarkdale Slag Project pursuant to our assignment agreement with Nanominerals Corp., see acquisition of Clarkdale Slag Project below. The project is located at 3,480’ elevation on 198.7 deeded acres of industrial zoned land near the town of Clarkdale (3,600 residents). It contains the old smelter site and a slag pile available for processing pursuant to the terms of our JV Agreement. The slag was produced as smelter rejects from processing copper ores, principally from Jerome, during the period 1915-1952, when the Clarkdale smelter was one of the largest copper smelters in the world. Jerome, some 6 miles west of Clarkdale at elevation 5,435’, is a historic mining district, which produced fortunes in copper extracted from massive sulfide deposits mined at Jerome (1889-1952) and smelted at both Jerome (1889-1915) and Clarkdale (1915-1952).

Improvements in technology over the last 50 years have now advanced to the point where re-processing of the slag at Clarkdale for gold, silver, copper, zinc, iron and ferro-silicates may be considered economic. If the feasibility study confirms the work to date, then the joint venture expects to build an extraction facility at Clarkdale. The capital requirements to complete the testing and to build and start up the operation are estimated at $31,000,000.

Figure 1 - Clarkdale Slag Project Site

Acquisition of Clarkdale Slag Project

We entered into an assignment agreement with Nanominerals Corp., a Nevada Corporation dated for reference June 1, 2005, as amended August 31, 2005 pursuant to which Nanominerals Corp. assigned all of its interest in the JV Agreement to us. The JV Agreement was entered into for the purpose of funding the processing of a copper smelter slag located on a parcel of land consisting of approximately 200 acres in Clarkdale, Arizona.

On October 24, 2005, we entered into an amendment (the “Amended Assignment Agreement”) to the Assignment Agreement, for the purpose of clarifying our obligation to pay Nanominerals Corp. a royalty equal to 5% of the Net Smelter Returns (as defined in the Amended Assignment Agreement) resulting from the processing and extraction of minerals from the Clarkdale Slag Project. Pursuant to the terms of the Amended Assignment Agreement, we completed the acquisition of all of Nanominerals Corp.’s interest in the JV Agreement and fulfilled our obligations under the terms and conditions of the Assignment Agreement, which included the following conditions:

(a)	Repay Nanominerals Corp. $690,000 in respect of certain payments made by Nanominerals Corp. towards the acquisition of the Clarkdale Slag Project made pursuant to the terms of the JV Agreement.

(b)	Assign Nanominerals Corp. a five percent net smelter return royalty payable from Searchlight’s share of production from the Clarkdale Slag Project.

(c)	Appoint sufficient nominees of Nanominerals Corp. to Searchlight’s board of directors to constitute a majority of the board following execution of the Assignment Agreement.

(d)

Issue to Nanominerals Corp., or its designate, 6,000,000 warrants to purchase shares of the common stock of Searchlight exercisable for a term of 10 years from the date of the Assignment Agreement at an exercise price of $0.75 per share.

(e)

Provide confirmation to Nanominerals Corp., that Searchlight has received funds of $2,000,000 pursuant to Searchlight’s private placement offering of its securities to accredited investors in the U.S. and to accredited investors outside of the U.S.

Following our acquisition of Nanominerals Corp.’s interest in the Clarkdale Slag Project, we are presently proceeding with the joint venture with Verde River Iron Company, LLC, see Figure 2 – Clarkdale Joint Venture Structure, below. Under the terms of the JV Agreement, we intend to form a jointly owned limited liability operating company (“OPCO”) to pursue a four phase work program for the purpose of processing slag from a copper smelter slag pile located at the Clarkdale Slag Project site, to extract byproducts from the slag for commercial resale. Pursuant to the terms of the JV Agreement, we have the option to earn a 50% interest in the Clarkdale Slag Project subject to the following, payments and conditions:

(a)

We are required to fund all expenditures for Phase I of the work program and we must pay $3,000,000 into OPCO’s account within 14 days of the completion of Phase I. At the time we make the $3,000,000 payment to OPCO, Verde River Iron Company, LLC agrees to transfer all rights to process the Clarkdale Slag Project slag pile to OPCO and grant us a license to use the project site for the project.

(b)	After completion of a bankable feasibility study in Phase II, we are required to contribute $27,000,000 (“Project Funding Payment”) to OPCO within 90 days of receipt of the study.

(c)	Verde River Iron Company, LLC is not required to contribute any funds for project expenses.

(d)

In the event of termination by either party, provided that Phase II has been completed, Verde River Iron Company, LLC agreed to assign 10% of its net operating profits from the project to us until we receive an amount equal to two times the amount of our total investment in the project.

(e)

a principal of Verde River Iron Company, LLC, will be paid an amount of $10,000,000 from the Project Funding Payment, the Initial Payment (as further defined in the JV Agreement) and net cash flow of the project before any money is distributed to Searchlight and Verde River Iron Company, LLC.

The $10,000,000 to the principal of Verde River is to be paid as follows: (i) $100,000 from the $530,000 advanced by us upon execution of the Agreement; (ii) from the Full Project Funding payment (as defined in the agreement), an additional $6,400,000 will be paid to Verde River, for disbursement to the principal of Verder River, through, and as directed by Verde River; and (iii) Verde River and Searchlight also agree that the $3,500,000 balance of the $10,000,000 will be paid off from net cash flow of the Project before any money is withheld for reserves, or before any money is otherwise distributed to Verde River or Searchlight. Verde River and its management do not, to our knowledge, have any experience in the operation of a slag reprocessing project and are relying on Searchlight to provide the funding and technical expertise to guide the Clarkdale Slag Project.

The following is an outline of the proposed milestones and expenditures on the Clarkdale Slag Project, in accordance with the terms of the JV Agreement with Verde Rive Iron Company LLC:

PHASE	DESCRIPTION	CAPITAL COSTS	EXPECTED
		($)	COMPLETION
			DATE

Phase 1	Property Payments	$500,000
	Mineral Study	$500,000	First Quarter of 2007

Phase 2	Bankable Feasibility Study	$3,000,000	Third Quarter of 2007

Phase 3	Construction & Start Up
	Plant Construction & Related Costs	$15,200,000
	Property Payments	$6,500,000
	Working Capital	$5,300,000	Third Quarter of 2008
	Total Capital Costs	$31,000,000

The above timeline and costs are estimates only and do not take into account possible delays that may arise. If we experience any difficulties or delays during our plan of operation, it could take substantially longer and more costly for us to complete construction of plant facilities or complete any property studies. The above is also subject to receipt of additional financing.

Figure 2 - Clarkdale Joint Venture Structure

Clarkdale Slag Pile

The slag pile occupies approximately 45 acres and is up to 100 feet thick. The SEM/EDS data indicates that there is a variation due to the varying amount of sulfides contained within the different types of smelter sourced slag in the pile, to variations in liberation by different grinders, and to variations in the extraction processes used to report these metals. It is for all these reasons that care will be exercised in determining the extractable grade for the pile during the drilling and mineral study by the joint venture’s independent engineers. Drilling, assaying and extraction testing of the slag pile by independent engineers commenced in June 2005 (Phase 1 = Mineral Study), see “Current Status of Exploration of Clarkdale Slag Project” below. To our knowledge there have been no prior attempts to exploit the slag pile or determine its economic feasibility.

Metallurgy

Grinding, assaying, leach and extraction testing (1991-2005) of composite bulk samples from the slag pile (>200 sites) has indicated that the copper, zinc, gold and silver are readily extractable by standard known technology. The tails are ferro-silicates, saleable as cement additives to the local cement plant and other users. The slag has a glassy, volcanic lava-like appearance. It contains some thin layers of rocky material which appear to have been undigested from the smelter. SEM/EDS analysis of the slag has shown that Copper-Zinc is contained within blebs of Iron-Copper-Zinc sulfides of dimensions of less than 0.3 -20 microns. The iron occurs as iron-metal and iron-oxide of dimensions of less than 5 microns. All these materials are contained in an amorphous/nano-crystalline matrix of calcium-iron-aluminum silicate. Based on the mineralogy of the source of the smelter feed (Jerome), the gold-silver values are entrapped within the sulfide blebs. Assaying and metallurgical testing of this material, by previous owners and Dr. Hewlett, using certified labs, has produced highly variable results for gold and silver, and reasonably consistent values for copper, zinc and iron. The SEM/EDS data indicates that this variation is due to the varying amount of sulfides contained within the different types of smelter sourced slag in the pile, to variations in liberation by different grinders, and to variations in the extraction processes used to report these metals. Between the fourth quarter of 2005 and the third quarter of 2006, a drilling and sampling program was implemented at our Clarkdale Slag Project under strict chain-of-custody sampling by Mountain States R&D International. A total of 18 holes comprising more than 1,700 feet were drilled as part of a minerals study being conducted by Mountain States R&D International on our behalf. Mountain States R&D International also obtained a 2-ton bulk sample comprised of samples taken over the 45-acre surface of the slag pile. Approximately 750 lbs. of this sample were subsequently processed at our pilot plant in Phoenix, Arizona, see “Current Status of Exploration of Clarkdale Slag Project” below. .

The processing facility is expected to be zero discharge as it will recycle all water and it is expected to sell or to dispose of all products off-site. Certification of the process design and metal extraction will be determined during operation of the two ton per hour (tph) test module in support of the Bankable Feasibility Study (Phase 2) for a planned 2,000 ton per day operation at Clarkdale.

There have been many advances in technology over the last ten years that have made re-processing of slag pile more economical. One of the more significant achievements is the development of new mills capable of grinding the hard and abrasive slag found at Clarkdale. These mills use tougher ceramic components, rather than standard steel, are more cost efficient due to lower power requirements and can liberate the metals for extraction, even from tough materials such as the Clarkdale slag. A second significant improvement is the advancement of Ion-Exchange resin technology. Ion-Exchange resins are designated to replace current solvent extraction liquids because they are environmentally benign. These man-made collectors can selectively recover, with pin-point accuracy, specific metals and/or compounds. This eliminates the costs and environmental problems associated with previously used circuits for Copper/Zinc recovery. Use of Ion-Exchange resins is common in commercial mining operations around the world.

Permitting and Design

The process design and equipment selection are planned for both an initial 2 ton per hour (test module) and a planned 2,000 ton per day (720,000 tons per year) leach and extraction plant at Clarkdale. All required buildings and services are currently available (with moderate cost upgrades) at the site. These include office, lab and processing buildings as well as road, rail, power, telephone, water, storm drain and sewage.

A conditional use permit has been obtained from local authorities subject to final site plan approval. Operations will require some upgrade of existing facilities as the project develops. Air quality, water quality and building permits have yet to be received. URS Corporation, an international engineering company has been involved with the permitting of the Clarkdale Slag Project with state and local authorities. Pursuant to the engineering services agreement between URS Corporation and Verde River dated March 21, 2005, URS is to complete a Class II environmental application based on planned equipment and processing applications with Arizona Department of Environmental Quality for quarrying and metals recovery operations. In consideration of the services provided by URS under the agreement we agreed to pay URS $23,835.

The Mineral Study (Phase 1) will include drilling to verify the grade of the slag pile. The Bankable Feasibility Study (Phase 2) will include additional metallurgical tests and a two ton per hour test module to confirm the plant design. Once this work is completed, Construction and Start Up (Phase 3) is estimated to take one year.

Current Status of Exploration of Clarkdale Slag Project

Between the fourth quarter of 2005 and the third quarter of 2006, a drilling and sampling program was implemented at our Clarkdale Slag Project under strict chain-of-custody sampling by Mountain States R&D International. A total of 18 holes comprising more than 1,700 feet were drilled as part of a minerals study being conducted by Mountain States R&D International on our behalf. Mountain States R&D International also obtained a 2-ton bulk sample comprised of samples taken over the 45-acre surface of the slag pile. Approximately 750 lbs. of this sample were subsequently processed at our pilot plant in Phoenix, Arizona.

The following composite drill hole and bulk sample analyses have been reported to us by Mountain States R&D International:

Summary of Results

Results	Gold Au (ounces per ton)	Silver Ag (ounces per ton)	Copper Cu (%)	Zinc Zn (%)	Iron Fe (%)

1. 18 Drill Hole Average	0.46	0.13	0.37	2.47	33.1
2. 750 lb Bulk Sample Average	0.42	0.06	0.35	2.88	31.0

1.	Drill Hole Results

Drill Hole	Composite Footage	Gold Au (ounces per ton)	Silver Ag (ounces per ton)	Copper Cu (%)	Zinc Zn (%)	Iron Fe (%)

SD1	0.0 – 55.0	0.210	-	0.70	2.10	32.1
SD2	0.0 – 60.0	0.213	-	0.73	2.13	34.6
SD3	0.0 – 109.0	0.228	-	0.37	2.99	33.4
SD4	0.0 – 80.0	0.190	-	0.39	3.29	32.3
D5	0.0 – 89.0	0.229	-	0.39	2.29	30.2
SD6	0.0 – 50.0	0.216	-	0.36	3.04	32.5
SD7	0.0 – 111.5	0.667	0.249	0.26	3.10	36.2
SD8	0.0 – 117.5	0.716	0.140	0.29	2.79	33.3
SD9	0.0 – 114.0	0.633	0.153	0.34	2.43	32.7

SD10	0.0 – 112.5	0.669	0.110	0.32	2.57	33.5
SD11	0.0 – 131.0	0.571	0.127	0.32	2.18	33.4
SD12	0.0 – 89.0	0.428	0.109	0.31	1.99	32.1
SD13	0.0 – 127.5	0.590	0.114	0.39	2.86	33.3
SD14	0.0 – 107.5	0.538	0.139	0.36	2.14	33.0
SD15	0.0 – 89.0	0.483	0.143	0.33	1.96	32.8
SD16	0.0 – 118.0	0.633	0.125	0.31	2.49	34.8
SD17	0.0 – 116.0	0.657	0.116	0.30	2.36	35.0
SD18	0.0 – 36.0	0.390	0.070	0.22	1.70	31.3

Average		0.46	0.13	0.37	2.47	33.1

Mountain States R&D International performed the copper, zinc, and iron analysis using the fusion assay method, followed by atomic absorption. Gold and silver analysis was performed by Arrakis, Inc., under the chain-of-custody sampling, using an acid total digestion method followed by atomic absorption.

2.	Surface Bulk Sample Results

Sample	Composite Detail	Gold Au (ounces per ton)	Silver Ag (ounces per ton)	Copper Cu (%)	Zinc Zn (%)	Iron Fe (%)

SS1B-1	Surface Bulk Sample	0.361	0.285	0.36	3.00	33.8
SS1B-2	Surface Bulk Sample	0.422	ND	0.35	2.80	30.4
SS1B-3	Surface Bulk Sample	0.428	ND	0.33	2.90	30.4
SS1B-4	Surface Bulk Sample	0.444	ND	0.36	2.80	29.8
SS1B-5	Surface Bulk Sample	0.434	ND	0.34	2.90	30.6

Average		0.42	0.06	0.35	2.88	31.0

ND (None Detected)

Under Chain of Custody sampling, Mountain States R&D International collected a 4,000 lb. bulk sample comprised of material taken over the entire surface of the 45-acre slag pile. Mountain States R&D International milled 750 lbs of this material through the Company’s pilot plant located in Phoenix, Arizona and subsequently performed the copper, zinc, and iron analysis using the fusion assay method, followed by atomic absorption. Gold and silver analysis of the bulk sample was also performed by Mountain States R&D International using the fire assay method followed by atomic absorption.

Drilling Program

We retained Dr. Richard F. Hewlett as the Project Manager for our Clarkdale Slag Project. Under the guidance of Dr. Hewlett, we contracted Mountain States R&D International Inc. (“MSRDI”) of Tucson, AZ to execute a Minerals Study. MSRDI performed the copper, zinc, and iron analysis using the fusion assay method, followed by atomic absorption (AA). Gold analysis was performed by Arrakis, Inc., under the chain-of-custody sampling of MSRDI, using 4-acid total digestion followed by graphite furnace atomic absorption (GFAA). A total of 18 holes comprising more than 1,700 feet were drilled as part of a Minerals Study being conducted by MSRDI on behalf of Searchlight, see figure 3 below. MSRDI also obtained a 2-ton bulk sample comprised of samples taken over the 45-acre surface of the slag pile. Approximately 750 lbs. of this sample were subsequently processed at our pilot plant in Phoenix, Arizona. The drilling on the Clarkdale Slag Project was performed by Boart Longyear Company and was completed using sonic drills. MSRDI had complete control over the samples from the time they were recovered from the drill through the analytical process. MSRDI also oversaw the drilling.

We intend to conclude our Minerals Study (Phase 1) in the coming months which will include receipt of chain of custody sampling results from all 18 drill holes as well as verification of the grade. The Bankable Feasibility Study (Phase 2) is expected to include additional metallurgical tests and a two ton per hour test module. We have commenced assembling this test module ‘pilot plant’ in Phoenix, Arizona, which is designed to establish the metals processing and recovery circuit that is expected to be incorporated into a commercial-scale facility at Clarkdale next year. Once this work is completed, construction and start up (Phase 3) is estimated to take one year.

Figure 3 –Drilling Program

SEARCHLIGHT CLAIMS

Location, Access and History of Exploration

The Searchlight Project is a 3,200-acre placer gold project, with underlying hard rock potential, located about 50 miles south of Las Vegas and 2 miles south of Searchlight, Nevada. See Figure 4, below. Access is by vehicle from Highway 95. The mining claims were staked by the owners on Federal land (BLM) as 160-acre association placer mining claims. Searchlight has a four year option to acquire these claims subject to certain terms and conditions.

The Searchlight Claims are located in parts of Sections 1, 12-13 and 24-25 of Township 29 South, Range 63 East and Sections 19 and 30 of Township 29 South, Range 64 East Clark County Nevada. The names of the claims and their federal serial numbers are as described below:

Nevada Mineral Claim	BLM Number
Rio Raga 300	600834
Rio Raga 301	600835
Rio Raga 302	600836
Rio Raga 303	600837
Rio Raga 304	600838
Rio Raga 305	600839
Rio Raga 306	715676
Rio Raga 307	600841
Rio Raga 308	600842
Rio Raga 309	600843
Rio Raga 310	699996
Rio Raga 311	699997
Rio Raga 312	600846
Rio Raga 313	600847
PV Brown 193	854993
PV Brown 301	854994
PV Red 11	791232
PV Red 12	791233
PV Red 13	791234
PV Red 14	791235

The Searchlight District is a well known gold camp. Mining occurred in the area during the period 1900-1950 where some 250,000 ounces of gold were produced from quartz-sulphide-hematite veins to depths of greater than 1,000 feet with minor placer gold produced. Exploration work by the claim owners on the Searchlight Project, during the period 1989-2005, indicated a potential for gold mineralization within the claim block. The claim owners have an approved Plan of Operation with the Bureau of Land Management for drilling 18 test holes throughout the claim block and for mining a 36 acre pit on the RR304 claim. The intent of our exploration work program is to identify the grade, tonnage and extractability of the gold within the Searchlight Project area. Independent geologists and engineers have been engaged to certify the work. Budget for this work (Phase 1) is projected at $650,000. Additional bulk leaches and drilling will be undertaken to define mineral deposits for a mining feasibility study (Phase 2) should this work prove successful.

Figure 4 – Searchlight Project Location

Acquisition of Searchlight Claims

On February 10, 2005, we entered into option agreements (the “Option Agreements”) with the owners (collectively the “Claim Owners”) of the Searchlight Claims. Prior to entering into the Option Agreements with Searchlight, each Claim Owner optioned its interest in the Searchlight Claim it owned to Searchlight Minerals, Inc. (“SMI”), a company controlled by K. Ian Matheson. Under the terms of the Option Agreements, each Claim Owner and SMI acknowledged and agreed, among other things, to the following (the “Acknowledgements”):

(a)	the assignment of SMI’s interest in the Searchlight Claims to Searchlight;

(b)	the right of reimbursement of K. Ian Matheson and his related companies for amounts advanced to SMI, including $85,000 advanced to SMI;

(c)

that following the issuance of an aggregate of 5,600,000 shares (post-split) of the common stock of Searchlight to the Claim Owners, all of the Claim Owner’s rights and interests in the Searchlight Claims will be vested in Searchlight;

(d)	the appointment of K. Ian Matheson as director and officer of Searchlight to proceed with a restructuring of the business of Searchlight; and

(e)

during the term of the agreement, to allow Searchlight and its authorized agents to have exclusive rights to access the Searchlight Claims for all purposes including prospecting, exploring, developing, trenching, stripping, excavating, sampling and conducting any and all exploration and development activities for the purpose to determining the mineral or metal content of the property and the right to remove from the property all such materials and minerals deemed necessary to properly test, explore or develop the property.

In consideration of the Acknowledgments, Searchlight agreed, among other things to: (i) complete a corporate restructuring of its business by March 31, 2005 (the “Restructuring Date”); (ii) include any shares of its common stock issued to the Claim Owners in any subsequent registration statement filed by Searchlight under the Securities Act; (iii) make all regulatory or government payments required to maintain the Searchlight Claims in good standing during the term of the agreement, and (iv) issue to the Claim Owners an aggregate of 5,600,000 (post-split) restricted shares in the common stock of Searchlight in the following manner:

(a)	1,400,000 shares on or before June 30, 2005, which shares have been issued;
(b)	1,400,000 shares on or before June 30, 2006, which shares have been issued;
(c)	1,400,000 shares on or before June 30, 2007; and
(d)	1,400,000 shares on or before June 30, 2008.

We will not acquire title to the Searchlight Claims until we complete the issuance of shares of our common stock to each Claim Owner in accordance with the terms of the Option Agreements.

Searchlight Project and Reclamation Permit

The intent of the 2006 Searchlight Project exploration work program is to drill 18 exploratory holes and test and develop a 36 acre pit to determine if there is mineralized material on the property. We expect to rent a drill rig and employ drillers to conduct the drilling. Independent geologists and engineers are expected to be engaged to certify the work. Budget for this work is estimated to cost approximately $650,000.

On April 22, 2005, we received a reclamation permit from the Nevada Bureau of Mining Regulation and Reclamation (“BMRR”) for our proposed work program on certain of the Searchlight Claims. Pursuant to the terms of the reclamation permit, we received the authorization to proceed with the reclamation of the mine located on the Rio Raga 304 claim and to pursue our planned exploration program on certain of our claims, in the following manner:

EXPLORATION PHASE	PROJECT	LOCATION	SIZE
Phase I - Exploration Program	Drilling of 18 Sites	Section 1, 12, 13, 24 and 25 T. 29 S., R. 63 E. and portions of Sections 19 and 30, T. 29S., R. 64 E., MDM, Clark County, Nevada	1.8 Acres
Phase II – Mine Reclamation	Pit and Set Backs	Section 13, T. 29S., R. 63 E., MDM, Clark County, Nevada	41.5 Acres
	Plant Site		3.2 Acres
	Access Road		1 Acre

The permit is valid for the life of the project and becomes effective upon receipt of an acceptable surety by the BMRR. We posted a cash bond in the amount of $180,500 with the U.S. Bureau of Land Management (“BLM”), in accordance with the terms of our reclamation permit for the Searchlight project granted by the Nevada Bureau of Mining Regulation and Reclamation on April 22, 2005.

In accordance with the terms of our reclamation permit for the Searchlight Project, metallurgical studies have been performed on the Searchlight Project site. Chain of Custody surface samples and bulk samples have been taken from the project area and analytical work on the samples has begun. We expect some preliminary results of the Searchlight Project samples by the fourth quarter of 2006.

Geology

The Searchlight Project is located over a north-south basin filled with unconsolidated detritus and bounded by outcropping Miocene volcanic and intrusive rocks. Outcrops of basement Precambrian gneiss indicate considerable uplift has occurred. Interpretation of satellite infrared images indicates a major east-west Fracture Zone, some six miles wide, cross-cuts the basin underlying the Project area. The gold at Searchlight was mined principally from quartz-sulphide-hematite veins that trended east-west. This is clearly related to the above mentioned Searchlight-Mammoth Fracture Zone. Detritus fill and hydrothermal overprints are postulated to be the source of the ultra fine gold (<20 microns) found underlying the Project area.

Metallurgy

Previous work on the Searchlight Project has shown that the gold occurs as minute particles in both the detritus grains and in the hydrothermally derived precipitates, which overprints the valley fill. It has taken years of research to develop extraction methods capable of dealing with this unique mineralogy.

During 2004-2005 some 34 surface samples were analyzed for gold by the property owners on material collected from surface sites. At each sample site some 10 kg (22lbs) of –1/4” screened material was collected and split into 200-1,000g samples for testing. Each sample was then prepared for assay. This included drying, grinding, blending, etc. Normally 15-30g samples were fire assayed with gravimetric finish for final results.

Preliminary statistical analysis of the data from this work indicates the high variance of fire assay extraction is directly correlated to the sample preparation method and/or the small sample size used. Historical data on the Project indicates that leach tests on larger samples are a more reliable analytical method than fire assaying of small samples.

For these reasons and to verify the property owners’ results, an independent metallurgical testing firm was retained to take chain of custody samples, to test the samples for precious metals, to determine extractable grades by leaching large samples (500–1,000g), and to report on the results.

The firm selected to do this work was Arrakis, Inc. (“Arrakis”) of Denver, Colorado. Leach tests by Arrakis have confirmed the presence of extractable gold at the locations sampled. Additional tests are in progress from these surface samples sites.

Work Program of Searchlight Claims

The initial work program (Phase 1) for the Searchlight Claims will focus on analysis of surface samples to determine the best method to extract precious metals from this material for the drill program. Extraction tests on several chain of custody surface samples are in progress at Arrakis. After this work is completed, an 18-hole drill program will be undertaken by independent engineers to determine the tonnage and extractable grades from the property. Should these results prove favorable, then Phase 2 will consist of infill drilling, bulk sampling and pilot leach tests to determine the commercial feasibility of the project. The scope and cost of Phase 2 will be determined after Phase 1 is complete.

The proposed program, cost and schedule for Phase 1 are as follows:

SAMPLING & TESTING PROGRAM (3 Months)
Independent Research & Testing
Independent Engineering Report
Total	$100,000
DRILL PROGRAM (5 Months)
Permits and Environmental Bond	$200,000
18 Reverse Circulation Drill Holes, Field Management, Sampling, Assaying	$310,000
Independent Engineering Report	$30,000
Reclamation & Re-vegetation	$10,000
Total	$550,000
TOTAL COST PHASE 1	$650,000

Current Status of Exploration of Searchlight Claims

We filed a surety bond in the amount of $27,528 for Phase I and $153,031 for Phase II with the Bureau of Land Management, and have commenced the two phase exploration program approved in connection with the terms of our reclamation permit. During the year ended December 31, 2005, metallurgical studies have been performed on the Searchlight Project site. Chain of custody surface samples and bulk samples (6 tons) have been taken from the project area by Arrakis, Inc. Metallurgical and analytical analysis on the samples has begun and results are expected in the fourth quarter of 2006. Once the results from the aforementioned analysis are reviewed, the next steps on the project will begin. These steps may include a drilling program on the claim area (we are permitted for 18 drill holes), more bulk testing (we are permitted for a 36 acre pit), surface sampling, and metallurgical analysis.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Plan Of Operation

Our current plan of operation is to continue to conduct mineral exploration activities on the Searchlight Claims and drilling and sampling activities for the Clarkdale Slag Project to assess whether the slag possesses mineralized material capable of commercial extraction. The agreements pursuant to which we acquired our interests in the Searchlight Claims and Clarkdale Slag Project provide that we must make a series of cash payments over certain time periods, expend certain minimum amounts on the exploration of the properties or contribute Searchlight’s share of ongoing expenditures. If we fail to make such payments or expenditures in a timely fashion, we may lose our interest in those properties.

Searchlight Project

The properties comprising the Searchlight Claims and our exploration activities on the Searchlight Claims are discussed in detail under the heading “Description of Property” in this prospectus. Our current plan of operation is to conduct mineral exploration activities on the Searchlight Claims in order to assess whether they possess mineral deposits capable of commercial extraction. We have developed an exploration work program for the Searchlight Project. We filed a surety bond in the amount of $27,528 for Phase I and $153,031 for Phase II with the BLM, and have commenced the two phase exploration program approved in connection with the terms of our reclamation permit. During the year ended December 31, 2005, metallurgical studies have been performed on the Searchlight Project site. Chain of custody surface samples and bulk samples (6 tons) have been taken from the project area by Arrakis, Inc. Metallurgical and analytical analysis on the samples has begun and results are expected in the fourth quarter of 2006. Once the results from the aforementioned analysis are reviewed, the next steps on the project will begin. These steps may include a drilling program on the claim area (we are permitted for 18 drill holes), more bulk testing (we are permitted for a 36 acre pit), surface sampling, and metallurgical analysis.

Clarkdale Slag Project

The properties comprising our Clarkdale Slag Project are discussed in detail under the heading “Description of Property” in this prospectus. Our current plan of operation is to continue to conduct drilling and sampling activities on the slag pile located on the Clarkdale Slag Project site in order to assess whether the slag possesses mineralized material capable of commercial extraction. In the fall of 2005, drilling commenced on the Clarkdale Slag Project under the chain-of-custody of Mountain States R&D International Inc. (“MSRDI”). As of the date of this prospectus, we have drilled 18 holes (SD1-18) in the slag pile all under the supervision of MSRDI. These holes were drilled as part of a Mineral Study being conducted by MSRDI on our behalf. Sample preparation and analysis was performed under MSRDI’s chain of custody sampling.

Our drilling and sampling results are preliminary Once the results from the drill program are fully analyzed, planning for the next steps on the project will begin. These next steps may include more drilling, analytical work, and testing of material on a larger scale (such as a test plant). At such time that we deem appropriate, a bankable feasibility study will be undertaken.

Cash Requirements

Our estimated expenses for the next twelve months are as follows:

EXPENSE		COST ($)
Administrative Expenses		$200,000
Legal and Accounting Expenses		$100,000
Consulting Services		$100,000
Clarkdale Slag Project
- Property Payments	$500,000
- Mineral Study	$500,000
- OPCO Payment/Feasibility Study	$3,000,000
Total Clarkdale Slag Project		$4,000,000
Searchlight Gold Project
- Sampling and Testing	$100,000
- Drill Program	$550,000
Total Searchlight Gold Project		$650,000
Total Amounts Spent to date		$(1,100,000)

TOTAL		$3,950,000

We recorded a net operating loss before income taxes of $1,685,104 for the six months ended June 30, 2006 and have an accumulated deficit of $7,440,212 since inception. As at the date of this prospectus, we had cash of approximately $4,600,000 and for the next twelve months, management anticipates that the minimum cash requirements to fund our proposed exploration program and our continued operations will be $3,950,000. Accordingly, we have sufficient funds to meet our planned expenditures over the next twelve months.

RESULTS OF OPERATIONS

Second Quarter and Six Month Summary

	Second Quarter Ended June 30			Six Months Ended June 30
			Percentage			Percentage
	2006	2005	Increase /	2006	2005	Increase /
			(Decrease)			(Decrease)
Revenue	$-	$-	N/A	$-	$-	N/A
Expenses	(1,068,885)	(98,275)	987.6%	(1,685,104)	(580,626)	190.2%
Net Loss (1)	$(1,068,885)	$(98,275)	987.6%	$(1,685,104)	$(580,626)	190.2%

Note:

(1)	Net loss excludes Foreign Currency Translation Adjustment of $(11,769) and $24,148 for the six months ended June 30, 2006 and 2005, respectively.

Summary of Year End Results
	Year Ended	Year Ended	Percentage
	December 31, 2005	December 31, 2004	Increase / (Decrease)
Revenue	$-	$-	n/a
Expenses	(1,721,777)	(590,462)	(191.6)%
Net Income (Loss)(1)	$(1,721,777)	$(590,462)	(191.6)%

Note:

(1)	Net loss excludes Foreign Currency Translation Adjustment of $127,711.

Revenue

We are presently in the exploration stage of our business, have not earned any revenues to date, and do not anticipate earning revenues until such time as we enter into commercial production of our Clarkdale Slag Project, the Searchlight Claims or other mineral properties we may acquire from time to time.

Expenses

Our expenses for the quarters ended June 30, 2006 and June 30, 2005 are outlined in the table below:

	Second Quarter Ended June 30			Six Months Ended June 30
			Percentage			Percentage
	2006	2005	Increase /	2006	2005	Increase /
			(Decrease)			(Decrease)
Mining exploration expenses	$620,796	$49,606	1,151.5%	$1,022,888	$62,350	1,540.6%
General and administrative	441,518	48,669	807.2%	654,852	518,275	26.4%
Depreciation	2,173	-	100%	2,966	-	100%
Total Expenses	$1,064,487	$98,275	983.2%	$1,680,706	$580,626	189.5%

We incurred operating expenses in the amount of $1,685,104 for the six moths ended June 30, 2006 as compared to $580,626 for the six months ended June 30, 2005. Operating expenses for the six months ended June 30, 2006 increased by 189.5% as compared to the comparable period in 2005 largely due to: (i) increased mineral exploration expenses in connection with the acquisition of our interest in the Clarkdale Slag Project and Searchlight Project and associated increases in our mineral exploration activities, and (ii) increased general and administrative expenses due to increased professional fees associated with the completion of our private placements, the preparation of our registration statement on Form SB-2, compliance with our reporting obligations under the Exchange Act and the increased management fees due to our expanded operations and the hiring of additional management staff.

The major components of our expenses for the years ended December 31, 2005 and 2004 are outlined in the table below:

	Year Ended	Year Ended	Percentage
	December 31, 2005	December 31, 2004	Increase /
			Decrease)
Research and development	$-	$186,877	(100)%
Mining exploration expenses	887,023	-	100%
General and administrative	833,804	197,015	(323)%
Depreciation	950	13,334	(92.9)%
Impairment loss on intangible assets	-	173,234	(100)%
Impairment loss on property and equipment	-	20,002	(100)%
Interest expense, net	-	-	n/a
Total Expenses	$1,721,777	$590,462	191.6%

We incurred operating expenses in the amount of $1,721,777 for the fiscal year ended December 31, 2005 as compared to $590,462 for the fiscal year ended December 31, 2004. Operating expenses increased by 191.6% as compared to fiscal 2004 largely due to the fact that: (i) we re-organized our business into that of a mining and exploration company during 2005 and had increased mineral exploration in connection with the acquisition of our interests in the Clarkdale Slag Project and Searchlight Project; (ii) our general and administrative expenses increased primarily due to increased professional fees associated with the completion of our private placements and the preparation of our registration statement on Form SB-2; (iii) there was an increase in management fees; and (iv) our stock compensation expenses increased to $399,782.

Liquidity and Financial Condition

Quarter ended June 30, 2006

Working Capital
			Percentage
	At June 30, 2006	At December 31, 2005	Increase / (Decrease)
Current Assets	$5,540,162	$705,856	684.9%
Current Liabilities	(1,177,378)	(1,178,123)	(0.1)%
Working Capital Surplus (Deficit)	$4,362,784	$(472,267)	1,023.8%

Cash Flows
	Six Months Ended	Six Months Ended
	June 30, 2006	June 30, 2005
Cash Flows used in Operating Activities	$(1,421,344)	$(145,063)
Cash Flows used in Investing Activities	(20,202)	(19,572)
Cash Flows from Financing Activities	6,256,376	170,000
Effect of Foreign Currency Exchange Rate on Cash	(11,769)	-
Net Increase (decrease) in Cash During Period	$4,803,061	$5,365

The increase in our working capital surplus of $4,362,784 as at June 30, 2006 as compared to a working capital deficit of $472,267 as at December 31, 2005 was primarily due to the increase in cash flows from financing activities of $1,397,250 from private placements of our securities completed during the six months ended June 30, 2006, and $4,874,126 from the exercise of 100% of the outstanding warrants in June, 2006, issued in connection with private placements closed in September, 2005. In connection with the exercise of the warrants, 8.506 million of our shares of common stock were issued to the warrant holders.

On April 7, 2006, we adopted our 2006 Stock Option Plan (the "Plan"). Under the terms of the Plan, options to purchase up to 40,000,000 shares of common stock that may be granted to our employees, officers, directors, and eligible consultants of Searchlight. The Plan provides that the option price be the fair market value of the stock at the date of grant as determined by the Board of Directors. Options granted become exercisable and expire as determined by the Board of Directors. The maximum aggregate number of shares of our common stock that may be optioned and sold under the Plan will be increased effective the first day of each of our fiscal quarters, beginning with the fiscal quarter commencing July 1, 2006, by an amount equal to the lesser of: (i) 15% of the total increase in the number of shares of common Stock outstanding during the previous fiscal quarter; or (ii) a lesser number of shares of common stock as may be determined by the board of Searchlight. On June 6, 2006, we granted the following stock options pursuant to our 2006 stock incentive plan: (a) 250,000 to Ian R. McNeil, our President and a member of our board of directors, (b) 250,000 to Carl S. Ager, our Treasurer, Secretary and a member of our board of directors, (c) 50,000 to K. Ian Matheson, a member of our board of directors, and (d) 50,000 to Robert D. McDougal, a member of our board of directors. Each of the options entitles the holder thereof to purchase additional shares of our common stock at a price of $2.40 per share, exercisable for a period of five years until June 6, 2011.

Years Ended December 31, 2005 and 2004

Working Capital
			Percentage
	At December 31, 2005	At December 31, 2004	Increase / (Decrease)
Current Assets	$705,856	$295	239,173%
Current Liabilities	1,178,123	1,685,661	(30.1)%
Working Capital Surplus (Deficit)	$(472,267)	$(1,685,366)	(72.0)%

Cash Flows
	Year Ended	Year Ended
	December 31, 2005	December 31, 2004
Cash Flows used in Operating Activities	$(1,477,027)	$(162,463)
Cash Flows used in Investing Activities	(793,219)	(4,538)
Cash Flows from Financing Activities	2,975,807	134,473
Effects of Foreign Currency Exchange Rate	-	14,625
Net Increase (decrease) in Cash During Period	$705,561	$(17,903)

The decrease in our working capital deficit from $1,685,366 as at December 31, 2004 as compared to a working capital deficit of $472,267 as at December 31, 2005 was primarily due to the increase in cash flows from financing activities of $2,690,807 from private placements of our securities completed during the year ended December 31, 2005.

Summary of Financing Activities

During fiscal 2004, fiscal 2005 and the period ended June 30, 2006 we completed the following financings to fund our proposed exploration program and our continued operations:

In June, 2006 we received $4.87 million from the exercise of all of the outstanding share purchase warrants issued in connection with our three private placements closed in September, 2005 (the “Private Placements”). Following receipt of payment for the exercise of the warrants, on June 16, 2006 we issued 8,506,000 million shares of our common stock to the warrant holders.

On January 18, 2006 we closed our private placement of 39 units at a price of $45,000 per unit to raise gross proceeds of US$1.755 Million. The private placement units were issued to accredited investors resident in the United States pursuant to Regulation D of the Securities Act of 1933. Each unit consisted of 100,000 Shares of our common stock, 100,000 share purchase warrants with each warrant entitling the subscriber to purchase one additional share of our common stock for a period of two years from the closing of the private placement at an exercise price equal to US$0.65 per share. The securities were sold on a best efforts agency basis by S&P Investors, Inc. In connection with the private placement, S&P Investors, Inc. received a fee of US$87,750 and warrants to purchase 390,000 shares at a price of US$0.65 per share for a period of two years from the closing of the private placement.

On September 7, 2005, we closed a brokered private placement of 2,700,000 units to raise aggregate gross proceeds of US$1,350,000. Each unit consisted of one share of our common stock, one half of one share purchase warrant with each whole warrant entitling the subscriber to purchase one additional share for a period of nine months from the closing of the private placement at an exercise price equal to US$1.25 per share, and one non-transferable warrant exercisable into one-tenth (1/10) of one unit for no additional consideration if a Registration Statement on Form SB-2 registering the resale of the Units is not declared effective by the SEC on or before the day that is four months and one day after the closing of the private placement. The private placement units were sold on a best efforts agency basis by Clarion Finanz AG pursuant to Regulation S. In connection with the private placement, Clarion Finanz AG received a commission of US$135,000 and warrants to purchase 270,000 units at a price of US$1.25 per Units for a period of nine months from the closing of the September 7, 2005 Private Placement.

On September 6, 2005, we closed our private placement of 230,000 units to raise aggregate gross proceeds of US$115,000. The terms of the units were the same as those in the September 7, 2005 private placement. The private placement units were issued to accredited investors resident in the United States pursuant to Regulation D of the Securities Act. The sales were completed pursuant to Rule 506 of Regulation D of the Securities Act. All securities issued were endorsed with a restrictive legend confirming that the securities cannot be resold without registration under the Securities Act or an applicable exemption from the registration requirements of the Securities Act. As adjusted following the effectiveness of our two for one stock split on September 30, 2005, we issued 460,000 units to subscribers.

On September 2, 2005, we closed our brokered private placement of 3,195,000 units to raise aggregate gross proceeds of US$1,597,500. The terms of the units were the same as those in the September 7, 2005 private placement. The securities were sold on a best efforts agency basis by Dominick & Dominick Securities Inc. In connection with the private placement, Dominick & Dominick Securities Inc. received a fee of US$205,250 and warrants to purchase 319,500 Units at a price of US$1.25 per unit for a period of nine months from the closing of the private placement. Each purchaser represented to us that they were a non-US person as defined in Regulation S. As adjusted following the effectiveness of our two for one stock split on September 30, 2005, we issued 6,390,000 units to subscribers and a warrant to purchase 639,000 units to the Dominick.

Future Financings

Our plan of operation calls for significant expenses in connection with the exploration of the Searchlight Claims, and drilling and sampling activities on the Clarkdale Slag Project which will require us to obtain additional financing. We recorded a net operating loss before income taxes of $1,685,104 for the six months ended June 30, 2006 and have an accumulated deficit of $7,440,212 since inception. As at the date of this prospectus we had cash of approximately $4,600,000 and for the next twelve months, management anticipates that the minimum cash requirements to fund our proposed exploration program and our continued operations will be $3,950,000. Accordingly we have sufficient funds to meet our planned expenditures over the next twelve months. However, in order to complete our planned exploration activities and development of our mineral properties, we will need to seek additional financing.

Obtaining additional financing would be subject to a number of factors, including the market prices for the mineral property and gold. These factors may make the timing, amount, terms or conditions of additional financing unavailable to us. Since our inception, we have used our common stock to raise money for our operations and for our property acquisitions. We have not attained profitable operations and are dependent upon obtaining financing to pursue our plan of operation. For these reasons, our independent auditors believe that there exists a substantial doubt about our ability to continue as a going concern.

Any financing that we obtain is expected to be in the form of sales of our equity securities. If we are successful in completing any equity financings, of which there is no assurance, our existing shareholders will experience a dilution of their interest in our company. If we are not successful in raising sufficient financing, we will not be able to complete our current plan of operation. We do not have any specific alternatives to our current plan of operation and have not planned for any such contingency. If we are not successful in raising sufficient financing, our business may fail.

Off-Balance Sheet Arrangements

None.

Critical Accounting Policies

We have identified certain accounting policies, described below, that are the most important to the portrayal of our current financial condition and results of operations.

Use of Estimates

In preparing the financial statements in conformity with accounting principles generally accepted in the United States, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent liabilities at the date of the financial statements and revenues and expenses during the reported period. Actual results could differ from these estimates.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Depreciation is calculated using the straight-line method over four years with the exception of leasehold improvements. Leasehold improvements are depreciated on a straight-line basis over the term of the lease.

Exploration Stage Company

Searchlight has been in the exploration stage since its restructuring and has not yet realized any revenues from its planned operations. Searchlight is primarily engaged in the acquisition and exploration of mining properties. Upon the location of commercially viable mineral deposits, Searchlight plans to prepare for mineral extraction and enter the development stage.

Mineral Property Acquisition and Exploration Costs

For new projects without established reserves, all costs, other than acquisition costs, are expensed prior to the establishment of proven and probable reserves.

Depreciation, Amortization and Capitalization

Searchlight records depreciation and amortization when appropriate, using both straight-line and declining balance methods over the estimated useful life of the assets (five to seven years). Expenditures for maintenance and repairs are charged to expense as incurred. Additions, major renewals and replacements that increase the property's useful life are capitalized. Property sold or retired, together with the related accumulated depreciation, is removed from the appropriate accounts and the resultant gain or loss is included in net income.

Stock-Based Compensation

On December 16, 2004, the FASB issued SFAS No. 123R, “Share-Based Payment” which replaces SFAS No. 123, “Accounting for Stock-Based Compensation” and supercedes APB Opinion No. 25, “Accounting for Stock Issued to Employees.” SFAS No. 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on the grant date fair value of the award. SFAS No. 123R was to be effective for interim or annual reporting periods beginning on or after June 15, 2005, but in April 2005 the SEC issued a rule that will permit most registrants to implement SFAS No. 123R at the beginning of their next fiscal year, instead of the next reporting period as required by SFAS No. 123R. The pro forma disclosures previously permitted under SFAS No. 123 no longer will be an alternative to financial statement recognition. Under SFAS No. 123R, we must determine the appropriate fair value model to be used for valuing share-based payments, the amortization method for compensation cost and the transition method to be used at date of adoption. The transition methods include prospective and retroactive adoption options. Under the retroactive options, prior periods may be restated either as of the beginning of the year of adoption or for all periods presented. The prospective method requires that compensation expense be recorded for all unvested stock options and restricted stock at the beginning of the first quarter of adoption of SFAS No. 123R, while the retroactive methods would record compensation expense for all unvested stock options and restricted stock beginning with the first period restated. We have adopted the requirements of SFAS No. 123R for the fiscal year beginning on December 26, 2004, and recorded the compensation expense for all unvested stock options existing prior to the adoption in the first quarter of 2005.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

None of the following parties has, since our date of incorporation, had any material interest, direct or indirect, in any transaction with us or in any presently proposed transaction that has or will materially affect us, other than as noted in this section:

(i)	Any of our directors or officers;
(ii)	Any person proposed as a nominee for election as a director;
(iii)	Any person who beneficially owns, directly or indirectly, shares carrying more than 5% of the voting rights attached to our outstanding shares of common stock;
(iv)	Any of our promoters; and
(v)	Any member of the immediate family (including spouse, parents, children, siblings and in-laws) of any of the foregoing persons.

As of June 30, 2006, loans payable totaling $382,792 consists of borrowings from former officers and directors of Searchlight. The balance bears no interest, is unsecured, and is due on demand.

Nanominerals Corp. is a private Nevada corporation principally engaged in the business of mineral exploration and development. Nanominerals Corp. presently holds 23.8% of our issued and outstanding shares of common stock. Two of our directors Carl S. Ager and Ian R. McNeil, are officers and stockholders of Nanominerals Corp. Messrs. Ager and McNeil each hold 1,000,000 shares of the issued and outstanding common stock of Nanominerals Corp., representing an aggregate of 35% of the outstanding common stock of Nanominerals Corp. Pursuant to the terms of the Assignment Agreement with Searchlight dated for reference June 1, 2005, in consideration of the assignment of Nanominerals Corp.’s rights in the Clarkdale Slag Project to Searchlight, Searchlight agreed, among other things to pay Nanominerals Corp. $690,000 in respect of certain payments made by Nanominerals Corp. towards the acquisition of the Clarkdale Slag Project made pursuant to the terms of the JV Agreement and issue to Nanominerals Corp. or its designates, 12,000,000 warrants (post-split) to purchase shares of the common stock of Searchlight exercisable for a term of 10 years from the date of the Assignment Agreement at an exercise price of $0.75 per share. There was no profit on the $690,000 received by Nanominerals Corp. in connection with the Assignment Agreement. Nanominerals was reimbursed for its prior expenditures and work on the property prior to assigning its interest.

In June, 2005 Searchlight issued to Nanominerals Corp. a warrant (the “Warrants”) to purchase 10,000,000 shares of Searchlight’s common stock at an exercise price of $0.375 per share expiring June 1, 2015, pursuant to Section 4(2) of the Securities Act of 1933. The Warrants are restricted securities as defined in the Securities Act. The issuance was made to Nanominerals Corp. whose principals are sophisticated investors, and through its relationship with Searchlight was in a position of access to relevant and material information regarding Searchlight’s operations. The Warrants were subsequently transferred by Nanominerals Corp. Carl S. Ager and Ian R. McNeil by virtue of their positions in Searchlight and Nanominerals Corp. may be considered promoters of Searchlight.

Dr. Charles Ager, PhD, P.Eng., P.Geo. prepared the geological report entitled “Searchlight Gold Project” dated June 6, 2005 and is our geological consultant with respect to the Searchlight Claims. Dr. Ager is the father of Carl S. Ager our Secretary, Treasurer and a member of our board of directors. Dr. Ager is also an officer of Nanominerals Corp. To date we have not paid any compensation for the preparation of the Searchlight Gold Project report.

We issued 2,800,000 shares of our common stock to 18 mineral claim owners in connection with the Option Agreements dated February 8, 2005 among us and the mineral claim owners. Among the claim owners receiving the 2,800,000 shares was Debra Matheson, the spouse of K. Ian Matheson received 70,000 shares, Pass Minerals Inc., a company controlled by Mr. Matheson received 105,000 shares, Kiminco Inc., a company controlled by Mr. Matheson received 70,000 shares, and Gold Crown Minerals Inc., a company controlled by Mr. Matheson received

140,000 shares, Geosearch Inc. and Geotech Mining Inc. each received 70,000 shares, both companies are controlled by Charles Ager who is the father of Carl Ager.

In February, 2005, we announced the reorganization of Searchlight from a biotechnology research and development company to a company focused on the development and acquisition of mineral properties. On April 12, 2005, in connection with the reorganization and restructuring of Searchlight Mr. Harlingten transferred 47,700,000 shares of Searchlight’s common stock held directly or indirectly by him to K. Ian Matheson and Searchlight entered into mineral option agreements to acquire an interest in 20 mineral claims (the “Searchlight Claims”) representing an area of 3,200 acres located in Clark County, south of Searchlight, Nevada. We also agreed to pay a management fee of $3,500 per month to Pass Minerals Inc., a company controlled by Mr. Matheson, for management services provided regarding the reorganization of Searchlight and the development of assaying and testing procedures for the Searchlight Claims. The management fee is paid pursuant to a verbal agreement between the parties for an indefinite term. As of the date of this prospectus we have paid $63,000 in management fees to Pass Minerals Inc. for management consulting services provided. The acquisition of the Searchlight Claims was valued at an agreed upon price of $2,000 per claim for a total of $40,000 plus actual costs incurred by Mr. Matheson in maintaining the claims of $87,134.

On February 10, 2005, Searchlight approved the discharging of the convertible debt of Searchlight to Caisey Harlingten, Searchlight’s former Chief Executive Officer and director, in the amount of $300,000 in return for the grant of an irrevocable stock option to Mr. Harlingten to purchase 250,000 shares in Searchlight for $0.50 per share, such option expiring February 10, 2010. Prior to discharging the convertible debt, we issued on July 23, 2002, $300,000 of convertible debt to Mr Harlingten. The convertible debt bore interest at 8% per year and was payable on demand of the holder. The debt was convertible into common stock at $0.25 per share for a total of 1,200,000 shares. In connection with the debt, Mr Harlingten was granted warrants to purchase 1,200,000 shares of our common stock at an exercise price of $0.35 per share. The $300,000 debt owed by us to Mr. Harlingten related to prior advances made by Mr. Harlingten to us in the form of loans. The loan was interest free without any fixed repayment date, based on a verbal agreement between the parties.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our shares are currently trading on the Over-The-Counter Bulletin Board under the symbol “SRCH”. The high and the low bid prices for our shares for the last two fiscal years of actual trading, as quoted in the over-the-counter bulletin board, as applicable, were:

QUARTER(1)	HIGH ($)	LOW ($)
1st Quarter 2004	$0.50	$0.40
2nd Quarter 2004	$0.50	$0.40
3rd Quarter 2004	$1.20	$0.80
4th Quarter 2004	$0.60	$0.50
1st Quarter 2005	$2.90	$0.42
2nd Quarter 2005	$2.30	$1.02
3rd Quarter 2005	$1.50	$0.35
4th Quarter 2005	$0.59	$0.31
1st Quarter 2006	$2.05	$0.44
2nd Quarter 2006	$3.12	$1.35
3rd Quarter 2006	$2.50	$1.45

Notes

(1)      As adjusted to reflect a two for one stock split effected on September 30, 2005.

The trades reflect inter-dealer prices, without retail mark-up, markdown or commission and may not represent actual transactions.

Holders of Our Common Stock

As of the date of this prospectus, we have 147 registered stockholders.

Dividends

There are no restrictions in our articles of incorporation or bylaws that prevent us from declaring dividends. The Nevada Revised Statutes, however, do prohibit us from declaring dividends where, after giving effect to the distribution of the dividend:

1.	We would not be able to pay our debts as they become due in the usual course of business; or

2.

Our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of stockholders who have preferential rights superior to those receiving the distribution.

We have not declared any dividends and we do not plan to declare any dividends in the foreseeable future.

EXECUTIVE COMPENSATION

Management Compensation

The following table summarizes the compensation awarded to, earned by, or paid to Searchlight’s President and Chief Executive Officer and other officers and directors who received annual compensation in excess of $100,000 (the “Named Executive Officers”) for each of Searchlight’s three most recently completed fiscal years.

SUMMARY COMPENSATION TABLE
			ANNUAL COMPENSATION			LONG TERM COMPENSATION
Name	Title	Year	Salary	Bonus	Other Annual Compen- sation	Awards		Payouts	All Other Compen- sation
						Restricted Stock Awarded	Options/ SARs (#)	LTIP payouts ($)
Ian R. McNeil	Director, President and CEO(4)	2005 2004 2003	$0 $0 $0	$0 $0 $0	$0 $0 $0	0 0 0	500,000 0 0	$0 $0 $0	$0 $0 $0
Carl S. Ager	Director, Secretary, and Treasurer (5)	2005 2004 2003	$0 $0 $0	$0 $0 $0	$0 $0 $0	0 0 0	500,000 0 0	$0 $0 $0	$0 $0 $0
K. Ian Matheson	Director, Former President, Former CEO and Former CFO(1)(6)	2005 2004 2003	$0 $0 $0	$0 $0 $0	$38,500 $0 $0	0 0 0	500,000 0 0	$0 $0 $0	$0 $0 $0
Caisey Harlingten	Former President and Former CEO(2)	2005 2004 2003	$0 $0 $0	$0 $0 $0	$0 $0 $250,000	0 0 0	1,000,000 0 0	$0 $0 $0	$0 $0 $0
Dr. David Rooke	Former President and Former CEO(3)	2005 2004 2003	$0 $0 $0	$0 $0 $0	$0 $0 $0	0 0 0	0 0 0	$0 $0 $0	$0 $0 $0

Notes:

(1)	Mr. Matheson was appointed as Searchlight’s President and CEO on February 10, 2005 and resigned as President and CEO on October 7, 2005.
(2)	Mr. Harlingten resigned as Searchlight’s President and CEO on February 21, 2005.
(3)	Mr. Rooke resigned as Searchlight’s President and CEO on March 4, 2004.
(4)

Mr. McNeil was appointed as Searchlight’s President and CEO on October 7, 2005. Effective January 1, 2006, Mr. McNeil entered into an employment agreement with Searchlight effective January 1, 2006 for an annual salary of $108,000.

(5)

Mr. Ager was appointed as Searchlight’s Secretary, Treasurer and CFO on October 7, 2005. Mr. Ager entered into an employment agreement effective January 1, 2006 with Searchlight for an annual salary of $80,000. On June 14, 2006 Mr. Ager resigned as CFO and was replaced by Melvin L. Williams.

(6)	We pay a management fee of $3,500 per month to Pass Minerals Inc., a company controlled by Mr. Matheson.

EXERCISES OF STOCK OPTIONS AND YEAR-END OPTION VALUES

No stock options were exercised by Searchlight’s executive officers or directors during the financial year ended December 31, 2005.

AGGREGATED OPTION/SAR EXERCISES DURING THE LAST FISCAL YEAR FISCAL YEAR-END OPTION/SAR VALUES
Name	Common Shares Acquired on Exercise ($)	Value Realized ($)	Unexercised Options at Financial Year- End (#) exercisable / unexercisable	Value of Unexercised In-The- Money Options/SARs at Financial Year-End ($) exercisable / unexercisable
Ian R. McNeil, Director, President and CEO	Nil	Nil	500,000	$15,000/N/A(1)
Carl S. Ager, Director, Treasurer, and Secretary	Nil	Nil	500,000	$15,000/N/A(1)
K. Ian Matheson, Director and Former President and Former CEO	Nil	Nil	500,000	$110,000/N/A(1)
Robert D. McDougal, Director	Nil	Nil	500,000	$15,000/N/A(1)
Caisey Harlingten, Former President and Former CEO	Nil	Nil	1,000,000	$220,000/N/A(1)

Note:

(1)

The values for “in-the-money” options are calculated by determining the difference between the fair market value of the securities underlying the options as of December 31, 2005 ($0.47 per share on OTC BB) and the exercise price of the individual’s options.

STOCK OPTION GRANTS

The following table sets forth information with respect to stock options granted to each of Searchlight’s Named Executive Officers during Searchlight’s most recent fiscal year ended December 31, 2005:

OPTION/SAR GRANTS IN LAST FISCAL YEAR (INDIVIDUAL GRANTS)
Name	Number of Securities Underlying Options Granted	% of Total Options Granted To Employees	Exercise Price (per Share)	Expiration Date
K. Ian Matheson	500,000	16.6%	$0.25	November 23, 2010
Caisey Harlingten	1,000,000	33.3%	$0.25	November 23, 2010
Carl S. Ager	500,000	16.6%	$0.44	November 21, 2010
Ian R. McNeil	500,000	16.6%	$0.44	November 21, 2010
Robert D. McDougal	500,000	16.6%	$0.44	November 21, 2010

COMPENSATION AND CHANGE IN CONTROL ARRANGEMENTS

We pay out of town directors a fee of $1,000 per directors meeting attended. We also periodically grant stock incentive options to our directors in consideration for them providing their services as directors. Our 2003 Non-Qualified Stock Option Plan permits the grant of incentive stock options to our directors. We pay a management fee of $3,500 per month to Pass Minerals Inc., a company controlled by Mr. Matheson, for management services provided regarding the reorganization of Searchlight and the development of assaying and testing procedures for the Searchlight Claims. We conduct our business through agreements with consultants and arms-length third parties. Currently, we have a verbal agreement with our consulting geologists to provide us with consulting services on request.

We have entered into compensation agreements with two of our directors, Carl S. Ager and Ian R. McNeil and our chief financial officer Melvin L. Williams. The agreements provide for severance arrangements where the directors or the chief financial officer are terminated without cause. The compensation payable to Mr. Ager would include a lump sum payment of $40,000 plus the amount of annual bonuses that Mr. Ager would be entitled to receive for the six month period following termination, plus benefits for the six month period following termination. The compensation payable to Mr. McNeil would include a lump sum payment of $54,000 plus the amount of annual bonuses that Mr. McNeil would be entitled to receive for the six month period following termination, plus benefits for the six month period following termination. The compensation payable to Mr. Williams would include a lump sum payment of $15,000 plus the amount of annual bonuses that Mr. Williams would be entitled to receive for the three month period following termination, plus benefits for the three month period following termination. The compensation that would be payable to the directors and the chief financial officer aggregates $109,000 plus the amount of annual bonuses and other benefits that they would have received in the six month and three month periods, respectively, following termination.

On April 7, 2006, we adopted our 2006 Stock Option Plan (the "Plan"). Under the terms of the Plan, options to purchase up to 40,000,000 shares of common stock that may be granted to our employees, officers, directors, and eligible consultants of Searchlight. The Plan provides that the option price be the fair market value of the stock at the date of grant as determined by the Board of Directors. Options granted become exercisable and expire as determined by the Board of Directors. The maximum aggregate number of shares of our common stock that may be optioned and sold under the Plan will be increased effective the first day of each of our fiscal quarters, beginning with the fiscal quarter commencing July 1, 2006, by an amount equal to the lesser of: (i) 15% of the total increase in the number of shares of common Stock outstanding during the previous fiscal quarter; or (ii) a lesser number of shares of common stock as may be determined by the board of Searchlight. On June 6, 2006, we granted the following stock options pursuant to our 2006 stock incentive plan: (a) 250,000 to Ian R. McNeil, our President and a member of our board of directors, (b) 250,000 to Carl S. Ager, our Treasurer, Secretary and a member of our board of directors, (c) 50,000 to K. Ian Matheson, a member of our board of directors, and (d) 50,000 to Robert D. McDougal, a member of our board of directors. Each of the options entitles the holder thereof to purchase additional shares of our common stock at a price of $2.40 per share, exercisable for a period of five years until June 6, 2011.

EMPLOYMENT CONTRACTS

Other than as described below, we are not party to any employment contracts with any of our directors or executive officers.

Ian R. McNeil. We entered into an employment agreement with Ian R. McNeil effective January 1, 2006. Pursuant to the terms of the agreement, Mr. McNeil is to be paid an annual salary of $108,000 and a bonus of $36,000 on execution of the agreement, in consideration of which Mr. McNeil agreed to act as our President and Chief Executive Officer. Mr. McNeil is also eligible for a discretionary bonus to be determined based on factors considered relevant by our board of directors, and may be granted, subject to the approval of our Board, incentive stock options to purchase shares of our common stock in such amounts and at such times as the Board, in its absolute discretion, may from time to time determine. The term of the agreement is for an indefinite period, unless otherwise terminated pursuant to the terms of the agreement. In the event that the agreement is terminated by us other than for cause, we will provide Mr. McNeil with six months written notice or payment equal to six months of his monthly remuneration.

Carl S. Ager. We entered into an employment agreement with Carl S. Ager effective January 1, 2006. Pursuant to the terms of the agreement, Mr. Ager is to be paid an annual salary of $80,000 and a bonus of $26,666 on execution of the agreement, in consideration of which Mr. Ager agreed to act as our Treasurer and Secretary. Mr. Ager is also eligible for a discretionary bonus to be determined based on factors considered relevant by our board of directors, and may be granted, subject to the approval of our Board, incentive stock options to purchase shares of our common stock in such amounts and at such times as the Board, in its absolute discretion, may from time to time determine. The term of the agreement is for an indefinite period, unless otherwise terminated pursuant to the terms of the agreement. In the event that the agreement is terminated by us other than for cause, we will provide Mr. Ager with six months written notice or payment equal to six months of his monthly remuneration.

Melvin L. Williams. We entered into an employment agreement with Melvin L. Williams on June 14, 2006. Pursuant to the terms of the Employment Agreement, Mr. Williams is to be paid an annual salary of $60,000 based on 300-400 hours worked and a bonus consisting of 50,000 restricted shares of our common stock and 100,000 options to purchase additional shares of our common stock at a price of $2.06 per share, exercisable for a period of five years until June 14, 2011, with the options vesting 50% on the first anniversary of the execution of the Employment Agreement and the remainder on the second anniversary of the execution of the agreement, in consideration of which Mr. Williams agreed to act as our Chief Financial Officer. Mr. Williams is also eligible for a discretionary bonus to be determined based on factors considered relevant by our board of directors, and may be granted, subject to the approval of our board, incentive stock options to purchase shares of our common stock in such amounts and at such times as the Board, in its absolute discretion, may from time to time determine. The term of the agreement is for an indefinite period, unless otherwise terminated pursuant to the terms of the agreement. In the event that the agreement is terminated by us other than for cause, we will provide Mr. Williams with payment equal to three months of his monthly remuneration.

FINANCIAL STATEMENTS

Index to Financial Statements:

1.	Audited financial statements for the years ended December 31, 2005 and December 31, 2004, including:

	(a)	Report of Independent Registered Public Accounting Firm;

	(b)	Balance Sheets as at December 31, 2005 and 2004;

	(c)	Statements of Operations for the years ended December 31, 2005 and December 31, 2004 and accumulated from the period from inception to December 31, 2005;

	(d)	Statements of Cash Flows for the years ended December 31, 2005 and December 31, 2004 and accumulated from the period from inception to December 31, 2005;

	(e)	Statement of Changes in Stockholders' Equity for the period from inception to December 31, 2005; and

	(f)	Notes to the Financial Statements.

2.	Interim unaudited financial statements for the six month period ended June 30, 2006, including:

	(a)	Balance Sheet as at June 30, 2006;

	(b)	Statement of Operations for the six months ended June 30, 2006;

	(c)	Statement of Stockholders Deficiency for the six months ended June 30, 2006;

	(d)	Statement of Cash Flows for the six months ended June 30, 2006; and

	(e)	Notes to the Financial Statements.

Report of Independent Registered Public Accounting Firm

To the Board of Directors
Searchlight Minerals, Inc.
Henderson, Nevada

We have audited the accompanying balance sheet of Searchlight Minerals, Inc. (an Exploration Stage Enterprise) as of December 31, 2005 and the related statements of operations, stockholders' equity, and cash flows for the year then ended and the period January 14, 2000 (date of inception) through December 31, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Searchlight Minerals, Inc. (an Exploration Stage Enterprise) as of December 31, 2005 and the results of its operations and cash flows for the year ended December 31, 2005, and the period January 14, 2000 (date of inception) through December 31, 2005, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has losses nom operations since inception, has not generated any revenue and has a significant working capital deficit. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also discussed in Note 1. These financial statements do not include any adjustments, which might result from the outcome of this uncertainty.

/s/ Kyle L. Tingle
Kyle L. Tingle, CPA, LLC

April 10, 2006, except for Notes 1, 2, and 3,
which is October 23, 2006
Las Vegas, Nevada

3145 E. Warm Springs Road - Suite 450 - Las Vegas, Nevada 89120 - PHONE: (702) 450-2200 - FAX: (702) 436-4218
E-MAIL: ktingle@kyletinglecpa.com.

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors
of Searchlight Minerals Corp. (formerly Phage Genomics Inc.)
(A Development Stage Company)

We have audited the accompanying balance sheet of Searchlight Minerals Corp. (formerly Phage Genomics Inc.) (A Development Stage Company) as of December 31, 2004, and the related statements of operations, stockholders' deficit and cash flows for the year then ended and the period from January 14, 2000 (date of inception) to December 31, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above presents fairly, in all material respects, the financial position of Searchlight Minerals Corp. (formerly Phage Genomics Inc.) (A Development Stage Company), as of December 31, 2004, and the results of its operations and cash flows for the year then ended and the period from January 14, 2000 (date of inception) to December 31, 2004, in conformity with generally accepted accounting principles used in the United States.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has losses f r om operations since inception, has not generated any revenue and has a working capital deficit. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also discussed in Note 1. These financial statements do not include any adjustments, which might result from the outcome of this uncertainty.

CHARTERED ACCOUNTANTS

Vancouver, Canada

April 11, 2005

SEARCHLIGHT MINERALS CORP.
(AN EXPLORATION STAGE ENTERPRISE)
BALANCE SHEETS

	December 31, 2005	December 31, 2004

ASSETS

Current assets
Cash	$705,856	$295
Total current assets	705,856	295

Property and equipment, net	15,136	1,349
Mining concessions	127,134	-
Joint venture agreement	690,000	-
Deposits	180,500	-

Total assets	$1,718,626	$1,644

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities
Accounts payable	$783,246	$976,316
Convertible debt - related party	-	300,000
Loan payable - related party	379,877	409,345
Loan payable	15,000	-
Total current liabilities	1,178,123	1,685,661

Total liabilities	1,178,123	1,685,661

Stockholders' equity
Common stock, $0.001 par value; 400,000,000 shares
authorized, 52,150,000 and 108,300,000 shares,
respectively, issued and outstanding	52,150	108,300
Additional paid-in capital	6,083,298	2,471,559
Common stock subscribed	270,000	-
Accumulated other comprehensive loss	(109,837)	(230,545)
Accumulated deficit during development stage	(5,755,108)	(4,033,331)
Total stockholders' equity (deficit)	540,503	(1,684,017)

Total liabilities and stockholders' equity (deficit)	$1,718,626	$1,644

See Accompanying Notes to Financial Statements

SEARCHLIGHT MINERALS CORP.
(AN EXPLORATION STAGE ENTERPRISE)
STATEMENTS OF OPERATIONS

			For the period from
			January 14, 2000
			(Date of Inception)
	For the Year Ended	For the Year Ended	Through
	December 31, 2005	December 31, 2004	December 31, 2005

Revenue	$-	$-	$-

Operating expenses
Research and development	-	186,877	1,900,095
Mining exploration expenses	887,023	-	887,023
General and administrative	833,804	197,015	2,466,928
Depreciation	950	13,334	236,124
Impairment loss on intangible assets	-	173,234	173,234
Impairment loss on property and equipment	-	20,002	86,683

Total operating expenses	1,721,777	590,462	5,750,087

Loss from operations	(1,721,777)	(590,462)	(5,750,087)

Other income (expense):
Other income	-	-	282,142
Interest expense, net	-	-	(300,000)

Total other income (expense)	-	-	(17,858)

Loss from operations before provision for income taxes	(1,721,777)	(590,462)	(5,767,945)

Income tax benefit	-	-	12,837

Net loss	(1,721,777)	(590,462)	(5,755,108)

Other Comprehensive Loss
Foreign currency translation adjustment	120,708	(109,982)	(109,837)

Comprehensive Loss	(1,601,069)	(700,444)	(5,864,945)

Loss per common share - basic:
Net loss	$(0.03)	$(0.01)

Weighted average common shares outstanding -
Basic	50,777,096	108,300,000

Loss per common share - diluted:
Net loss	$(0.03)	$(0.01)

Weighted average common shares outstanding -
Diluted	55,954,153	108,300,000

See Accompanying Notes to Financial Statements

SEARCHLIGHT MINERALS CORP.
(AN EXPLORATION STAGE ENTERPRISE)
STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)

				Accumulated			Accumulated
				Other	Common		Deficit During	Total
	Common Stock		Additional	Comprehensive	Stock	Deferred	Exploration	Stockholders'
	Shares	Amount	Paid-in Capital	Income (Loss)	Subcribed	Compensation	Stage	Equity
Balance, January 14, 2000	-	$-	$-	$-	$-	$-	$-	$-
Issuance of common stock
(recapitalized)	50,000,000	50,000	(25,000)	-	-	-	(24,999)	1
Effect of foreign currency translation	-	-	-	3,059	-	-	-	3,059
Net loss	-	-	-	-		-	(235,028)	(235,028)
Balance, December 31, 2000	50,000,000	50,000	(25,000)	3,059	-	-	(260,027)	(231,968)
Issuance of common stock in
reverse merger	10,300,000	10,300	(5,150)	-	-	-	(5,150)	-
Effect of foreign currency translation	-	-	-	(2,619)	-	-	-	(2,619)
Net loss	-	-	-	-	-	-	(765,179)	(765,179)
Balance, December 31, 2001	60,300,000	60,300	(30,150)	440	-	-	(1,030,356)	(999,766)
Capital contribution	-	-	1,037,126	-	-	-	-	1,037,126
Beneficial conversion feature
associated with debt	-	-	300,000	-	-	-	-	300,000
Effect of foreign currency translation	-	-	-	(70,248)	-	-	-	(70,248)
Net loss	-	-	-	-	-	-	(1,179,396)	(1,179,396)
Balance, December 31, 2002	60,300,000	60,300	1,306,976	(69,808)	-	-	(2,209,752)	(912,284)
Debt exchanged for common stock	48,000,000	48,000	1,152,000	-	-	-	-	1,200,000
Deferred compensation	-	-	12,583	-	-	(12,583)	-	-
Amortization of deferred
compensation	-	-	-	-	-	10,387	-	10,387
Effect of foreign currency translation	-	-	-	(50,755)	-	-	-	(50,755)
Net loss	-	-	-	-	-	-	(1,233,117)	(1,233,117)
Balance, December 31, 2003	108,300,000	108,300	2,471,559	(120,563)	-	(2,196)	(3,442,869)	(985,769)
Amortization of deferred
compensation	-	-	-	-	-	2,196	-	2,196
Effect of foreign currency translation	-	-	-	(109,982)	-	-	-
Net loss							(590,462)
Net comprehensive loss	-	-	-	-	-	-		(700,444)
Balance, December 31, 2004	108,300,000	108,300	2,471,559	(230,545)	-	-	(4,033,331)	(1,684,017)
Issuance of stock options for
1,000,000 shares of common stock
to two officers	-	-	133,062	-	-	-	-	133,062
Issuance of stock options for
500,000 shares of common stock
in satisfaction of debt	-	-	300,000	-	-	-	-	300,000
Return and cancellation of
70,000,000 shares of common
stock	(70,000,000)	(70,000)	70,000	-	-	-	-	-
Issuance of common stock
for 20 mining concessions	1,400,000	1,400	38,600	-	-	-	-	40,000

See Accompanying Notes to Financial Statements

SEARCHLIGHT MINERALS CORP.
(AN EXPLORATION STAGE ENTERPRISE)
STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)

				Accumulated			Accumulated
				Other	Common		Deficit During	Total
	Common Stock		Additional	Comprehensive	Stock	Deferred	Exploration	Stockholders'
	Shares	Amount	Paid-in Capital	Income (Loss)	Subcribed	Compensation	Stage	Equity
Issurance of common stock
in satisfaction of debt, $0.625 per share	200,000	200	124,800	-	-	-	-	125,000

Issuance of common stock for cash,
Reg. S - Private Placement,
$0.25 per share, net of
$205,250 commissions	6,390,000	6,390	1,369,070	-	-	-	-	1,375,460

Issuance of common stock for cash,
Reg. S - Private Placement,
$0.25 per share, net of
$135,000 commission	5,400,000	5,400	1,194,947	-	-	-	-	1,200,347

Issuance of common stock for cash,
Reg. D 506 - Private Placement,
$0.25 per share	460,000	460	114,540	-	-	-	-	115,000

Issuance of stock options for
1,500,000 shares of common stock
to three officers	-	-	266,720	-	-	-	-	266,720

Common stock subscribed	-	-	-	-	270,000	-	-	270,000

Effect of foreign currency translation	-	-	-	120,708	-	-	-
Net loss							(1,721,777)
Net comprehensive loss	-	-	-	-	-	-	-	(1,601,069)

Balance, December 31, 2005	52,150,000	$52,150	$6,083,298	$(109,837)	$270,000	$-	$(5,755,108)	$540,503

See Accompanying Notes to Financial Statements

SEARCHLIGHT MINERALS CORP.
(AN EXPLORATION STAGE ENTERPRISE)
STATEMENTS OF CASH FLOWS

			Period from
			January 14, 2000
			(Date of inception)
	For the Year Ended	For the Year Ended	through
	December 31, 2005	December 31, 2004	December 31, 2005
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(1,721,777)	$(590,462)	$(5,755,108)
Adjustments to reconcile loss from operating
to net cash used in operating activities:
Amortization of debt discount	-	-	300,000
Depreciation	950	13,334	236,124
Stock based expenses	399,782	2,196	418,728
Impairment loss	-	193,236	259,917
Gain on settlement	-	-	(228,636)
Write-off of fixed assets	1,349	-	1,349
Changes in operating assets and liabilities:
Amounts receivable	-	28,979	11,005
Other current assets	(180,500)	4,000	(180,500)
Accounts payable and accrued liabilities	23,169	186,254	617,967

Net cash used in operating activities	(1,477,027)	(162,463)	(4,319,154)

CASH FLOW FROM INVESTING ACTIVITIES
Cash paid on mineral property claims	(777,134)	-	(777,134)
Cash paid for intangible assets	-	(4,538)	(180,068)
Purchase of fixed assets	(16,085)	-	(288,635)
Net cash used in investing activities	(793,219)	(4,538)	(1,245,837)

CASH FLOW FROM FINANCING ACTIVITIES
Proceeds from stock issuance	2,690,807	-	2,690,808
Proceeds from borrowings from related party	-	134,473	2,880,201
Proceeds from borrowings on loan payable	15,000	-	519,035
Proceeds from subscribed stock	270,000	-	270,000

Net cash provided by financing activities	2,975,807	134,473	6,360,044

EFFECT OF FOREIGN CURRENCY EXCHANGE RATE ON CASH	-	14,625	(89,197)

NET CHANGE IN CASH	705,561	(17,903)	705,856

CASH AT BEGINNING OF YEAR	295	18,198	-

CASH AT END OF PERIOD	$705,856	$295	$705,856

SUPPLEMENTAL INFORMATION

Interest Paid	$-	$-	$50,751

Income Taxes Paid	$-	$-	$-

Non-cash financing activities:
Stock options for common stock issued in satisfaction of debt	$300,000	$-	$1,200,000

Stock issued for conversion of accounts payable, 100,000 shares at $0.72	$72,000	$-	$-

See Accompanying Notes to Financial Statements

SEARCHLIGHT MINERALS CORP.
(AN EXPLORATION STAGE ENTERPRISE)
NOTES TO FINANCIAL STATEMENTS

1.	DESCRIPTION OF BUSINESS, HISTORY AND SUMMARY OF SIGNIFICANT POLICIES

Description of business – Searchlight Minerals Corp. referred to as the “Company” is considered an exploration stage company since its formation and the Company has not yet realized any revenues from its planned operations. The Company is primarily focused on the exploration, acquisition development of mining properties. Upon the location of commercially minable reserves, the Company plans to prepare for mineral extraction and enter the development stage.

History - In February, 2005, the Company reorganized and changed its focus from a biotechnology research and development company to a company focused on the development and acquisition of mineral properties. In connection with the reorganization, the Company entered into mineral option agreements to acquire an interest in 20 mineral claims representing an area of 3,200 acres located in Clark County, south of Searchlight, Nevada. Also in connection with the Company’s restructuring, our board of directors approved a name change to "Searchlight Minerals Corp” effective June 23, 2005.

The Company was originally incorporated under the laws of England and Wales on January 14, 2000 and commenced operations in the U.K. in May 2000 as Regma Bio Technologies Limited. The name change to Phage Genomics, Inc. occurred on February 2, 2004.

On November 2, 2001, the Company entered into an acquisition agreement (the "Agreement") with L.C.M. Equity, Inc. ("LCM"). It was agreed that LCM would issue to the owner of the Company 25,000,000 shares of common stock of LCM in exchange for 100% of the registered and fully paid up capital of the Company. The closing date of the Agreement was November 5, 2001 and resulted in the former owner of the Company holding a majority interest in the combined entity.

The acquisition was accounted for as a reverse acquisition of LCM by the Company. As a result, the historical financial statements of the Company prior to the acquisition became the financial statements of the Company. All shares and per share data prior to the acquisition were restated to reflect the stock issuance as a recapitalization of the Company.

On February 1, 2002, L.C.M. Equity, Inc. changed its name to Regma Bio Technologies Limited. From this date, both the parent company in the U.S., and the U.K. subsidiary company were called Regma Bio Technologies Limited. On April 16, 2002, the U.K. subsidiary changed its name to THRIP Ltd. On May 7, 2002, THRIP Ltd. entered into creditors’ voluntary liquidation. The trade and non-liquid assets of THRIP Ltd. were transferred to the Company prior to the liquidation, in order that the trade of the group could be continued without interruption.

On February 10, 2005, the Company announced that it was reorganizing itself and changing its focus from biotech to becoming a mineral exploration company, dedicated to the discovery and exploitation of gold and other precious metal deposits. The Company has consequently been considered an exploration stage enterprise.

Going concern - The Company incurred cumulative net losses of approximately $5,755,108 from operations as of December 31, 2005 and has not commenced its mining operations, rather, still in the exploration stage, raising substantial doubt about the Company’s ability to continue as a going concern. The Company will seek additional sources of capital through the issuance of debt or equity financing, but there can be no assurance the Company will be successful in accomplishing its objectives.

SEARCHLIGHT MINERALS CORP.
(AN EXPLORATION STAGE ENTERPRISE)
NOTES TO FINANCIAL STATEMENTS

1.	DESCRIPTION OF BUSINESS, HISTORY AND SUMMARY OF SIGNIFICANT POLICIES (continued)

The ability of the Company to continue as a going concern is dependent on additional sources of capital and the success of the Company’s plan. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Basis of Presentation - These financial statements and related notes are presented in accordance with accounting principles generally accepted in the United States. The Company’s fiscal year- end is December 31.

Use of estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents - The Company considers all investments with an original maturity of three months or less to be a cash equivalent.

Mining property acquisition and exploration costs – For new projects without established reserves, all costs, other than acquisition costs, are expensed prior to the establishment of proven and probable reserves.

Fixed assets - Fixed assets are stated at cost less accumulated depreciation. Depreciation is provided principally on the straight-line method over the estimated useful lives of the assets, which are generally 3 to 10 years. The cost of repairs and maintenance is charged to expense as incurred. Expenditures for property betterments and renewals are capitalized. Upon sale or other disposition of a depreciable asset, cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in other income (expense).

The Company periodically evaluates whether events and circumstances have occurred that may warrant revision of the estimated useful life of fixed assets or whether the remaining balance of fixed assets should be evaluated for possible impairment. The Company uses an estimate of the related undiscounted cash flows over the remaining life of the fixed assets in measuring their recoverability.

Long-lived Assets - Long-lived assets are evaluated for impairment when events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable through the estimated undiscounted future cash flows from the use of these assets. When any such impairment exists, the related assets will be written down to fair value.

SEARCHLIGHT MINERALS CORP.
(AN EXPLORATION STAGE ENTERPRISE)
NOTES TO FINANCIAL STATEMENTS

1.	DESCRIPTION OF BUSINESS, HISTORY AND SUMMARY OF SIGNIFICANT POLICIES (continued)

Fair value of financial instruments - Financial accounting standards Statement No. 107, “Disclosure About Fair Value of Financial Instruments”, requires the Company to disclose, when reasonably attainable, the fair market values of its assets and liabilities which are deemed to be financial instruments. The carrying amounts and estimated fair values of the Company’s financial instruments approximate their fair value due to the short-term nature.

Revenue recognition - Revenues are recognized during the period in which the revenues are received. Costs and expenses are recognized during the period in which they are incurred.

Research and Development - All research and development expenditures during the period have been charged to operations.

Earnings (loss) per share - The Company follows SFAS No. 128, “Earnings Per Share” and SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity,” which establish standards for the computation, presentation and disclosure requirements for basic and diluted earnings per share for entities with publicly-held common shares and potential common stock issuances. Basic earnings (loss) per share are computed by dividing net income by the weighted average number of common shares outstanding. In computing diluted earnings per share, the weighted average number of shares outstanding is adjusted to reflect the effect of potentially dilutive securities, such as stock options and warrants. Common stock equivalent shares are excluded from the computation if their effect is antidilutive.

Income taxes - The Company accounts for its income taxes in accordance with Statement of Financial Accounting Standards No. 109, which requires recognition of deferred tax assets and liabilities for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and tax credit carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Comprehensive income (loss) – The company’s accumulated other comprehensive loss consists of the accumulated foreign currency translation adjustments.

Segment information - The Company discloses segment information in accordance with Statements of Financial Accounting Standards (SFAS) No. 131, “Disclosures about Segments of an Enterprise and Related Information,” which uses the Management approach to determine reportable segments. The Company operates under one segment.

Reclassification - Certain reclassifications have been made to the prior year’s financial statements to conform to the current year’s presentation

Expenses of offering - The Company accounts for specific incremental costs directly to a proposed or actual offering of securities as a direct charge against the gross proceeds of the offering.

SEARCHLIGHT MINERALS CORP.
(AN EXPLORATION STAGE ENTERPRISE)
NOTES TO FINANCIAL STATEMENTS

1.	DESCRIPTION OF BUSINESS, HISTORY AND SUMMARY OF SIGNIFICANT POLICIES (continued)

Stock-based compensation - On December 16, 2004, the FASB issued SFAS No. 123R, “Share- Based Payment”, which replaces SFAS No. 123, “Accounting for Stock-Based Compensation” and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees.” SFAS No. 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on the grant date fair value of the award. SFAS No. 123R was to be effective for interim or annual reporting periods beginning on or after June 15, 2005, but in April 2005 the SEC issued a rule that will permit most registrants to implement SFAS No. 123R at the beginning of their next fiscal year, instead of the next reporting period as required by SFAS No. 123R. The pro forma disclosures previously permitted under SFAS No. 123 no longer will be an alternative to financial statement recognition. Under SFAS No. 123R, the Company must determine the appropriate fair value model to be used for valuing share-based payments, the amortization method for compensation cost and the transition method to be used at date of adoption. The transition methods include prospective and retroactive adoption option. Under the retroactive option, prior periods may be restated either as of the beginning of the year of adoption or for all periods presented. The prospective method requires that compensation expense be recorded for all unvested stock options and restricted stock at the beginning of the first quarter of adoption of SFAS No. 123R, while the retroactive methods would record compensation expense for all unvested stock options and restricted stock beginning with the first period restated. The Company has adopted the requirements of SFAS No. 123R for the fiscal year beginning after December 31, 2004.

New accounting pronouncements – In November 2004, the FASB issued SFAS No. 151, “Inventory Costs, an amendment of ARB No. 43, Chapter 4.” SFAS No. 151 amends the guidance in ARB No. 43, Chapter 4, “Inventory Pricing,” to clarify the accounting for abnormal amounts of idle facility expense, freight, handing costs, and spoilage. This statement requires that those items be recognized as current period charges regardless of whether they meet the criterion of "so abnormal" which was the criterion specified in ARB No. 43. In addition, this Statement requires that allocation of fixed production overheads to the cost of production be based on normal capacity of the production facilities. This pronouncement is effective for the Company beginning October 1, 2005. The Company does not believe adopting this new standard will have a significant impact to its financial statements.

In May 2005, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 154, “Accounting Changes and Error Corrections.” The Statement applies to all voluntary changes in accounting principle and to changes required by an accounting pronouncement that do not include explicit transition provisions. SFAS No. 154 requires that changes in accounting principle be retroactively applied, instead of including the cumulative effect in the income statement. The correction of an error will continue to require financial statement restatement. A change in accounting estimate will continue to be accounted for in the period of change and in subsequent periods, if necessary. SFAS No. 154 is effective for fiscal years beginning after December 31, 2005. We do not expect the adoption of this Statement to have a material impact on our financial condition or results of operations.

SEARCHLIGHT MINERALS CORP.
(AN EXPLORATION STAGE ENTERPRISE)
NOTES TO FINANCIAL STATEMENTS

2.	FIXED ASSETS

Fixed assets consist of the following as of December 31, 2005 and 2004:

	2005	2004
Furniture and fixtures	$7,038	$--
Computers and equipment	9,047	33,776
	16,085	33,776
Less: accumulated depreciation	950	32,427

	$15,136	$1,349

At December 31, 2004, the Company recorded impairment losses on certain property and equipment of the Company. These assets included laboratory equipment and accumulated patent costs that were used in the former biotechnology business and were considered of no value. The impairment loss recorded for these assets for the year ended December 31, 2004 amounted to $20,002 for equipment and $173,234 for patent costs.

3.	MINING CONCESSIONS

As of December 31, 2005, mining concessions totaling $127,134 consist of twenty mining concessions located in Searchlight, Nevada. The mining concessions were acquired during 2005 with issuance of 1,400,000 shares of the Company’s common stock and the provision that the Company, at its option, issue an additional 1,400,000 shares each year in July for three remaining years. If at any time before each subsequent issuance of shares, the Company does not choose to continue the transaction, it is under no obligation to issue further shares and would no longer hold the mining concessions.

The mining concessions are capitalized as tangible assets in accordance with Emerging Issues Task Force abstract 04-02. Upon completion of a bankable feasibility study, the concessions will be depreciated over the life of the concession. If the Company does not continue with exploration after the completion of the feasibility study, the concessions will be expensed at that time.

The total transaction was valued at an agreed upon price of $2,000 per claim for a total of $40,000 plus actual costs incurred by the former owner in maintaining the claims of $87,134.

4.	JOINT VENTURE AGREEMENT

On October 24, 2005, the Company completed the acquisition of all of Nanominerals Corp. (“NMC”) interest in a joint venture agreement (“JV Agreement”) dated May 20, 2005 between NMC and Verde River Iron Company, LLC (“Verde”). NMC is a related party entity whereby the Company’s President and Chief Financial Officer have an ownership interest. The JV Agreement will allow the processing and extraction of minerals from a copper smelter slag pile located on a parcel of land consisting of approximately 200 acres in Clarkdale, Arizona (“Clarkdale Slag Project”). The acquisition consideration of NMC’s interest in the JV Agreement fulfilled are as follows:

(i) Repayment to NMC of $690,000 is respect of certain payments made by NMC towards the acquisition of the Clarkdale Slag Project made pursuant to the terms of the JV Agreement;

(ii) Assignment to NMC of a five percent net smelter return royalty payable from the Company’s share of production from the Clarkdale Slag Project;

SEARCHLIGHT MINERALS CORP.
(AN EXPLORATION STAGE ENTERPRISE)
NOTES TO FINANCIAL STATEMENTS

4.	JOINT VENTURE AGREEMENT (continued)

	(iii)	Appointment of nominees of NMC to the Company’s board of directors to constitute a majority of the board;

(iv)

Issuance to NMC or its designates, warrants to purchase 12,000,000 shares (post stock split) of the Company’s common stock at exercise price of $0.375 per share (post stock split) exercisable for a term of 10 years; and

(v)

Provide confirmation to NMC, that the Company has received funds of $2,000,000 pursuant to its private placement offering of its securities to accredited investors in the U.S. and to accredited investors outside the U.S.

Additionally, the Company entered into an amendment (the “Amended Assignment Agreement”) to the Assignment Agreement, for the purpose of clarifying the Company’s obligation to pay NMC a royalty equal to 5% of the Net Smelter Returns (as defined in the Amended Assignment Agreement) resulting from the processing and extraction of minerals from the Clarkdale Slag Project. As at October 24, 2005, the Company fulfilled its obligations under the terms and conditions of the Assignment Agreement.

Following the acquisition of NMC’s interest in the Clarkdale Slag Project, the Company is presently proceeding with the joint venture with Verde. Under the terms of the JV Agreement, the Company intends to form a jointly owned limited liability operating company (“OPCO”) to pursue a four phase work program for the purpose of processing up to 2/3 or 20,000,000 tons minimum of slag from a copper smelter slag pile located at the Clarkdale Slag Project site, to extract byproducts from the slag for commercial resale. Pursuant to the terms of the JV Agreement, we are subject to the following, payments and conditions:

(i)

The Company is required to fund all expenditures for Phase I of the work program and we must pay $3,000,000 into OPCO’s account within 14 days of the completion of Phase I. At the time the Company makes the $3,000,000 payment to OPCO, Verde agrees to transfer all right to process the Clarkdale Slag Project slag pile to OPCO and grant the Company a license to use the project site for the project.

(ii)	After completion of a bankable feasibility study in Phase II, the Company is required to contribute $27,000,000 (“Project Funding Payment”) to OPCO within 90 days of receipt of the study.

(iii)	Verde is not required to contribute any funds for project expenses.

(iv)

In the event of termination by either party, provided that Phase II has been completed, Verde agreed to assign 10% of its net operating profits from the project to the Company until it receives an amount equal to two times the amount of its total investment in the project.

(vi)

A principal of Verde, will be paid an amount of $10,000,000 from the Project Funding Payment, the Initial Payment (as further defined in the JV Agreement) and net cash flow of the project before any money is distributed to the Company and Verde.

SEARCHLIGHT MINERALS CORP.
(AN EXPLORATION STAGE ENTERPRISE)
NOTES TO FINANCIAL STATEMENTS

5.	LOANS PAYABLE

As of December 31, 2005, loan payable totaling $15,000 consists of borrowings from a non- related party. The balance bears no interest, unsecured, and is due on demand.

6.	LOAN PAYABLE – RELATED PARTY

As of December 31, 2005, loans payable to related parties totaling $379,877 consists of borrowings from former officers and directors of the Company. The balances bear no interest, unsecured, and is due on demand.

As of December 31, 2004, loans payable to related parties totaling $409,345 consists of borrowings from the former officer and director of the Company. The balance of the loan is non- interest bearing, unsecured and without any fixed repayment terms.

7.	CONVERTIBLE DEBT – RELATED PARTY

On July 23, 2002, the Company received additional financing from a former officer/director and shareholder in the amount of $300,000. The form of financing was a convertible debenture whereby the holder had the option of calling the debt in the future together with interest at 8% per annum, or converting the debt into shares of the Company at $0.25 per share (1,200,000 shares), with a two year warrant for the same number of shares exercisable at $0.35 per share. The interest was to be payable in cash. The issue of the convertible debenture created a beneficial conversion feature, which was accounted for in accordance with EITF 98-5, “Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios,” and EITF 00-27, “Application of Issue No. 98-5 to Certain Convertible Instruments.” The fair value of the warrants was determined using the Black-Scholes Model. The beneficial conversion feature was valued at $396,000, which was greater than the value of the debt. As a result, the debt discount was restricted to the value of the debt at $300,000.

8.	STOCKHOLDER’S EQUITY

On September 30, 2005, the Company effectuated a two-for-one forward stock split on its common stock. As a result of the stock split, the Company’s authorized number common stock increased from 200,000,000 shares to 400,000,000 shares. Accordingly, the accompanying financial statements have been adjusted on a retroactive basis for the forward stock split to the Company’s date of inception.

During 2005, the Company’s stockholders’ activities consisted of the following:

	a)	On February 11, 2005, 60,000,000 shares (post stock split) of the Company were returned to the Company and cancelled at its par value of $0.001 per share

	b)	On February 14, 2005, the Company cancelled all of the stock options that were outstanding as at December 31, 2004.

	c)	On July 6, 2005, the Company issued 200,000 shares (post stock split) of common stock at $0.625 per share for reduction of debt at $125,000 as negotiated with the debtor.

SEARCHLIGHT MINERALS CORP.
(AN EXPLORATION STAGE ENTERPRISE)
NOTES TO FINANCIAL STATEMENTS

8.	STOCKHOLDER’S EQUITY (continued)

d)

On July 7, 2005, the Company issued 1,400,000 shares (post stock split) of common stock for the purchase of 20 mineral concessions valued at $40,000 plus actual costs incurred by the former owner in maintaining the claims of $87,134.

	e)	On August 31, 2005, the Company issued 6,390,000 shares (post stock split) of common stock for cash at $0.25 per share.

	f)	On September 16, 2005, the Company issued 5,400,000 shares (post stock split) of common stock for cash at $0.25 per share.

	g)	On September 16, 2005, the Company issued 460,000 (post stock split) shares of common stock for cash at $0.25 per share.

Stock Options – During the year ended December 31, 2005 and 2004, the Company granted stock options to employees and directors totaling 3,000,000 and -0- shares of its common stock with a weighted average strike price of $0.35 and $ 0.00 per share, respectively. Certain stock options were exercisable upon grant and have a life of 5 years. As of December 31, 2005 stock option outstanding totaled 3,000,000 with a weighted average strike price of $0.35 per share.

The following table summarizes the Company’s stock option activity.

	Number	Weighted
	of	Average
	Shares	Exercise Price
Balance, December 31, 2003	4,833,000	$.91
Options granted and assumed	--	--
Options expired	(1,000,000)	.50
Options canceled	--	--
Options exercised	--	--
Balance, December 31, 2004	3,833,000	$1.01
Options granted and assumed	3,000,000.35
Options expired	--	--
Options canceled	(3,833,000)	1.01
Options exercised	--	--

Balance, December 31, 2005	3,000,000	$.35

The Company estimates the fair value of these options granted to the consultant by using the Binomial Lattice (Cox, Ross Rubenstein) option pricing-model with the following assumptions used for grants in 2005 using specific grant dates; no dividend yield; expected volatility of 85%; risk free interest rates of 3.65% to 4.39%; and expected lives of 5 years for all non-employee stock options. Accordingly, the Company valued the services under SFAS No. 123R relating to non-statutory stock options that became exercisable upon grant in 2005 for $399,782 as of December 31, 2005.

SEARCHLIGHT MINERALS CORP.
(AN EXPLORATION STAGE ENTERPRISE)
NOTES TO FINANCIAL STATEMENTS

8.	STOCKHOLDER’S EQUITY (continued)

The following table summarizes information about options granted during the year ended December 31, 2005:

Exercise Price
Equals, Exceeds
or
Number of	is Less Than Mkt.	Weighted			Weighted
Options Granted	Price of Stock	Average		Range of	Average
During 2005 on Grant Date		Exercise Price		Exercise Price	Fair Value
--	Equals	$--	$	-- to $ --	$--
--	Exceeds	$--	$	-- to $ --	$--
3,000,000	Less Than	$0.35		$0.25 to $0.44	$0.16

3,000,000		$0.35		$0.25 to $0.44	$0.16

Stock options/warrants - During the year ended December 31, 2005, the Company granted stock warrants related to common stock issued through a private placement totaling 7,350,000 with a strike price of $0.52 per share. Additionally, stock warrants related to common stock totaling 1,768,500 were issued to underwriters of the private placement with a strike price of $0.625 per share. The value of the warrants was allocated against additional paid in capital as part of the overall offering cost of the private placement.

During the year ending December 31, 2005, the Company acquired the interest in a joint venture agreement, as discussed in Note 4, which included stock warrants for 12,000,000 shares of common stock, with a strike price of $0.375 per share.

During the year ending December 31, 2005, the Company issued stock options for 500,000 shares of common stock for satisfaction of debt totaling $300,000 with a strike price of $0.25 per share.

The following table summarizes information about options/warrants granted during the year ended December 31, 2005:

	Number	Weighted
	of	Average
	Shares	Exercise Price
Balance, December 31, 2004	--	$--
Options/warrants granted and assumed	21,618,500.44
Options/warrants expired	--	--
Options/warrants canceled	--	--
Options/warrants exercised	--	--

Balance, December 31, 2005	21,618,500	$.44

SEARCHLIGHT MINERALS CORP.
(AN EXPLORATION STAGE ENTERPRISE)
NOTES TO FINANCIAL STATEMENTS

9.	COMMITMENTS AND CONTINGENCIES

Lease obligations – The Company has operating leases for its offices. Future minimum lease payments under the operating leases for the facilities as of December 31, 2005 are as follows:

2006	$7,750

Rental expense, resulting from operating lease agreements, approximated $17,230 for the years ended December 31, 2005.

Employment contracts – Ian R. McNeil. The Company entered into an employment agreement with Ian R. McNeil effective January 1, 2006. Pursuant to the terms of the agreement, Mr. McNeil is to be paid an annual salary of $108,000 and a bonus of $36,000 on execution of the agreement, in consideration of which Mr. McNeil agreed to act as the Company’s President and Chief Executive Officer. Mr. McNeil is also eligible for discretionary bonus to be determined based on factors considered relevant by the Company’s board of directors, and may be granted, subject to the approval of the board of directors, incentive stock options to purchase shares of the Company’s common stock in such amounts and at such times as the board of directors, in its absolute discretion, may from time to time determine. The term of the agreement is for an indefinite period, unless otherwise terminated pursuant to the terms of the agreement. In the event that the agreement is terminated by the Company other than for cause, the Company will provide Mr. McNeil with six months written notice or payment equal to six months of his monthly remuneration.

Carl S. Ager. The Company entered into an employment agreement with Carl S. Ager effective January 1, 2006. Pursuant to the terms of the agreement, Mr. Ager is to be paid an annual salary of $80,000 and a bonus of $26,666 on execution of the agreement, in consideration of which Mr. Ager agreed to act as the Company’s Treasurer and Secretary. Mr. Ager is also eligible for discretionary bonus to be determined based on factors considered relevant by the Company’s board of directors, and may be granted, subject to the approval of the board of directors, incentive stock options to purchase shares of the Company’s common stock in such amounts and at such times as the board of directors, in its absolute discretion, may from time to time determine. The term of the agreement is for an indefinite period, unless otherwise terminated pursuant to the terms of the agreement. In the event that the agreement is terminated by the Company other than for cause, the Company will provide Mr. Ager with six months written notice or payment equal to six months of his monthly remuneration.

10.	RELATED PARTY TRANSACTIONS

In February 2005, the Company reorganized from a biotechnology research and development company to a company focused on the development and acquisition of mineral properties. In connection with the reorganization, the Company entered into mineral options agreements to acquired an interest in 20 mineral claims (“Searchlight Claims”) representing an area of 3,200 acres located in Clark County, south of Searchlight, Nevada, and agreed to pay a management fee of $3,500 per month to Pass Minerals, an entity controlled by a shareholder of the Company, for management services provided regarding the reorganization of the Company and the development of assaying and testing procedures for the Searchlight Claims.

SEARCHLIGHT MINERALS CORP.
(AN EXPLORATION STAGE ENTERPRISE)
NOTES TO FINANCIAL STATEMENTS

11.	SUBSEQUENT EVENTS

On January 18, 2006 the Company closed a Private Placement Offering of 39 units at a price of $45,000 per unit to raise gross proceeds of $1,755,000 (the “Private Placement”). The Private Placement units were issued to accredited investors resident in the United States pursuant to Regulation D of the Securities Act of 1933 (the “Securities Act”). Each unit (a ”Unit”) consisted of 100,000 shares of the Company’s common stock (a “Share”), 100,000 share purchase warrants with each warrant entitling the subscriber to purchase one additional Share for a period of two years from the closing of the Private Placement at an exercise price equal to $0.65 per Share.

The securities were sold on a best efforts agency basis by S&P Investors, Inc. (the "Agent"). In connection with the Private Placement, the Agent received a fee of $87,750 and warrants to purchase 390,000 shares at a price of $0.65 per share for a period of two years from the closing of the Private Placement. The sales were completed pursuant to Rule 506 of Regulation D of the Securities Act. All securities issued were endorsed with a restrictive legend confirming that the securities cannot be resold without registration under the Securities Act or an applicable exemption from the registration requirements of the Securities Act.

The Company intends to use the proceeds of the Private Placement to fund its plan of development on its Searchlight mineral claims and Clarkdale Slag Project, and for general corporate purposes.

SEARCHLIGHT MINERALS CORP.
(AN EXPLORATION STAGE COMPANY)
BALANCE SHEETS
(UNAUDITED)

	June 30,	December 31,
	2006	2005

ASSETS

Current assets
Cash	$5,508,917	$705,856
Employee advance	31,245	-

Total current assets	5,540,162	705,856

Property and equipment, net	27,974	15,136
Mining claims	127,134	127,134
Joint venture agreement	690,000	690,000
Deposits	180,500	180,500

Total assets	$6,565,770	$1,718,626

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
Accounts payable	$794,586	$783,246
Loan payable - former officers and directors	382,792	379,877
Loan payable	-	15,000

Total current liabilities	1,177,378	1,178,123

Total liabilities	1,177,378	1,178,123

Stockholders' equity
Common stock, $0.001 par value; 400,000,000 shares
authorized, 65,831,000 and 52,150,000 shares issued and
outstanding at June 30, 2006 and December 31, 2005
respectively	65,831	52,150
Additional paid-in capital	12,884,379	6,083,298
Common stock subscribed	-	270,000
Accumulated other comprehensive loss	(121,606)	(109,837)
Accumulated deficit during development stage	(7,440,212)	(5,755,108)

Total stockholders' equity	5,388,392	540,503

Total liabilities and stockholders' equity	$6,565,770	$1,718,626

See Accompanying Notes to Financial Statements

SEARCHLIGHT MINERALS CORP.
(AN EXPLORATION STAGE COMPANY)
STATEMENTS OF OPERATIONS
(UNAUDITED)

					For the period from
					January 14, 2000
					(Date of Inception)
	For the three months ended June 30,		For the six months ended June 30,		Through
	2006	2005	2006	2005	June 30, 2006

Revenue	$-	$-	$-	$-	$-

Operating expenses
Research and development	-	-	-	-	1,900,095
Mining exploration expenses	620,796	49,606	1,022,888	62,350	1,909,911
General and administrative	441,518	48,669	654,852	518,276	3,121,780
Depreciation	2,173	-	2,966	-	239,090
Impairment loss on intangible assets	-	-	-	-	173,234
Impairment loss on property and equipment	-	-	-	-	86,683

Total operating expenses	1,064,487	98,275	1,680,706	580,626	7,430,793

Loss from operations	(1,064,487)	(98,275)	(1,680,706)	(580,626)	(7,430,793)

Other income (expense):
Other income	-	-	-	-	282,142
Loss on equipment disposition	(4,398)	-	(4,398)	-	(4,398)
Interest expense, net	-	-	-	-	(300,000)

Total other income (expense)	(4,398)	-	(4,398)	-	(22,256)

Loss from operations before
provision for income taxes	(1,068,885)	(98,275)	(1,685,104)	(580,626)	(7,453,049)

Income tax benefit	-	-	-	-	12,837

Net loss	(1,068,885)	(98,275)	(1,685,104)	(580,626)	(7,440,212)

Other Comprehensive Loss
Foreign currency translation adjustment	-	-	(11,769)	24,148	(121,606)

Comprehensive Loss	(1,068,885)	(98,275)	(1,696,873)	(556,478)	(7,561,818)

Loss per common share - basic
Net loss	$(0.02)	$(0.01)	$(0.03)	$(0.02)

Weighted average common shares outstanding -
Basic	58,120,099	19,150,000	57,007,481	27,078,177

Loss per common share - diluted
Net loss	$(0.01)	$(0.01)	$(0.02)	$(0.02)

Weighted average common shares outstanding -
Diluted	89,570,231	19,150,000	84,439,039	27,078,177

See Accompanying Notes to Financial Statements

SEARCHLIGHT MINERALS CORP.
(AN EXPLORATION STAGE COMPANY)
STATEMENT OF STOCKHOLDERS' EQUITY
(UNAUDITED)

				Accumulated			Accumulated
				Other	Common		Deficit During	Total
	Common Stock		Additional	Comprehensive	Stock	Deferred	Exploration	Stockholders'
	Shares	Amount	Paid-in Capital	Income (Loss)	Subscribed	Compensation	Stage	Equity
Balance, January 14, 2000	-	$-	$-	$-	$-	$-	$-	$-

Issuance of common stock
(recapitalized)	50,000,000	50,000	(25,000)	-	-	-	(24,999)	1

Effect of foreign currency translation	-	-	-	3,059	-	-	-	3,059

Net loss	-	-	-	-	-	-	(235,028)	(235,028)

Balance, December 31, 2000	50,000,000	50,000	(25,000)	3,059	-	-	(260,027)	(231,968)

Issuance of common stock in
reverse merger	10,300,000	10,300	(5,150)	-	-	-	(5,150)	-

Effect of foreign currency translation	-	-	-	(2,619)	-	-	-	(2,619)

Net loss	-	-	-	-	-	-	(765,179)	(765,179)

Balance, December 31, 2001	60,300,000	60,300	(30,150)	440	-	-	(1,030,356)	(999,766)

Capital contribution	-	-	1,037,126	-	-	-	-	1,037,126

Beneficial conversion feature
associated with debt	-	-	300,000	-	-	-	-	300,000

Effect of foreign currency translation	-	-	-	(70,248)	-	-	-	(70,248)

Net loss	-	-	-	-	-	-	(1,179,396)	(1,179,396)

Balance, December 31, 2002	60,300,000	60,300	1,306,976	(69,808)	-	-	(2,209,752)	(912,284)

Debt exchanged for common stock	48,000,000	48,000	1,152,000	-	-	-	-	1,200,000

Deferred compensation	-	-	12,583	-	-	(12,583)	-	-

Amortization of deferred
compensation	-	-	-	-	-	10,387	-	10,387

Effect of foreign currency translation	-	-	-	(50,755)	-	-	-	(50,755)

Net loss	-	-	-	-	-	-	(1,233,117)	(1,233,117)

Balance, December 31, 2003	108,300,000	108,300	2,471,559	(120,563)	-	(2,196)	(3,442,869)	(985,769)

Amortization of deferred
compensation	-	-	-	-	-	2,196	-	2,196

Effect of foreign currency translation	-	-	-	(109,982)	-	-	-	-
Net loss							(590,462)
Net comprehensive loss	-	-	-	-	-	-		(700,444)

Balance, December 31, 2004	108,300,000	108,300	2,471,559	(230,545)	-	-	(4,033,331)	(1,684,017)

Issuance of stock options for
1,000,000 shares of common stock
to two officers	-	-	133,062	-	-	-	-	133,062

Issuance of stock options for
500,000 shares of common stock
in satisfaction of debt	-	-	300,000	-	-	-	-	300,000

Return and cancellation of
70,000,000 shares of common
stock	(70,000,000)	(70,000)	70,000	-	-	-	-	-

Issuance of common stock
for 20 mining concessions	1,400,000	1,400	38,600	-	-	-	-	40,000

See Accompanying Notes to Financial Statements

SEARCHLIGHT MINERALS CORP.
(AN EXPLORATION STAGE COMPANY)
STATEMENT OF STOCKHOLDERS' EQUITY
(UNAUDITED)

				Accumulated			Accumulated
				Other	Common		Deficit During	Total
	Common Stock		Additional	Comprehensive	Stock	Deferred	Exploration	Stockholders'
	Shares	Amount	Paid-in Capital	Income (Loss)	Subscribed	Compensation	Stage	Equity
Issuance of common stock
in satisfaction of debt, $0.625 per share	200,000	200	124,800	-	-	-	-	125,000

Issuance of common stock for cash,
Reg. S - Private Placement,
$0.25 per share, net of
$205,250 commissions	6,390,000	6,390	1,369,070	-	-	-	-	1,375,460

Issuance of common stock for cash,
Reg. S - Private Placement,
$0.25 per share, net of
$135,000 commission	5,400,000	5,400	1,194,947	-	-	-	-	1,200,347

Issuance of common stock for cash,
Reg. D 506 - Private Placement,
$0.25 per share	460,000	460	114,540	-	-	-	-	115,000

Issuance of stock options for
1,500,000 shares of common stock
to three officers	-	-	266,720	-	-	-	-	266,720

Common stock subscribed	-	-	-	-	270,000	-	-	270,000

Effect of foreign currency translation	-	-	-	120,708	-	-	-	-
Net loss							(1,721,777)	-
Net comprehensive loss	-	-	-	-	-	-	-	(1,601,069)

Balance, December 31, 2005	52,150,000	52,150	6,083,298	(109,837)	270,000	-	(5,755,108)	540,503

Issuance of common stock for cash,
Reg. D - Private Placement,
$0.45 per share, net of
$87,750 commission	3,900,000	3,900	1,663,350	-	(270,000)	-	-	1,397,250

Issuance of common stock
related to exercise of warrants	1,225,000	1,225	(1,225)	-	-	-	-	-

Issuance of stock options for
120,000 shares of common stock
to two officers	-	-	20,864	-	-	-	-	20,864

Issuance of stock options for
500,000 shares of common stock
to two directors	-	-	122,420	-	-	-	-	122,420

Issuance of stock options for
100,000 shares of common stock
to two directors	-	-	24,484	-	-	-	-	24,484

Issuance of common stock for cash
Reg. S - Private Placement,
$0.625 per share
from exercise of warrants	6,125,000	6,125	3,822,000	-	-	-	-	3,828,125

Issuance of common stock for cash
Reg. S - Private Placement,
$0.375 per share
from exercise of warrants	1,768,500	1,768	661,420	-	-	-	-	663,188

Issuance of common stock for cash
Reg. S - Private Placement,
$0.625 per share
from exercise of warrants	612,500	613	382,200	-	-	-	-	382,813

Issuance of stock options for
100,000 shares of common stock
to officer for recruitment
amortized over vesting period.	-	-	1,309	-	-	-	-	1,309

Issuance of common stock to

See Accompanying Notes to Financial Statements

SEARCHLIGHT MINERALS CORP.
(AN EXPLORATION STAGE COMPANY)
STATEMENT OF STOCKHOLDERS' EQUITY
(UNAUDITED)

				Accumulated			Accumulated
				Other	Common		Deficit During	Total
	Common Stock		Additional	Comprehensive	Stock	Deferred	Exploration	Stockholders'
	Shares	Amount	Paid-in Capital	Income (Loss)	Subscribed	Compensation	Stage	Equity
officer for recruitment	50,000	50	102,950	-	-	-	-	103,000

Issuance of stock options for
50,000 shares of common stock
to employee for recruitment
amortized over vesting period.	-	-	1,309	-	-	-	-	1,309

Effect of foreign currency translation	-	-	-	(11,769)	-	-	-	-

Net loss June 30, 2006	-	-	-	-	-	-	(1,685,104)	-

Net comprehensive loss	-	-	-	-	-	-	-	(1,696,873)

Balance, June 30, 2006	65,831,000	$65,831	$12,884,379	$(121,606)	$-	$-	$(7,440,212)	$5,388,392

See Accompanying Notes to Financial Statements

SEARCHLIGHT MINERALS CORP.
(AN EXPLORATION STAGE COMPANY)
STATEMENTS OF CASH FLOWS
(UNAUDITED)

			Period from
			January 14, 2000
			(Date of inception)
	For the six months ended June 30,		through
	2006	2005	June 30, 2006
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(1,685,104)	$(580,626)	$(7,440,212)
Adjustments to reconcile loss from operating
to net cash used in operating activities:
Amortization of debt discount	-	-	300,000
Depreciation	2,966	-	239,090
Expenses paid with stock issuance	103,000	453,933	521,728
Stock based compensation	170,386	-	170,386
Impairment loss	-	-	259,917
Loss on asset disposition	4,398	-	(224,238)
Write-off of fixed assets	-	1,349	1,349
Changes in operating assets and liabilities:
Amounts receivable	-	-	11,005
Other current assets	(31,245)	(2,000)	(211,745)
Accounts payable and accrued liabilities	14,255	(17,719)	632,222

Net cash used in operating activities	(1,421,344)	(145,063)	(5,740,498)

CASH FLOW FROM INVESTING ACTIVITIES
Cash paid on mineral property claims	-	(19,572)	(777,134)
Cash paid for intangible assets	-	-	(180,068)
Purchase of fixed assets	(20,202)	-	(308,837)

Net cash used in investing activities	(20,202)	(19,572)	(1,266,039)

CASH FLOW FROM FINANCING ACTIVITIES
Proceeds from stock issuance	1,397,250	-	4,088,058
Proceeds from exercise of warrants for stock	4,874,126	-	4,874,126
Proceeds from borrowings from related party	-	-	2,880,201
Proceeds from borrowings on loan payable	-	170,000	519,035
Proceeds from subscribed stock	-	-	270,000
Payment on notes payable	(15,000)	-	(15,000)

Net cash provided by financing activities	6,256,376	170,000	12,616,420

EFFECT OF FOREIGN CURRENCY EXCHANGE RATE ON CASH	(11,769)	-	(100,966)

NET CHANGE IN CASH	4,803,061	5,365	5,508,917

CASH AT BEGINNING OF YEAR	705,856	295	-

CASH AT END OF PERIOD	$5,508,917	$5,660	$5,508,917

SUPPLEMENTAL INFORMATION

Interest Paid	$-	$-	$50,751

Income Taxes Paid	$-	$-	$-

Non-cash financing activities:
Stock options for common stock issued in satisfaction of debt	$-	$300,000	$1,200,000

Stock issued for conversion
of accounts payable, 200,000 shares at $0.625	$-	$-	$125,000

Stock issued for compensation
50,000 shares at $2.06	$103,000	$-	$103,000

See Accompanying Notes to Financial Statements

SEARCHLIGHT MINERALS CORP.
(AN EXPLORATION STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
(UNAUDITED)

1.	BASIS OF PRESENTATION

The accompanying unaudited financial statements have been prepared in accordance with Securities and Exchange Commission requirements for interim financial statements. Therefore, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. The financial statements should be read in conjunction with the Form 10-KSB for the year ended December 31, 2005 of Searchlight Minerals Corp. (the "Company").

The interim financial statements present the balance sheet, statements of operations and cash flows of the Company. The financial statements have been prepared in accordance with accounting principles generally accepted in the United States.

The interim financial information is unaudited. In the opinion of management, all adjustments necessary to present fairly the financial position as of June 30, 2006 and the results of operations and cash flows presented herein have been included in the financial statements. Interim results are not necessarily indicative of results of operations for the full year.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2.	GOING CONCERN

Going concern – The Company incurred cumulative net losses of approximately $7,440,212 from operations as of June 30, 2006, has not commenced its mining operations, and is still in the exploration stage, raising substantial doubt about the Company’s ability to continue as a going concern.

Management plans to fund its future operations through the issuance of debt or equity financing, but there can be no assurance the Company will be successful in accomplishing its objectives.

The ability of the Company to continue as a going concern is dependent on additional sources of capital and the success of the Company’s plan. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

3.	NEW ACCOUNTING PRONOUNCEMENTS

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections, a replacement of APB No. 20 and FASB Statement No. 3” (“SFAS No. 154”). SFAS No. 154 requires retrospective application to prior periods’ financial statements of a voluntary change in accounting principle unless it is impracticable. APB Opinion No. 20 “Accounting Changes,” previously required that most voluntary changes in accounting principle be recognized by including in net income of the period of the change the cumulative effect of changing to the new accounting principle. This statement is effective for our Company as of January 1, 2006. The Company does not believe that the adoption of SFAS No. 154 will have a material impact on our financial statements.

In November 2005, the FASB issued FASB Staff Position FAS 115-1 and FAS 124-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments” (“FSP 115-1”), which provides guidance on determining when investments in certain debt and equity securities are considered impaired, whether that impairment is other-than-temporary, and on measuring such impairment loss. FSP 115-1 also includes accounting considerations subsequent to the recognition of an other-than temporary impairment and requires certain disclosures about unrealized losses that have not been recognized as other-than-temporary impairments. FSP 115-1 is required to be applied to reporting periods beginning after December 15, 2005. We do not expect the adoption of FSP 115-1 will have a material impact on our financial condition or results of operations.

In February 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments—an Amendment of FASB Statements No. 133 and 140” (“SFAS No. 155”). SFAS No. 155 allows financial instruments that contain an embedded derivative and that otherwise would require bifurcation to be accounted for as a whole on a fair value basis, at the holders’ election. SFAS No. 155 also clarifies and amends certain other provisions of SFAS No. 133 and SFAS No. 140. This statement is effective for all financial instruments acquired or issued in fiscal years beginning after September 15, 2006. We do not expect that the adoption of SFAS No. 155 will have a material impact on our financial condition or results of operations.

In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets—an Amendment of FASB Statement No. 140” (“SFAS No. 156”). SFAS No. 156 provides guidance on the accounting for servicing assets and liabilities when an entity undertakes an obligation to service a financial asset by entering into a servicing contract. This statement is effective for all transactions in fiscal years beginning after September 15, 2006. We do not expect that the adoption of SFAS No. 156 will have a material impact on our financial condition or results of operations.

4.	LOAN PAYABLE – FORMER OFFICERS AND DIRECTORS

As of June 30, 2006, loans payable totaling $382,792 consists of borrowings from former officers and directors of the Company. The balance bear no interest, is unsecured, and is due on demand.

5.	STOCKHOLDER’S EQUITY

During the six months ended June 30, 2006, the Company’s stockholders’ activities consisted of the following:

a)	On January 18, 2006 the Company issued 3,900,000 shares of common stock for cash at $0.45 per share related to the U.S. private placement offering opened December 7, 2005.

b)

On February 14, 2006, the Company issued 1,225,000 shares of common stock and warrants to purchase an additional 608,000 shares of common stock with an exercise price of $0.625 until June 1, 2006. These are related to the penalty shares and warrants for the late registration of shares with the Securities and Exchange Commission pursuant to the Private Placements completed in September 2005. Pursuant to the Private Placements, subscribers received penalty units consisting of a share and warrant. The penalty units were exercisable into 1/10th of a unit issued in the private placement if a registrations statement on Form SB-2 was not declared effective within four months and one day of the closing date of the private placements. The Registration Statement was not effective prior to the filing deadline resulting in the issuance of the penalty units.

c)

On June 21, 2006, the Company issued 8,506,000 shares of common stock from the exercise of warrants resulting in cash proceeds of $4,874,126. Warrants exercised were for 6,125,000 shares at $0.625 per share, 1,768,500 shares at $0.375 per share and 612,500 at $0.625 per share. Each of the warrants was set to expire in June 2006 and all were exercised.

d)	On June 23, 2006, the Company issued 50,000 shares at $2.06 per share as consideration for an employment contract entered into on June 14, 2006 with a new Chief Financial Officer. In addition,

the Company advanced $33,084 for withholding taxes required to be paid on total compensation of $103,000. The advance is to be repaid bi-monthly with full payment to be made in December 2006.

6.	OPTION PLAN

On April 7, 2006, the Board of Directors of Searchlight adopted the 2006 Stock Option Plan (the "Plan"). Under the terms of the Plan, options to purchase up to 40,000,000 shares of common stock that may be granted to our employees, officers, directors, and eligible consultants of Searchlight. The Plan provides that the option price be the fair market value of the stock at the date of grant as determined by the Board of Directors. Options granted become exercisable and expire as determined by the Board of Directors. The maximum aggregate number of shares of our common stock that may be optioned and sold under the Plan will be increased effective the first day of each of our fiscal quarters, beginning with the fiscal quarter commencing July 1, 2006, by an amount equal to the lesser of: (i) 15% of the total increase in the number of shares of common Stock outstanding during the previous fiscal quarter; or (ii) a lesser number of shares of common stock as may be determined by the board of Searchlight.

During the six months ended June 30, 2006, the Company issued granted stock options as follows:

a)

On April 7, 2006 the Company granted incentive stock options for the purchase of 120,000 shares of common stock at $1.70 per share. The options were granted equally to two officers, are fully vested and expire on April 7, 2011.

b)

On June 6, 2006, the Company granted nonqualified stock options for the purchase of 500,000 shares of common stock at $2.40 per share. The options were granted to equally to two directors, are fully vested and expire on June 6, 2011.

c)

On June 6, 2006, the Company granted nonqualified stock options for the purchase of 100,000 shares of common stock at $2.40 per share. The options were granted to equally to two directors, are fully vested and expire on June 6, 2011.

d)

On June 14, 2006, the Company granted nonqualified stock options for the purchase of 100,000 shares of common stock at $2.06 per share. The options were granted as a recruitment incentive to the Chief Financial Officer and vest 50% on June 14, 2007 and the remaining 50% on June 14, 2008.

e)

On June 14, 2006, the Company granted nonqualified stock options for the purchase of 50,000 shares of common stock at $2.06 per share. The options were granted as a recruitment incentive to an employee and vest 50% on December 14, 2006 and the remaining 50% on June 14, 2007.

Compensation expense for quarter and six months ended related to granting of stock options was $170,386.

7.	SUBSEQUENT EVENT

On July 27, 2006, the Company issued 1,400,000 shares to the owners of the Searchlight Claims. This issuance is the second of four required share payments to complete the acquisition of the searchlight claims totaling 5,600,000 shares.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS AND FINANCIAL DISCLOSURE

On May 18, 2005, we engaged Kyle L. Tingle, CPA, LLC (“KLT”), as our new independent registered public accounting firm, following the resignation of our prior independent registered public accounting firm, Manning Elliott, Chartered Accountants (“Manning Elliott”), which occurred on May 18, 2005.

Manning Elliott performed the audit of our financial statements for the years ended December 31, 2004 and 2003. During this period and the subsequent interim period through May 18, 2005, there were no disagreements with Manning Elliott on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements if not resolved to Manning Elliott’s satisfaction would have caused Manning Elliott to make reference to the subject matter of the disagreements in connection with Manning Elliott’s report, nor were there any "reportable events" as such term is defined in Item 304(a)(3) of Regulation S-B, promulgated under the Securities Exchange Act of 1934, as amended.

Manning Elliott’s decision to resign as our independent auditor was ratified by our board of directors on May 18, 2005, and was made due to the fact that our operations and management are now in the United States and we are required to have a U.S. based independent auditor.

The audit reports of Manning Elliott for the years ended December 31, 2004 and 2003 did not contain an adverse opinion, or a disclaimer of opinion, or qualification or modification as to uncertainty, audit scope, or accounting principles, other than the uncertainty that we might not be able to operate as a going concern.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form SB-2 under the Securities Act with the SEC with respect to the shares of our common stock offered through this prospectus. This prospectus is filed as a part of that registration statement, but does not contain all of the information contained in the registration statement and exhibits. Statements made in the registration statement are summaries of the material terms of the referenced contracts, agreements or documents of Searchlight. We refer you to our registration statement and each exhibit attached to it for a more detailed description of matters involving Searchlight, and the statements we have made in this prospectus are qualified in their entirety by reference to these additional materials. You may inspect the registration statement, exhibits and schedules filed with the SEC at the SEC's principal office in Washington, D.C. Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the SEC, Room 1580, 100 F Street NE, Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The SEC also maintains a website at http://www.sec.gov that contains reports, proxy statements and information regarding registrants that file electronically with the SEC. Our registration statement and the referenced exhibits can also be found on this site.

------------------------------------------------------------------------------------------------------------------------------

SUBJECT TO COMPLETION, DATED OCTOBER 25, 2006

PROSPECTUS

24,355,000 SHARES
COMMON STOCK

 ------------------------------------------------------------------------------------------------------------------------------

Until ninety days after the date this registration statement is declared effective, all dealers that effect transactions in these securities whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

We have not authorized any dealer, salesperson or other person to provide any information or make any representation about Searchlight Minerals Corp. except the information or representations contained in this prospectus. You should not rely on any additional information or representations if made.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 24.           INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our officers and directors are indemnified as provided by the Nevada Revised Statutes. Under the Nevada Revised Statutes, director immunity from liability to a company or its stockholders for monetary liabilities applies automatically unless it is specifically limited by a company's articles of incorporation that is not the case with our articles of incorporation. Excepted from that immunity are:

(1)	a willful failure to deal fairly with the company or its stockholders in connection with a matter in which the director has a material conflict of interest;

(2)	a violation of criminal law (unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful);

(3)	a transaction from which the director derived an improper personal profit; and

(4)	willful misconduct.

ITEM 25.           OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The estimated costs of this offering are as follows:

Expenses(1)	US($)
SEC Registration Fee Transfer Agent Fees Accounting Fees and Expenses Legal Fees and Expenses Miscellaneous	$4,690 $1,000 $20,000 $30,000 $1,000
Total	$56,690

(1)	All amounts are estimates, other than the SEC's registration fee.

We are paying all expenses of the offering listed above. No portion of these expenses will be paid by the selling stockholders. The selling stockholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

ITEM 26.           RECENT SALES OF UNREGISTERED SECURITIES

Over the past three years, we have completed the following unregistered sales of our securities:

1.

On July 27, 2006, we issued 1,400,000 shares to 18 mineral claim owners in connection with the Option Agreements dated February 8, 2005 among us and the mineral claim owners. The issuance was completed pursuant to Section 4(2) of the Securities Act on the basis that each claim owner was a sophisticated investor and was in a position of access to relevant and material information regarding our operations. Each claim owner delivered appropriate investment representations satisfactory to us with respect to this transaction and consented to the imposition of restrictive legends upon the certificates evidencing such shares.

2.

On June 14, 2006, we issued 50,000 restricted shares of our common stock to Melvin L. Williams pursuant to the Employment Agreement between Searchlight and Mr. Williams in consideration for Mr. Williams acting as our Chief Financial Officer. The shares were issued pursuant to Section 4(2) of the Securities Act. The shares did not involve a public offering and Mr. Williams as our Chief Financial Officer has effective access to our files and records that contained the relevant information necessary for making his investment decision. Mr. Williams has such knowledge and experience in our financial and business matters that he was capable of evaluating the merits and risks of his investment.

3.

In June, 2006 we received $4.87 million from the exercise of all of the outstanding share purchase warrants issued in connection with our three private placements closed in September, 2005 (the “Private Placements”). Following our two for one (2:1) stock split effected on September 30, 2005 the number of warrants issued pursuant to the private placements were adjusted accordingly, such that each whole warrant entitles the holder thereof to purchase two shares of our common stock at a price of $0.625 for a period of nine months from the closing of the private placements. Following receipt of payment for the exercise of the warrants, on June 16, 2006 we issued 8,506,000 million shares of our common stock to the warrant holders. All securities issued to U.S. subscribers were endorsed with a restrictive legend confirming that the securities cannot be resold without registration under the Securities Act or an applicable exemption from the registration requirements of the Securities Act. All non-US subscribers represented to us that they were a non-US person as defined in Regulation S. Each non-US purchaser represented their intention to acquire the securities for investment only and not with a view toward distribution. Appropriate legends were affixed to the stock certificate issued to each non-US investor in accordance with Regulation S.

4.

In February, 2006 we issued a total of 1,225,000 shares of our common stock and warrants to purchase an additional 608,000 shares of our common stock exercisable at a price of $0.625 until June 1, 2006 to subscribers of our three private placements completed in September, 2005 (the “September 2005 Private Placements”). Pursuant to the terms of each of the September 2005 Private Placements, subscribers received non-transferable warrants (the “Penalty Units”) exercisable into 1/10th of a unit issued in the September 2005 Private Placements for no additional consideration if a registration statement on Form SB-2 (the “Registration Statement”) registering the resale of the units issued pursuant to the September 2005 Private Placements was not declared effective by the SEC within four months and one day after the closing of the September 2005 Private Placements (the “Filing Deadline”). The issuances were completed pursuant to Rule 506 of Regulation D of the Securities Act for US subscribers and Regulation S of the Securities Act for non-US subscribers. All securities issued were endorsed with a restrictive legend confirming that the securities cannot be resold without registration under the Securities Act or an applicable exemption from the registration requirements of the Securities Act.

5.

On January 18, 2006 we closed our private placement of 39 units at a price of $45,000 per unit to raise gross proceeds of US$1.755 Million. The private placement units were issued to accredited investors resident in the United States pursuant to Regulation D of the Securities Act of 1933. Each unit consisted of 100,000 Shares of our common stock, 100,000 share purchase warrants with each warrant entitling the subscriber to purchase one additional share of our common stock for a period of two years from the closing of the private placement at an exercise price equal to US$0.65 per share. The securities were sold on a best efforts agency basis by S&P Investors, Inc. In connection with the private placement, S&P Investors, Inc. received a fee of US$87,750 and warrants to purchase 390,000 shares at a price of US$0.65 per share for a period of two years from the closing of the private placement. The sales were completed pursuant to Rule 506 of Regulation D of the Securities Act. All securities issued were endorsed with a restrictive legend confirming that the securities cannot be resold without registration under the Securities Act or an applicable exemption from the registration requirements of the Securities Act.

6.

On October 24, 2005, in connection with the acquisition of our interest in the Clarkdale Slag Project and in accordance with the terms of the Assignment Agreement, we completed the following issuances of our securities: (i) we issued to Nanominerals Corp. a warrant to purchase 10,000,000 shares of our common stock at an exercise price of $0.375 per share expiring June 1, 2015, pursuant to Section 4(2) of the Securities Act of 1933. The 10,000,000 shares of common stock are restricted shares as defined in the Securities Act. This issuance was made to Nanominerals Corp. whose principals are sophisticated investors, and through its relationship with us was in a position of access to relevant and material information regarding our operations; and (ii) the issuance to Nanominerals Corp.’s designate, Clarion Finanz AG, of a warrant to purchase 2,000,000 shares of our common stock at an exercise price of $0.375 per share expiring June 1, 2015, pursuant to Regulation S of the Securities Act of 1933. Clarion Finanz AG represented to us that they were a non-US person as defined in Regulation S. We did not engage in a distribution of these securities in the United States.

7.

On September 7, 2005, we closed a brokered private placement of 2,700,000 units to raise aggregate gross proceeds of US$1,350,000. The private placement units were sold on a best efforts agency basis by Clarion Finanz AG pursuant to Regulation S. The units offered in the private placement are identical to the units in the private placement closed on September 2, 2005. In connection with the private placement, Clarion Finanz AG received a commission of US$135,000 and warrants to purchase 270,000 Units at a price of US$1.25 per Units for a period of nine months from the closing of the September 7, 2005 Private Placement. Each purchaser represented to us that they were a non-US person as defined in Regulation S. We did not engage in a distribution of the September 7, 2005 Private Placement in the United States. Each purchaser represented their intention to acquire the securities for investment only and not with a view toward distribution. Appropriate legends were affixed to the stock certificate issued to each purchaser in accordance with Regulation S. As adjusted following the effectiveness of our two for one stock split on September 30, 2005, we issued 5,400,000 units to subscribers and a warrant to purchase 540,000 units to Clarion Finanz AG.

8.

On September 6, 2005, we closed our private placement of 230,000 units to raise aggregate gross proceeds of US$115,000. The private placement units were issued to accredited investors resident in the United States pursuant to Regulation D of the Securities Act. Each unit consisted of one share of our common stock, one half of one share purchase warrant with each whole warrant entitling the subscriber to purchase one additional share for a period of nine months from the closing of the private placement at an exercise price equal to US$1.25 per share, and one non-transferable warrant exercisable into one-tenth (1/10) of one unit for no additional consideration if a Registration Statement on Form SB-2 registering the resale of the Units is not declared effective by the SEC on or before the day that is four months and one day after the closing of the private placement. The sales were completed pursuant to Rule 506 of Regulation D of the Securities Act. All securities issued were endorsed with a restrictive legend confirming that the securities cannot be resold without registration under the Securities Act or an applicable exemption from the registration requirements of the Securities Act. As adjusted following the effectiveness of our two for one stock split on September 30, 2005, we issued 460,000 units to subscribers.

9.

On September 2, 2005, we closed our brokered private placement of 3,195,000 units to raise aggregate gross proceeds of US$1,597,500. The private placement units were issued to accredited investors resident in Canada and pursuant to Regulation S of the Securities Act of 1933. Each unit consisted of one share of our common stock , one half of one share purchase warrant with each whole warrant entitling the subscriber to purchase one additional share for a period of nine months from the closing of the private placement at an exercise price equal to US$1.25 per share, and one non-transferable warrant exercisable into one-tenth (1/10) of one Unit for no additional consideration if a Registration Statement on Form SB-2 registering the resale of the Units is not declared effective by the SEC on or before the day that is four months and one day after the closing of the private placement. The securities were sold on a best efforts agency basis by Dominick & Dominick Securities Inc. (the "Agent"). In connection with the private placement, the Agent received a fee of US$205,250 and warrants to purchase 319,500 Units at a price of US$1.25 per unit for a period of nine months from the closing of the private placement. Each purchaser represented to us that they were a non-US person as defined in Regulation S. We did not engage in a distribution of this offering in the United States. Each purchaser represented their intention to acquire the securities for investment only and not with a view toward distribution. Appropriate legends were affixed to the stock certificate issued to each purchaser in accordance with Regulation S. As adjusted following the effectiveness of our two for one stock split on September 30, 2005, we issued 6,390,000 units to subscribers and a warrant to purchase 639,000 units to the Agent.

10.

On June 30, 2005, we approved the issuance of 700,000 shares of our common stock to 18 mineral claim owners in connection with the Option Agreements dated February 8, 2005 among us and the mineral claim owners. The issuance was completed pursuant to Section 4(2) of the Securities Act on the basis that each claim owner was a sophisticated investor and was in a position of access to relevant and material information regarding our operations. Each claim owner delivered appropriate investment representations satisfactory to us with respect to this transaction and consented to the imposition of restrictive legends upon the certificates evidencing such shares. As adjusted following the effectiveness of our two for one stock split on September 30, 2005 we issued 1,400,000 shares of our common stock to the claim owners.

11.

On February 14, 2005, we approved the issuance of 100,000 shares of our common stock to Rock Management Ltd. (the “Consultant”) for consulting services provided to us in January, 2002. The issuance was made to the Consultant pursuant to Regulation S of the Securities Act and Canadian Multilateral Instrument 45-105 Trades to Employees, Senior Officers, Directors and Consultants. The Consultant represented to us that it was a non-US person, as defined in Regulation S of the Securities Act. All securities to be issued to the Consultant were endorsed with a restrictive legend in accordance with Regulation S of the Securities Act and Canadian Multilateral Instrument 45-102 Resale of Securities. As adjusted following the effectiveness of our two for one stock split on September 30, 2005, we issued 200,000 shares of our common stock to the Consultant.

ITEM 27.           EXHIBITS

Exhibit
Number	Description of Exhibits

3.1	Articles of Incorporation of L.C.M. Equity, Inc.(1)

3.2	Bylaws of L.C.M. Equity, Inc.(1)

3.3	Articles of Incorporation of Uscribble.(1)

3.4	Certificate of Amendment to Articles of Incorporation – name change to “Regma Bio Technologies Limited.”(3)

3.5	Certificate of Amendment to Articles of Incorporation – name change to “Phage Genomics, Inc.”(6)

3.6	Certificate of Amendment to Articles of Incorporation – name change to “Searchlight Minerals Corp.”(12)

3.7	Certificate of Change to Authorized Capital Pursuant to the Nevada Revised Statutes 78.209(13)

3.8	Amended Bylaws dated July 22, 2005.(9)

3.9	Amended Bylaws dated August 9, 2005. (12)

4.1	Specimen Stock Certificate.(1)

5.1	Legal Opinion of O’Neill Law Group PLLC, with consent to use. (18)

10.1	Acquisition Agreement.(2)

10.2	2002 Nonqualified Stock Option Plan.(4)

10.3	2003 Nonqualified Stock Option Plan.(5)

10.4	Letter Agreement between Phage Genomics, Inc., Searchlight Minerals Inc., Kiminco Inc., Pass Minerals Inc., Debra L. Matheson, and Pilot Plant Inc. dated February 8, 2005.(8)

10.5	Letter Agreement between Phage Genomics Inc., Searchlight Minerals, Inc., K. Ian Matheson, and Pilot Plant Inc. dated February 8, 2005.(8)

10.6	Letter Agreement between Phage Genomics, Inc., Searchlight Minerals, Inc., K. Ian Matheson, and Bear Dog Mines Inc. dated February 8, 2005.(8)

Exhibit
Number	Description of Exhibits

10.7	Letter Agreement between Phage Genomics, Inc., Searchlight Minerals, Inc., K. Ian Matheson, and Gold Hunter Inc. dated February 8, 2005.(8)

10.8

Letter Agreement between Phage Genomics, Inc., Searchlight Minerals, Inc., Kiminco Inc., Pass Minerals Inc., Michael D. Anderson, Farrell Drozd, Michael I. Matheson, and Pass Minerals Inc. dated February 8, 2005.(8)

10.9	Letter Agreement between Phage Genomics, Inc., Searchlight Minerals, Inc., K. Ian Matheson, and Britti Gold Inc. dated February 8, 2005.(8)

10.10

Letter Agreement between Phage Genomics, Inc., Searchlight Minerals, Inc., Kiminco Inc., Pass Minerals Inc., Michael D. Anderson, Geosearch Inc., Patrick I. Matheson, and Geotech Mining Inc. dated February 8, 2005.(8)

10.11	Letter Agreement between Phage Genomics, Inc., Searchlight Minerals, Inc., Kiminco Inc., Pass Minerals Inc., and Gold Crown Inc. dated February 8, 2005.(8)

10.12	Engagement Letter dated June 17, 2005 between Searchlight Minerals Corp. and Clarion Finanz AG.(10)

10.13	Extension Agreement dated effective June 22, 2005 among Searchlight, K. Ian Matheson, Searchlight Minerals, Inc. and Pilot Plant Inc.(10)

10.14	Extension Agreement dated effective June 22, 2005 among Searchlight, K. Ian Matheson, Searchlight Minerals, Inc. and Bear Dog Mines Inc.(10)

10.15	Extension Agreement dated effective June 22, 2005 among Searchlight, K. Ian Matheson, Searchlight Minerals, Inc. and Gold Hunter Inc.(10)

10.16	Extension Agreement dated effective June 22, 2005 among Searchlight, K. Ian Matheson, Searchlight Minerals, Inc., Pass Minerals Inc., Michael D. Anderson, Farrell Drozd and Michael I. Matheson.(10)

10.17	Extension Agreement dated effective June 22, 2005 among Searchlight, K. Ian Matheson, Searchlight Minerals, Inc. and Britti Gold Inc.(10)

10.18	Extension Agreement dated effective June 22, 2005 among Searchlight, K. Ian Matheson, Searchlight Minerals, Inc., Geotech Mining Inc., Michael D. Anderson, Geosearch Inc. and Patrick B. Matheson.(10)

10.19	Extension Agreement dated effective June 22, 2005 among Searchlight, K. Ian Matheson, Searchlight Minerals, Inc. and Gold Crown Minerals Inc.(10)

10.20	Assignment Agreement dated for reference June 1, 2005 between Searchlight Minerals Corp. and Nanominerals Corp.(11)

10.21	Engagement Letter dated May 9, 2005 between Searchlight Minerals Corp. and Dominick & Dominick Securities Inc. (12)

10.22	First Amendment to Assignment Agreement between Nanominerals Corp. and Searchlight Minerals Corp. dated August 31, 2005.(15)

10.23	Second Amendment to Assignment Agreement between Nanominerals Corp. and Searchlight Minerals Corp. dated October 24, 2005.(14)

10.24	Agency Agreement between Searchlight Minerals Corp. and Dominick & Dominick Securities Inc. dated September 1, 2005. (18)

10.25	Office Suite Lease Agreement between Burnett & Williams Executive Suites and Searchlight Minerals Corp. dated September 6, 2005.(15)

10.26	Finders’ Fee Agreement between Searchlight Minerals Corp. and S&P Investors, Inc. dated December 7, 2005.(16)

10.27	Employment Agreement between Searchlight Minerals Corp. and Carl S. Ager dated as of January 1, 2006(17)

10.28	Employment Agreement between Searchlight Minerals Corp. and Ian R. McNeil dated as of January 1, 2006(17)

Exhibit
Number	Description of Exhibits

10.28	Employment Agreement between Searchlight Minerals Corp. and Melvin L. Williams dated as of June 14, 2006(18)

10.29	2006 Stock Option Plan.(19)

10.30	Engineering Services Agreement dated as of May 1, 2006 with Cimetta Engineering and Construction Co.(20)

10.31	Office Suite Lease Agreement between Burnett & Williams Executive Suites and Searchlight Minerals Corp. dated July 20, 2006.

10.32	Contract for Engineering Services between URS Corporation and Verde River Iron Company LLC dated March 21, 2005.

10.33

Contract for Drilling Services dated May 23, 2006 between Boart Longyear Company and Searchlight Minerals Corp. and Contact for Services dated October 17, 2005 between Boart Longyear Company and Searchlight Minerals Corp.

14.1	Code of Ethics.(21)

23.1	Consent of Manning Elliott, Chartered Accountants

23.2	Consent of Kyle L. Tingle, CPA, LLC

23.3	Consent of R.F. Hewlett, M.S., PhD

23.4	Consent of Charles Ager, PhD, P.Eng., P.Geo.

23.5	Consent of Mountain States R&D International Inc.

99.1	Audit Committee Charter.(21)

99.2	Disclosure Committee Charter.(7)

Notes:

(1)	Filed with the SEC as an exhibit to our Registration Statement on Form 10-SB originally filed on July 7, 2000.
(2)	Filed with the SEC as an exhibit to our Current Report on Form 8-K filed on November 13, 2001.
(3)	Filed with the SEC as an exhibit to our Annual Report on Form 10-KSB filed on April 1, 2002.
(4)	Filed with the SEC as an exhibit to our Form S-8 Registration Statement filed on April 10, 2002.
(5)	Filed with the SEC as an exhibit to our Form S-8 filed on June 30, 2003.
(6)	Filed with the SEC as an exhibit to our Form 8-K filed on December 22, 2003;
(7)	Filed with the SEC as an exhibit to our Annual Report on Form 10-KSB filed on April 13, 2004.
(8)	Filed with the SEC as an exhibit to our Annual Report on Form 10-KSB filed on April 15, 2005.
(9)	Filed with the SEC as an exhibit to our Current Report on Form 8-K filed on July 29, 2005.
(10)	Filed with the SEC as an exhibit to our Current Report on Form 8-K filed on June 24, 2005.
(11)	Filed with the SEC as an exhibit to our Current Report on Form 8-K filed on June 16, 2005.
(12)	Filed with the SEC as an exhibit to our Quarterly Report on Form 10-QSB filed on August 22, 2005.
(13)	Filed with the SEC as an exhibit to our Current Report on Form 8-K filed on October 14, 2005.
(14)	Filed with the SEC as an exhibit to our Current Report on Form 8-K filed on October 28, 2005.
(15)	Filed with the SEC as an exhibit to our Quarterly Report on Form 10-QSB filed on November 21, 2005.
(16)	Filed with the SEC as an exhibit to our Current Report on Form 8-K filed on December 13, 2005.
(17)	Filed with the SEC as an exhibit to our Current Report on Form 8-K filed on March 2, 2006.
(18)	Filed with the SEC as an exhibit to our Registration Statement on Form SB-2 originally filed on April 3, 2006.
(19)	Filed with the SEC as an exhibit to our Quarterly Report on Form 10-QSB filed on May 15, 2006.
(20)	Filed with the SEC as an exhibit to our Quarterly Report on Form 10-QSB filed on August 14, 2006.
(21)	Filed with the SEC as an exhibit to our Current Report on Form 8-K filed on September 27, 2006.

ITEM 28.           UNDERTAKINGS

The undersigned Registrant hereby undertakes:

1.	To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

	(a)	Include any prospectus required by section 10(a)(3) of the Securities Act;

(b)

Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and.

	(c)	Include any additional or changed material information on the plan of distribution.

2.

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the Offering.

4.

For determining liability of the undersigned Registrant under the Securities Act to any purchaser in the initial distribution of the securities, that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

	(a)	Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

	(b)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(c)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

	(d)	Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

For the purposes of determining liability under the Securities Act for any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Henderson, State of Nevada, on October 25, 2006.

SEARCHLIGHT MINERALS CORP.

By:	/s/ Ian R. McNeil
IAN R. McNEIL
President and Chief Executive Officer
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this amended Form SB-2 Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Ian R. McNeil	Chief Executive Officer, President	October 25, 2006
IAN R. McNEIL	and Director
(Principal Executive Officer)

/s/ Carl S. Ager	Secretary, Treasurer	October 25, 2006
CARL S. AGER	and Director

/s/ Melvin L. Williams	Chief Financial Officer	October 25, 2006
MELVIN L. WILLIAMS	(Principal Accounting Officer)

/s/ K. Ian Matheson	Director	October 25, 2006
K. IAN MATHESON

/s/ Robert D. McDougal	Director	October 25, 2006
ROBERT D. McDOUGAL